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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549



                                   FORM 10 - 12G/A
                                  AMENDMENT NUMBER 7




              AMENDMENT TO GENERAL FORM FOR REGISTRATION OF SECURITIES PURSUANT TO SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934



                              SEC FILE NUMBER 000-06181



                                 J.C. NICHOLS COMPANY
                (Exact name of registrant as specified in its charter)

         Missouri                                               44-0371610
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                             Identification No.)


310 Ward Parkway, Kansas City, Missouri                              64112
(Address of principal executive offices)                           (Zip Code)

Registrant's telephone number, including area code:  (816) 561-3456

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, par value $0.01 per share.

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                                  TABLE OF CONTENTS

                                                                       PAGE NO.

ITEM 1.  BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

ITEM 2.  FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . .   13

ITEM 3.  PROPERTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
         DIRECTORS AND MANAGEMENT. . . . . . . . . . . . . . . . . . . . .   34

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY . . . . . . . . .   36

ITEM 6.  EXECUTIVE COMPENSATION. . . . . . . . . . . . . . . . . . . . . .   38

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS. . . . . . . . . .   40

ITEM 8.  LEGAL PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . . .   41

ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
         COMMON EQUITY AND RELATED STOCKHOLDER MATTERS . . . . . . . . . .   43

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES . . . . . . . . . . . . .   44

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED . . . . .   44

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS . . . . . . . . . . . .   47

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA . . . . . . . . . . .   47

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
         FINANCIAL DISCLOSURE . . . . . . .. . . . . . . . . . . . . . . .   48

ITEM 15. EXHIBITS, CONSOLIDATED FINANCIAL STATEMENTS,
         AND FINANCIAL STATEMENT SCHEDULES . . . . . . . . . . . . . . . .   48

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    THE COMPANY COMPLETED AN 80-TO-1 STOCK SPLIT IN MAY 1996. ALL SHARE
AND PER SHARE INFORMATION CONTAINED HEREIN AND IN THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO HAS BEEN ADJUSTED TO REFLECT THE IMPACT OF THE STOCK SPLIT UNLESS OTHERWISE INDICATED.


    IN JANUARY 1997 THE COMPANY REPURCHASED 948,880 SHARES OF ITS COMMON STOCK FROM A MAJOR SHAREHOLDER AND THE J.C. NICHOLS COMPANY EMPLOYEE STOCK OWNERSHIP TRUST TRANSFERRED 54,162 SHARES OF THE COMPANY'S COMMON STOCK TO THE COMPANY IN REPAYMENT OF A LOAN FROM THE COMPANY OF $1,982,307. AS A RESULT, THE COMPANY CURRENTLY HAS 3,849,358 SHARES OF ITS COMMON STOCK OUTSTANDING.


    THIS REGISTRATION STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO FUTURE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN. SOME OF THE IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHER THINGS, CHANGES FROM THE COMPANY'S ANTICIPATED LEVELS OF RENTAL INCOME OR PROPERTY-RELATED EXPENSES, WHETHER DUE TO FUTURE NATIONAL OR REGIONAL ECONOMIC AND COMPETITIVE CONDITIONS, AN ADVERSE TREND IN THE REAL ESTATE MARKETS IN WHICH THE COMPANY OWNS PROPERTIES, LACK OF SUCCESS OF ANY OF THE COMPANY'S DEVELOPMENTS, A LACK OF TENANT ACCEPTANCE OF THE PROPERTIES OF THE COMPANY, CHANGES IN TAX RATES OR INTEREST RATES, OR OTHER UNCERTAINTIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY.

ITEM 1.  BUSINESS

    The J.C. Nichols Company (the "Company" or "JCN") is a real estate operating company engaged in the acquisition, development, ownership, and management of a diversified portfolio of real estate properties, principally located in the Kansas City, Missouri metropolitan area. The Company's real estate development activities were initiated in 1902. The Company was incorporated in Missouri in 1908 and its principal office has been at 310 Ward Parkway, Kansas City, Missouri since July 1930.

    The Company is best known for its development, ownership, and management of the Country Club Plaza area (the "Plaza"), a prestigious shopping, entertainment, and office district of Spanish architecture containing approximately 1,100,000 square feet of retail space (including basement space) and approximately 1,100,000 square feet of office space. The Plaza is surrounded principally by single family residences, condominiums, and upscale apartments, many of which are owned by the Company. The Plaza is generally regarded as the oldest major suburban shopping center in the United States.


    At December 31, 1996, the portfolio of real estate assets of JCN and consolidated subsidiaries included 54 retail, office and industrial properties with over 4.6 million square feet of leasable space, approximately 2,400 residential apartment units, three residential subdivisions under development, and over 1,000 acres of land held for development.



    In addition, the Company owns equity interests in twelve active entities whose holdings are not consolidated with the financial statements of JCN. The largest of these interests relates to property in the Des Moines, Iowa area, which, at December 31, 1996, consisted of approximately 840,000 square feet of office space, 200,000 square feet of industrial space, and 106 acres to be developed.



    Management estimates the Company's real estate holdings had a total fair market value of approximately $514 million at December 31, 1996, including the Company's percentage interest in the real estate holdings of consolidated and unconsolidated subsidiaries, but exclusive of any related liabilities or potential liquidation costs. See Item 3, "Properties" for an explanation of this estimate and the assumptions used in preparing the estimate.


    Senior management of the Company has changed significantly since May 1995. This change occurred as a result of a number of factors described below under "Development of the Business" and in Item 8, "Legal Proceedings." The new management team is focusing on reducing the Company's financial leverage, enhancing the condition and revenue stream of the Company's existing properties, developing

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selected strategic properties, and generally returning the Company to its historically successful mission of creating value for its shareholders through the development, ownership, and management of high quality, diverse real estate properties. Management expects to concentrate primarily on the development, ownership, and management of the retail and residential segments of the real estate industry. See "Description of the Business" in this Item.

    DEVELOPMENT OF THE BUSINESS.

    The Company was founded by Mr. J.C. Nichols, who began developing real estate in the Kansas City area following his return from Harvard University in 1902. Mr. Nichols was captivated by the real estate development theories of landscape architect Frederick Law Olmsted, a designer of New York's Central Park. To pursue these theories, Mr. Nichols formed a syndicate to purchase land for development in 1904 and incorporated the Company as a Missouri corporation on December 8, 1908.


    Mr. J.C. Nichols died in 1950 and management of the Company passed to his son, Miller Nichols, who led the Company until his retirement as Chairman of the Board in July 1988. During the management tenure of Miller Nichols, the Company followed a strategy of completing "Quality of Life" mixed use community developments that combined shopping, recreation (generally golf courses), and upscale residences. From 1950 until the late 1980s (approximating the date of Miller Nichols' retirement), the Company continued its aggressive purchase, development and management of Kansas City area properties, as well as hotels in Chicago and San Francisco. During this period, the Company developed approximately 50 subdivisions, 15 shopping centers, and 30 office buildings and built or acquired over 2,000 apartment units, several hotels, and two industrial parks. Most of these shopping centers and office buildings are still owned by the Company today. Following Miller Nichols' sale of shares to the Company's Employee Stock Ownership Trust and subsequent retirement, the Company's development activities slowed significantly.



    In 1987, a subsidiary of the Company entered into various contracts with the City of St. Petersburg, Florida (the "City") for the redevelopment and construction of certain parking, commercial and retail facilities to be known as Bay Plaza. Due to a delay in significant development activities, the Company ceased capitalization of interest, property taxes, insurance, and other development costs in 1990, and reduced the properties' carrying value by $23.8 million to $3.0 million at December 31, 1994. In November 1995, the Company informed the City that it had ceased plans to develop the properties. In 1996, the Company disposed of certain of the properties and intends to dispose of the remaining properties as soon as practicable. At December 31, 1996, the carrying value of Bay Plaza assets, net of liabilities, was approximately $900,000.



    The Company sold its hotel division in 1989, but retained its leasehold interest in the Raphael Hotel of San Francisco. The underlying lease of the Raphael Hotel of San Francisco expired on September 30, 1996, and was not renewed. In the opinion of management, the impact of this lease expiration is not material to the Company's consolidated financial position or results of operations.



    In 1991, the Company purchased a 5% limited partnership interest in Raphael Hotel Group, L.P, the partnership to which the hotel division was originally sold. At the same time, the Company also purchased a 50% interest in a management agreement for a hotel in Kansas City managed by the limited partnership. That agreement has provided revenues to the Company of approximately $259,000, $259,000 and $304,000 for the years ended December 31, 1996, 1995 and 1994, respectively, and expires in December 1997.


    In 1989, the Company acquired a 50% interest in a joint venture, Kantel, L.P. (the "Venture"), with an affiliate of The Ritz-Carlton Hotel Company (the "Ritz") to convert an existing hotel owned by the Company to a Ritz-Carlton. The Company borrowed $70 million from an unaffiliated entity, Teachers Insurance and Annuity Association of America, on a non-recourse basis using the assets of the hotel as collateral. The Company then advanced funds to the Venture for the conversion. As a result of low


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occupancy, the hotel did not meet expected operating results or cash flows, and, accordingly, the Venture was unable to meet its obligations under the debt and lease agreements. In September 1993, the Company acquired an additional 49% interest in the Venture from the Ritz when the Ritz assigned $7.5 million of mortgage notes to the Company and assigned to the Company its interest in the Venture. The Company paid no amounts for the additional interest in the Venture. The notes acquired by the Company were secured by a second mortgage on improvements to the hotel and subsequently proved worthless.


    On February 22, 1994, the lender foreclosed on the hotel, and the Company was released from its obligations under the non-recourse debt and from its interest payable obligation aggregating approximately $14.1 million which had been accrued through December 31, 1993. In 1994, the Company recognized a gain (net of taxes) of approximately $29.1 million as an extraordinary item related to gain on extinguishment of debt. The transaction also resulted in the reduction of the Company's revenue-producing properties by approximately $23.9 million ($10.6 million, net of accumulated depreciation) and the segregation of $5.6 million and $1.7 million of operating losses in 1993 and 1994, respectively, related to the hotel's operation into a separate classification in the Company's consolidated statements of operations.



    The 5% ownership in Raphael Hotel Group, L.P. and the 50% interest in the hotel management agreement for the Kansas City hotel that expires in 1997, as discussed above, represent the Company's only remaining involvement after December 1996 in either the ownership or management of hotels.


    In 1987, the Company formed an Employee Stock Ownership Trust ("ESOT"). In 1988, the ESOT purchased 133,684 shares (pre-split) of the Company's stock (69% of the then outstanding shares), the majority of which was acquired from descendants of the Company's founder (including Mr. Miller Nichols) and his business associates. These shares were purchased for $98.2 million, with $50.0 million borrowed from an outside source and guaranteed by the Company and $48.2 million borrowed directly by the Company and advanced to the ESOT. At December 31, 1987 (prior to the management transition and ESOT transaction), the Company's interest bearing debt was approximately $198.8 million. By December 31, 1988, the Company's direct and guaranteed interest bearing debt had increased by approximately $129.9 million to $328.7 million, while the Company's assets had increased by $26.3 million, of which $15.0 million were classified as assets related to discontinued operations. In January 1991, the Company effected the retirement of the remaining $45.8 million of the ESOT's debt to outside lenders, although the ESOT remained indebted to the Company.

    In May 1992, a limited partnership (the "Bowser Partnership") controlled by the Company's former president, acquired 125,242 unallocated shares (pre-split) of the Company's common stock from the ESOT for $124.5 million by the assumption of existing principal indebtedness of $94.3 million and accrued interest and other advances of $30.2 million owed by the ESOT to the Company. These shares were later conveyed back to the Company as treasury stock and the debt to the Company extinguished as a part of the settlement agreement (the "Settlement Agreement") referred to in Item 8, "Legal Proceedings."

    In late 1994, various shareholders attempted to restructure the Company and the Company's shares were the subject of various purchase offers. The then current management and board of directors did not accept any of these offers. Concurrently, as a result of certain transactions occurring among JCN, former executive officers, the ESOT, and others, JCN became involved in various legal actions as plaintiff and defendant. In May 1995, the long time chief executive officer and chief financial officer each resigned. In addition, by virtue of certain directors resigning, others not standing for re-election, appointment of new directors to the Board, and election of new directors by the shareholders at the Company's December 13, 1995 annual meeting, a majority of the Company's directors, following the meeting, were new to the Board.

    As a result of the litigation and certain transactions among JCN, former executive officers, the ESOT, and others, JCN and other parties entered into the Settlement Agreement. The result of the litigation and this agreement was the installation of a new management team, the conveyance to the Company from the Bowser Partnership of 125,242 shares (pre-split) of the Company's common stock (approximately 64%


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of the then outstanding shares) as treasury stock in exchange for extinguishment of a $94.3 million note receivable and accrued interest and advances thereon, and the rescinding and unwinding of several transactions and conveyances involving the exchange of properties and stock as described in the Settlement Agreement. See Item 8, "Legal Proceedings" for a detailed explanation of the Settlement Agreement.



    Following this settlement, the new management team is initially focusing on reducing the Company's financial leverage, enhancing the condition and revenue stream of the Company's existing properties, developing selected strategic properties and generally returning the Company to its historically successful mission of creating value for its shareholders through the aggressive ownership, management and development of high quality, diverse real estate properties. Management expects to concentrate primarily on the development, ownership, and management of the retail and residential segments of the real estate industry. Management expects to accomplish the foregoing goals by improving the efficiency of its operations by establishing performance benchmarks and streamlining current operations, by using positive cash flow from operations and cash on hand to pay down existing mortgage indebtedness, by refinancing existing mortgage indebtedness when favorable market opportunities permit, and by identifying strategic opportunities for additional development. See "Description of the Business" in this Item.


    DESCRIPTION OF THE BUSINESS.

    JCN is a diversified real estate operating company engaged in the acquisition, development, ownership, and management of income producing properties located primarily in the Kansas City, Missouri metropolitan area. These properties include retail centers, apartments, office buildings, industrial properties, and mixed-use projects. The Company is also engaged in the development and sale of land for residential and commercial use.


    At December 31, 1996, JCN and consolidated subsidiaries owned 18 retail centers consisting of approximately 2,600,000 square feet of retail space occupied by approximately 470 tenants, 14 apartment communities (including a majority interest in a partnership owning a Des Moines, Iowa area apartment complex) representing approximately 2,400 residential apartment units, 34 office properties (including majority interests in partnerships owning seven Des Moines, Iowa area office buildings) consisting of approximately 1,629,000 square feet of office space occupied by over 500 tenants, two industrial and warehouse properties consisting of approximately 337,000 square feet of space occupied by approximately 51 tenants, three developments containing approximately 252 lots available for sale, and over 1,000 acres available for residential and commercial development, as well as complete or partial ownership in several other minor properties. JCN also owns 12 unsold units in its Alameda Towers condominium project, and continues to own assets now held for sale which are a part of the Company's discontinued Bay Plaza project in St. Petersburg, Florida. In the opinion of management, all of the properties of the Company and its consolidated and unconsolidated subsidiaries are adequately insured.



    The Company owns an equity interest in twelve active entities whose holdings are not consolidated with the financial statements of JCN. The largest of these holdings are the Company's approximately 50% interest in six partnerships in the Des Moines, Iowa area. At December 31, 1996, these partnerships owned twelve buildings containing approximately 840,000 square feet of offices, 200,000 square feet of industrial space and 106 acres to be developed. The 106 acres are located in three separate developments in the Des Moines, Iowa area. Seventy-one acres are owned by Dallas County Partners, a general partnership, and are planned for development as an office complex with related retail development and, perhaps, a hotel. Approximately 85,000 square feet of speculative office space was started and completed in 1996 and, when that space is significantly leased, additional office space will be constructed. Approximately 15 acres are held by Fountain III, a general partnership, and are also planned for office and related retail development. The partnership started construction of the necessary infrastructure and expects within the next three years to build approximately 60,000 square feet of restaurant and retail space suitable for an office development. Approximately 12 acres are owned by Meredith Drive Associates, L.P., a limited partnership. Management of the Company expects such property to be developed within three to five years as an industrial park. The remaining 8 acres are owned by Dallas County Partners II, a general partnership, and are planned for office development upon the exercise of an option by the sole tenant of the adjacent office building. One of the Company's twelve partnership interests is a 40% interest in J.C. Nichols Real Estate, a residential sales and brokerage business. J.C. Nichols Real Estate also has an interest in an entity which owns a mortgage origination company.



    Management estimates that the Company's real estate holdings had a total fair market value of approximately $514 million at December 31, 1996, as compared to a $233 million depreciated cost basis (including the Company's percentage interest in the real estate holdings of consolidated and unconsolidated subsidiaries, but exclusive of any related liabilities or potential liquidation costs). Of the estimated $514 million of real estate value held by the Company, approximately $172 million is in retail properties, $103 million is in office and industrial properties, $81 million is in apartments, $78 million is in its Iowa investments, $57 million is in land awaiting sale or development and $23 million is in other miscellaneous real estate assets of the Company. See Item 3, "Properties," for an explanation of these estimates and the assumptions used in their preparation.



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    For the years 1994, 1995, and 1996, the Company derived approximately
$75.0 million (79.6%), $79.8 million (80.4%), and $79.9 million (60.2%), respectively, of its consolidated revenues from rental income and $10.7 million (11.4%), $6.0 million (6.1%) and $6.6 million (5.0%) from property sales.


    RETAIL PROPERTIES.


    The Company owns and manages 18 retail centers consisting of approximately 2,600,000 square feet of retail space, of which approximately 1,100,000 square feet (42%) is located in the Plaza (including basement space) and the balance is in suburban shopping centers. The Company's retail properties are leased to approximately 470 tenants and management does not believe the Company is dependent upon any single tenant. Management estimates the fair market value of its retail properties was approximately $172 million at December 31, 1996. Consolidated rental income from these properties was approximately $25.2 million in 1994, $27.4 million in 1995 and $29.2 million in 1996.


    The Plaza is a mixed-use area of Spanish architecture composed of upscale specialty stores (such as Halls, Saks Fifth Avenue, Williams-Sonoma, Talbots, Brooks Brothers, and Eddie Bauer), restaurants, art galleries, and two movie theaters containing a total of seven screens. The shopping and entertainment area is bordered on its south side by a contained waterway, Brush Creek, and surrounded principally by single family residences, condominiums, and upscale apartments, many of which are owned by the Company. Development of the Plaza began in 1922, and it is regarded as one of the oldest suburban shopping centers in the United States. In 1993, the Plaza received the Urban Land Institute Heritage Award for Excellence, in only its second presentation, the first being to Rockefeller Center in New York City. In 1994, the Plaza received a special award for Shopping Center Excellence at the International Property Market in Cannes, France.

    The Company's suburban shopping centers are generally located in relatively affluent areas and contain a mix of grocery stores, local department stores, restaurants, and smaller shops. The average retail tenant, including both Plaza and suburban centers, leases approximately 5,000 square feet. Rents at both the Plaza and suburban centers typically include minimum annual rents, contingent rentals based on a percentage of the lessee's sales, and, in many instances, the tenant's proportionate share of real estate taxes, insurance, and maintenance. These leases generally have a term of three to five years, or longer in the case of most major tenants.

    The Company's services related to its retail properties include initial market and consumer research, evaluating tenant mix and consumer demographics, identifying potential tenants, negotiating lease terms, renovating and expanding its retail properties, and the ongoing management of those properties. Management believes that managing the Company's properties enables the Company to better control operating expenses and establish long-term relationships with its retail tenants.


    Over the last five years, the Company's retail properties, particularly the Plaza, have reflected national trends in retailing with a changing mix of operations. For example, in 1991 the Company signed a number of new tenants for the Plaza such as the Jayne Gallery, the Body Shop, Circle Gallery and KC Masterpiece BBQ. In that same year, the retailing division of Hallmark Cards made the decision to close its women's clothing store, Swansons, and combine its operation with Halls, the division's larger specialty store in the Plaza. The majority of the space vacated by Swansons was leased promptly to another upscale clothing store. The remainder of the space has been leased to The Cheesecake Factory, which commenced operations in the last quarter of 1996. In 1992, Woolf Brothers, an upscale clothing store that had maintained a store in Kansas City continuously since 1927, announced the closing of its Plaza store, among other of its store closings. The Company quickly replaced it with one of the country's largest premier Eddie Bauer stores.


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    An older Dillard's store closed in 1993 and the majority of the space was quickly leased to Barnes and Noble for a major book store. Also in 1993, many of the Plaza's restaurants were remodeled and older style restaurants replaced with newer ones. Existing properties performed well in 1994 and important new tenants such as FAO Schwarz were brought to the Plaza.



    The retail industry met with mixed performance in 1996, as certain retail types performed better than others and the continuing difficulties of major retailers emphasized the competitiveness within the retail environment. While the overall retail vacancy rate in the Kansas City market was approximately 10%, as compared to the national average of 8.7%, the Company maintained a vacancy rate of approximately 3% in the retail division.



    Several new leases were signed in 1995 with local and national retailers such as The Cheesecake Factory. Also, late in 1995 construction began on a new building located on the Plaza's central parking lot which is now home for The Great Train Store and the Store of Knowledge, a store affiliated with public television. In 1996, the Company signed leases with new tenants such as Canyon Cafe, Barami, Speedo, Baby Gap and April Cornell. Several long-time tenants expanded or relocated to larger spaces including Williams Sonoma, Diebels, Maxim's and Superlatives.


    Management believes the "repositioning" of the Company's tenant mix is critical and niche marketing will be necessary to move with the changing demographics of an aging society. These changes require retailers to re-merchandise to meet the makeup of local submarkets. Management believes the Company, by virtue of its first-hand knowledge of growth patterns and local economics in the Kansas City market, is especially well positioned to assist retailers as they work to meet the needs of the changing Midwest market place.

    Management intends to increase the value of the Company's portfolio of retail income producing properties by increasing revenues from existing properties through improved tenant mix, improved tenant relations and communication, completion of deferred maintenance, and improved services to tenants from its team of experienced management and service personnel. In 1997, the primary emphasis has been and will continue to be on improving the performance of the Company's existing properties. Specifically, management expects to increase revenues from the Company's retail properties division by focusing on the following:

         -    Expanding and renovating retail properties
         -    Increasing minimum rents for new and existing leases
         -    Negotiating contractual rent escalations


    The Company seeks to require tenants to pay 100% of their pro rata share of operating expenses, real estate taxes, and promotional expenses in addition to an administrative charge. Currently, approximately 80% of the Company's retail leases require tenants to pay their pro rata share of such expenses.
In order to reduce the risk of certain operating expense increases to the Company, the Company has a goal of attempting to convert, upon expiration or termination, the approximately 20% of retail leases which do not now share expenses pro rata. The Company anticipates completion of this conversion when possible over the next five to ten years.



    In the past, the Company has developed suburban retail centers primarily for ownership. No significant suburban retail center developments are now underway.


    In the future, the Company will seek to take advantage of opportunities to develop or acquire additional retail properties both on the Plaza and in suburban areas.


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    OFFICE AND INDUSTRIAL PROPERTIES.


    At December 31, 1996, JCN and its consolidated subsidiaries, including certain consolidated partnerships in the Des Moines, Iowa area, owned and managed 34 office properties containing approximately 1,629,000 square feet. The largest portion of this space, approximately 700,000 square feet (43%), is located in the Plaza area of Kansas City, with the balance located in suburban Kansas City and the Des Moines area. Consolidated rental income from the Company's office and industrial properties division was $26.2 million in 1994, $27.9 million in 1995 and $26.8 million in 1996.



    In addition to the Company's consolidated office properties, the Company owns an equity interest in entities whose office holdings are not consolidated with the financial statements of JCN. These holdings include twelve buildings containing approximately 840,000 square feet of office space in the Des Moines, Iowa area and two buildings in the Plaza area of Kansas City, containing approximately 400,000 square feet of office space.



    The Company leases the majority of its space to smaller tenants, although it has entered into a long term lease for 175,000 square feet with a major tenant. At December 31, 1996, the average lease for the Company's over 500 office tenants in the Kansas City area was approximately 2600 square feet.



    Office rental rates in the Kansas City area ranked in the bottom third of rates nationwide during 1996. Vacancy rates, however, are slightly lower than the national average. According to Valuation International, an independent valuation source, the Kansas City metropolitan area experienced office occupancy rates of approximately 89% during 1996. Occupancy rates for the Company's Kansas City area office properties were 90% in 1994, 89% in 1995 and 92% in 1996. During 1996, occupancy rates for the Company's Plaza properties were 96% and for its suburban properties were 83%. Approximately 61% of the Company's suburban vacancy rate was due to one building which was vacant during 1996.
This building was fully leased in the first quarter of 1997.



    At December 31, 1996, the Company owned two industrial properties containing approximately 337,000 square feet, 99% of which was occupied by 51 tenants. During the fourth quarter of 1996, the Company sold a 42,000 square foot industrial property. The Company's industrial properties generated consolidated revenues of approximately $2.1 million in 1994, $1.9 million in 1995 and $2.1 million in 1996. The Company also has an interest in an unconsolidated partnership in the Des Moines, Iowa area, which owns an industrial property containing 200,000 square feet.



    The Company's office and industrial properties contribute positive cash flows to the Company. However, primarily due to the recurring nature of capital contributions required for tenant finish and the relatively low rental rates in the Kansas City market, not all of the Company's office properties are meeting management's return objective of at least 10% on existing properties. Management is evaluating each of its office properties with the goal of improving its return. If management determines that a property is unlikely to meet its return objectives or does not fit within its long term strategy, it will consider its options, including disposal, for that property.


    APARTMENTS.


    At December 31, 1996, JCN and consolidated subsidiaries owned and managed 14 apartment communities with 2,437 units. These units experienced occupancy of approximately 98% in 1994, 96% in 1995 and 98% in 1996. During 1995, 26 units near the Plaza were razed to make way for additional surface parking. Consolidated revenue from the Company's apartments was $17.7 million in 1994, $18.6 million in 1995 and $19.6 million in 1996.

    The Company seeks to distinguish itself by providing high quality customer service to both prospective and existing residents by training and motivating its management teams to surpass industry standards in all areas. In an effort to give the Company's properties an advantage over their competition, close attention is paid to marketing requirements such as drive-by appeal, physical appearance, signage, clubhouse amenities, model apartments and brochures. As a result of this focus on service and appearance, the Company believes that its resident retention rate is higher than industry averages and, as a result, turnover and capital improvement costs are lower.


    During past years, the market for the Company's apartment units has been strong, although there has been some pressure in recent years from newer suburban units. The strength of the Kansas City area market is confirmed by a recent survey presented by a major real estate valuation and consulting firm, which indicated 1996 apartment vacancy rates in the Kansas City area market of approximately 5%. As market occupancies exceed 95%, there is an upward pressure on rental rates that typically grows faster than the median income levels. The Company attempts to balance rent increases with high occupancy and controlled turnover costs. The Company believes that its customer service program allows for increases in market rental rates while maintaining lower overall resident turnover.



    The Company is currently seeking to expand its apartment operations and looking for opportunities to buy or develop new apartments. The Company has proposed plans to develop a new residential community ("Kirkwood Circle") on approximately 10 acres it owns near the Plaza. All plans related to the Kirkwood Circle project are subject to approval of tax increment financing currently being sought by the Company. Accordingly, the Company has not yet proposed a definite schedule for the Kirkwood Circle project or selected the means of providing additional financing that will be required. The Company's tax increment financing is described further in Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview.


    The Company generally will seek to acquire or develop multifamily properties that are similar to those in its existing portfolio and are (i) no more than ten years old at the time of acquisition; (ii) strategically located in the Company's market; (iii) capable of enhanced performance through intensive management and cosmetic improvements; and (iv) capable of producing a high component of anticipated total return derived from current income. In connection with its acquisition and development of multifamily properties, the Company will consider such factors as: (i) the geographic location and type of property; (ii) the age, construction quality and cost, condition, and design of the property; (iii) the current and projected cash flow of the property and the ability to increase cash flow; (iv) the potential for capital appreciation of the property; (v) the terms of tenant leases, including the potential for rent increases; (vi) the potential for economic growth and the tax and regulatory environment in the area in which the property is located; (vii) the occupancy and demand by tenants for properties of similar type in the vicinity; and (viii) the prospects for liquidity through sale, financing, or refinancing of the property.

    RESIDENTIAL PROPERTIES.


    At December 31, 1996, the Company had three residential subdivisions ("Woodsonia," "Green Meadows," and "White Horse") under development with approximately 200 lots platted for sale and over 500 acres yet to be developed. All of the subdivisions are within the Kansas City metropolitan area. The Company sold 138 lots in 1994, 101 lots in 1995 and 78 lots in 1996. Revenues from sales of lots were $4.6 million in 1994, $3.5 million in 1995 and $2.8 million in 1996.


    The Company acquires land periodically in order to provide an adequate and optimally located supply for its residential subdivisions. In evaluating possible opportunities to acquire land, the Company considers such factors as the feasibility of development, proximity to developed areas, population growth patterns, customer preferences, estimated cost of development, and availability and cost of financing.

    The Company engages in many phases of development activity, including land and site planning, obtaining environmental and other regulatory approvals, and contracting for the construction of roads, sewer, water, and drainage facilities, recreation facilities, and other amenities.

    The Company agreed to sell the 812 acre residential portion of its Lionsgate property in 1994, while keeping 88 acres for the future development of offices and a shopping center. Management remains committed to quality developments and dedicated to planned communities and will continue to consider the purchase of additional land for future development of planned communities.

    The Company also continues to market the 12 remaining condominium units in its upscale Alameda Towers project. The project was completed and sales commenced in September 1989. The project was originally conceived as having two connected towers with approximately 120 units. However, the Company currently has no plans to complete the second tower. Revenues from sales of condominiums were $5.6 million in 1994, $2.5 million in 1995 and $2.9 million in 1996.


    FUTURE ACQUISITIONS AND DEVELOPMENT.

    Management's objective is to earn a normalized annual cash flow rate of return of at least 10% on new acquisitions of income producing properties and higher rates of return on properties that the Company develops. Management believes that the Company's reputation for quality and its extensive knowledge and thorough understanding of the Kansas City market gives it a distinct advantage in purchasing, developing, and managing properties compared to many other real estate entities operating in the area.

    DEVELOPMENT FOR THIRD PARTIES.

    JCN has in the past engaged in the development of retail, apartment, office, and mixed-use projects primarily for ownership. The activities involved in the development, renovation, and expansion of retail centers and mixed use projects include: initial market and consumer research, land site evaluation and acquisition, public and governmental approval, oversight of project design, cost control, contractor selection and supervision, acquisition of financing, identification of tenants, negotiation of lease terms, negotiation of partnership and other combination agreements, and promoting completed projects. Third parties have requested JCN to consider performing various of these services on their behalf. Management will consider such requests on a case-by-case basis, and the Company may in the future develop properties or provide services on behalf of third parties.

    MANAGEMENT OF PROPERTIES FOR OTHERS.

    JCN also operates and manages six properties in which it does not own a controlling interest. The largest of these is the Plaza West building, a 257,932 square foot office building in which the Company owns a 12.5% interest. The Company also manages the 147,642 square foot Board of Trade building in which the Company owns a 49% interest. The remaining properties managed by the Company, in which the Company has no ownership interest, are primarily residential in nature and generally include communities or projects developed by
the Company.   Management of the Company is considering expanding its third party real estate management services.

    OTHER BUSINESS LINES.

    In addition to owning, operating, and managing real property, JCN, through partnerships and other business combinations, is involved in real estate brokerage services and providing other services incidental to ownership, management, and development of real property. A wholly-owned subsidiary of JCN has a 40% equity interest in J.C. Nichols Real Estate, a residential sales and brokerage business. J.C. Nichols Real Estate also has an interest in an entity which owns a mortgage origination company.

    BUSINESS STRATEGY.

    Management intends to operate the Company as a real estate operating company and, as such, retain the majority of the Company's funds from operations in the business. These funds will be used to reduce indebtedness and to improve and increase the value of the Company's portfolio of revenue-producing properties. The Board of Directors of the Company has not determined if, when, or in what amount future dividends will be declared or paid, but expects that the primary factor in the Company's total return to shareholders will be the increase in the Company's equity value per share.

    Management will strive to increase the equity value of the Company's income producing portfolio by increasing the net operating income from existing properties, increasing the number of properties in its portfolio, and by reducing the amount of debt associated with its existing properties. The number of properties in the Company's portfolio is expected to increase by both the acquisition and development of revenue producing properties, as well as by the acquisition of land for development and resale principally in the Midwest, and predominately in the Kansas City metropolitan area.


    In management's opinion, the Kansas City metropolitan area represents a stable and growing market for the Company's properties. According to Valuation International, during the period 1992-1996, the Kansas City metropolitan area population grew at an annual rate of approximately .9%, 26th among the 50 major metropolitan statistical areas in the United States, while average household income during the period grew at a rate of 2.2%, 27th among this same group of cities.


    Management believes the Company's strategy of enhancing its existing portfolio of properties and focusing initially on acquisitions and developments in Kansas City and surrounding markets allows the Company to best capitalize on its reputation for quality and its employees' in-depth knowledge and experience in those markets. Management also believes that by developing, owning, and managing a diverse portfolio of properties in a relatively small geographic area, it can better control the overall character of the Company's developments and thus create greater value than were it to concentrate on a single type of property over a wider geographic area.


    In management's opinion, the success of this strategy is more appropriately measured by changes in the underlying value of the assets, less related liabilities, than by "Net Income," as defined by generally accepted accounting principles. For this reason, management has estimated the fair market value of the Company's real estate assets at December 31, 1996 and expects to develop similar estimates at subsequent year-end periods. Management may consider involving independent third party appraisers in this process, but has not yet determined the relative cost versus the benefit of doing so.


    COMPETITION.

    Substantially all of the Company's properties are located in the Kansas
City metropolitan area, except those held in its Iowa investment partnerships. The Kansas City market area is a highly competitive one for real estate and real estate services. The Company's retail properties face increasing competition from newer upscale shopping centers, discount shopping centers, outlet malls, catalogues, discount shopping clubs, and telemarketing. All of the Company's retail properties overlap to some degree with the trade area of other shopping centers. Renovations and expansions at existing competing centers as well as the development of new centers in the Company's market area could negatively affect revenues of the Company.

    The Company's office building properties compete for tenants principally with office buildings in the same general geographic location. In many areas where the Company's office buildings are located, there have been new office buildings built and planned office building construction which have and will continue to increase the supply of rentable office space, potentially placing downward pressure on market rental rates.

    With respect to its apartment properties, there are numerous other apartment properties within the market area of each of the Company's properties which could have a material effect on the rental rates charged at the properties, as well as the Company's ability to rent its apartment properties.

    JCN competes directly with developers and other buyers with respect to the acquisition of development sites for retail, office, and apartment development and for financing sources.

    With respect to all of its real estate operations, the Company competes for tenants and property acquisitions with others who may have greater resources than the Company and whose management may have more experience in operating and acquiring properties than the Company's management.

    REGULATION AND LEGISLATION.

    Federal, state, and local statutes and regulations relating to environmental protection have not had a material impact on the businesses of JCN. However, existing properties and future development of other opportunities by JCN may require additional capital and other expenditures in order to comply with such statutes and regulations. It is impossible at this time to predict with any certainty the magnitude of any such expenditures or the long range affect, if any, on JCN's operations. JCN is currently not aware of any material violation of any applicable environmental statute or regulation with respect to any of its properties owned, managed, or held for development.

    The federal government and the states in which JCN operates have adopted handicapped facilities and energy laws and regulations impacting the use and development of real estate. These laws and regulations may operate to reduce the number, attractiveness, and investment potential of properties and developments available to JCN. JCN has reviewed the properties it owns or in which it has an interest to determine the extent and amount of capital expenditures necessary to comply with the aforementioned laws and regulations. These expenditures will be incurred by the Company over the course of the next several years as modifications to such properties are undertaken. The expenditures to be incurred by the Company as a result of such modifications are not expected to be material in any single year.

    GENERAL CONDITIONS.

    General economic conditions and trends, including interest rates, inflation, availability of credit, real estate trends, construction costs, income tax laws, governmental regulations and legislation, increases or decreases in operating expenses, zoning laws, population trends, and the ability of JCN to attract tenants and purchasers for its properties, among other factors, will affect JCN's success.

    Generally, JCN's business and that of the industry is not seasonal in nature.

    RELIANCE ON CUSTOMERS OR TENANTS.

    None of JCN's business segments depends upon a sole customer or tenant or a few customers or tenants, the loss of which would materially adversely effect the business or financial condition of JCN. No single customer or tenant accounts for 5% or more of the consolidated revenues of JCN.

    EMPLOYEES.


    JCN and consolidated subsidiaries directly employed approximately 300 full or part-time employees as of December 31, 1996. Overall, management believes JCN has good employee relations.

    STOCK SPLIT.


    On May 29, 1996, the shareholders of JCN approved a resolution to amend the Articles of Incorporation of JCN to increase from 225,000 to 10,000,000 the number of shares of common stock authorized for issuance by the Company and to decrease the par value per share of common stock from $20.00 to $.01. Additionally, the Board of Directors of JCN approved, in conjunction with such increase in the authorized number of shares and decrease in the par value, an 80-for-1 stock split of the Company's common stock for all issued and outstanding shares not then held in the Company's treasury.


    The increase in the number of shares authorized, decrease in par value, and stock split described above had offsetting effects on the shareholders' equity section of JCN's consolidated balance sheet. The common stock, par value line of the shareholders' equity section of JCN's consolidated balance sheet decreased from $4,500,000 to $100,000, with an offsetting increase in the additional paid in capital line of the consolidated balance sheet from $2,679,000 to $7,079,000.

    Unless otherwise indicated in this Form 10, all references to per share data shall be on a post-stock split basis.

ITEM 2.   FINANCIAL INFORMATION


The following table contains certain selected historical consolidated financial information and is supplemented by the more detailed Consolidated Financial Statements and Notes presented elsewhere in this Registration Statement on Form 10. The selected consolidated financial information has been derived from the Company's audited consolidated financial statements for each of the five consecutive years ended December 31, 1996. The information below should be read in conjunction with the Consolidated Financial Statements and Notes thereto and in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Registration Statement on Form 10.



     The information set forth below for the years 1992 and 1993 is based on the Company's audited financial statements for those years. Note, however, that the Company's prior auditor qualified its report on the financial statements for the years ended December 31, 1993 and 1992 as a result of its inability to obtain sufficient evidence to evaluate whether certain capitalized cost balances for the Company's Bay Plaza assets as of December 31, 1993 and 1992 were in excess of recoverable amounts.


                         SELECTED FINANCIAL INFORMATION
                    (in thousands, except per share amounts)

                                                            AS OF DECEMBER 31,
                                                            ------------------
                                          1996        1995        1994        1993        1992
                                          ----        ----        ----        ----        ----
     BALANCE SHEET DATA:
     -------------------
Total properties                         $220,133   $229,524    $244,105    $239,008    $258,785
Total assets                              320,327    328,695     350,302     362,112     410,897
Mortgage indebtedness                     309,188    326,349     339,881     327,354     400,539
Treasury stock                            117,427    117,427      14,582      23,058      22,306
Total stockholders' equity (deficit)      (28,606)   (36,725)    (25,821)    (31,568)    (29,526)




                                                        YEARS ENDED DECEMBER 31,
                                                        -----------------------
                                          1996        1995        1994        1993        1992
                                          ----        ----        ----        ----        ----
     OPERATING DATA:
     ---------------
Sales and revenues                       $132,628   $ 99,305    $ 94,213    $ 96,204    $112,554
S,G & O expenses                           45,555     46,118      43,203      44,615      46,769
Interest expense                           23,305     27,696      27,049      26,693      33,832
Income (loss) before income taxes
     and extraordinary gain                44,652    (16,498)    (44,698)         26      5,483
Net income (loss)                          27,902    (10,752)    (14,534)        510      3,663
     PER SHARE DATA:
     ---------------
Income (loss) before extraordinary
     gain                                  $ 5.62      $(.74)     $(2.89)       $.04       $.25
Net income (loss)                            5.62       (.74)       (.96)        .04        .25
Dividends                                       0          0         .13         .13        .13
Weighted average common shares
     outstanding (in thousands)             4,968     14,469      15,136      14,408     14,574


As part of the settlement resulting from the 1995 litigation (which is described in Item 8 below), the Company received from the Bowser Partnership 125,242 shares (pre-split) and became obligated to convey 8,500 shares (680,000 shares post-split) of the Company's common stock and $2.0 million cash to the ESOT or to beneficiaries of the ESOT. The receipt by the Company of shares from the Bowser Partnership, which was reflected in the Company's consolidated financial statements in November 1995, significantly reduced the weighted average common shares outstanding for the year ended December 31, 1995 and subsequent periods. The conveyance to the ESOT or the ESOT beneficiaries has not occurred and will not occur until certain related issues are addressed by the Internal Revenue Service (the "IRS"). Conveyance of the 680,000 shares of the Company's common stock will result in a decrease in stockholders' deficit of $11.1 million, which, together with the $2.0 million cash contribution to be made, have already been reflected as expenses in the Company's 1995 consolidated statement of operations and as liabilities in the Company's 1995 and 1996 consolidated balance sheets. The following table provides pro-forma data for the years ended December 31, 1996 and 1995, had the conveyance occurred on December 31, 1995:


                        PRO FORMA FOR CONVEYANCE TO ESOT
                        --------------------------------

                                        YEAR ENDED              YEAR ENDED
                                     DECEMBER 31, 1996        DECEMBER 31, 1995
                                     -----------------        -----------------
Weighted average common shares
  outstanding (in thousands)              5,648                     14,469

Net income (loss) (in thousands)         $27,902                   $(10,752)

Net income (loss) per share               $4.94                      $(.74)



                                            AS OF                   AS OF
                                       DECEMBER 31, 1996      DECEMBER 31, 1995
                                       -----------------      -----------------
Total stockholders' equity (deficit)       $(17,556)              $(25,675)
  (in thousands)



See Item 9, "Market Price Of and Dividends on the Registrant's Common Equity and Related Stockholder Matters" for additional Information on the outstanding shares of the Company's common stock.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                         CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The Company's operating results depend primarily upon income from the rental of its retail, office, industrial, and residential properties. This income is substantially influenced by the demand for the Company's rental space in the Kansas City metropolitan area and, to a lesser degree, the Des Moines, Iowa metropolitan area. The ability of the Company to increase its rental income is dependent upon its ability to increase either or both of its occupancy rates and rental rates, control expenses on its existing properties, and to acquire or develop additional rental properties.

    The Company's operating results are also dependent on the demand for lots in its residential subdivisions. Demand for these lots is influenced by a number of factors, including population growth in the Kansas City metropolitan area, availability of existing housing stock, interest rates, tax rates, and the number and financial health of home builders in the area.

    The Company's primary markets in the Midwest have continued to offer strong and stable local economies. Management believes this will continue and the markets will offer attractive acquisition and development opportunities because of their central location, established business and industrial base, skilled work force, and moderate labor cost.

    At December 31, 1996, the occupancy rate for the Company's retail properties was 97.4%, 96.3% for its Plaza office properties and 82.5% for its suburban office properties (the lower percentage due principally to one vacant property which was fully leased in the first quarter of 1997), 98.6% for its industrial properties and 98.4% for its multi-family residential properties.

    On December 19, 1996, the Company announced a comprehensive plan to redevelop areas on and around the Plaza. The proposed $240 million redevelopment includes 780,000 square feet of new construction on the Plaza, rehabilitation of 180,000 square feet of existing structures on the Plaza, and the addition of 350 residential apartment units near the Plaza. The proposal also includes construction of 3,965 parking spaces and $5 million of public amenities on the Plaza. The Company filed on December 20, 1996 an application with the Tax Increment Financing Commission of Kansas City seeking to use funds generated from tax increment financing to fund approximately 25% of the proposed redevelopment. The plan is to be executed over the next ten years and is contingent on market demand and approval of the tax increment financing sought by the Company. Accordingly, the Company has not yet identified the source or sources of funds to be provided by it to fund the proposed redevelopment plan.

    Prior to 1995, the Company typically declared and paid an annual cash dividend of $10.00 on each share of its common stock ($.125 per share post-split). No dividend was declared on common stock in 1995 or 1996.



                                RESULTS OF OPERATIONS

    Following is a summary of the Company's sales and revenues, costs and expenses and net income (loss) for each of the three years ended December 31, 1996, 1995 and 1994.




                                                            SALES AND REVENUES ($000)
                                                            -------------------------


For the Years Ended December 31,                     1996           1995           1994
-------------------------------------------------------------------------------------------

Rents                                             $  79,878      $  79,818      $  74,973

Property sales                                        6,623          6,047         10,694

Commissions and fees                                  1,232          1,459          1,862

Dividends and interest                                4,634          4,806          4,053

Gains on sale of investments and other assets        34,867          5,711            727

Other                                                 5,394          1,464          1,904
                                                  ----------------------------------------

    Total sales and revenues                      $ 132,628      $  99,305      $  94,213
                                                  ----------------------------------------
                                                  ----------------------------------------



                                                             COSTS AND EXPENSES ($000)
                                                             -------------------------

For the Years Ended December 31,                     1996           1995           1994
-------------------------------------------------------------------------------------------

Selling, general, and operating expenses          $  45,555      $  46,118      $  43,203

Cost of property sales                                5,162          3,944          8,822

Interest                                             23,305         27,696         27,049

Depreciation and amortization                        13,954         14,355         18,488

ESOT contribution                                         -          1,787              -

Valuation allowances                                      -          2,350         39,699

Litigation settlement                                     -         19,553              -

Net operations of property subject to debt
 extinguishment                                           -              -          1,650
                                                  ----------------------------------------

      Total costs and expenses                    $  87,976      $ 115,803      $ 138,911
                                                  ----------------------------------------
                                                  ----------------------------------------



                                                             NET INCOME (LOSS) ($000)

For the Years Ended December 31,                     1996           1995           1994
-------------------------------------------------------------------------------------------


Income (loss) before extraordinary item           $  27,902    $  (10,752)    $  (43,670)

Extraordinary gain, net of tax                            -              -         29,136
                                                  ----------------------------------------
Net income (loss)                                 $  27,902    $  (10,752)    $  (14,534)
                                                  ----------------------------------------
                                                  ----------------------------------------


COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER 31, 1995

SUMMARY. Net income increased by $38.7 million in 1996 from a net loss of $10.8 million in 1995 to net income of $27.9 million primarily as a result of the gains from disposition of the Company's marketable equity securities portfolio, the absence of litigation settlement expense in 1996, increased other income, and lower interest expense.

RENTS. Rental income increased by $60,000 to $79.9 million in 1996. This increase occurred even though one of the Company's larger office buildings was substantially vacant during the first half of 1996 while the Company made significant tenant improvements for a new tenant that is now leasing all of the vacant space in that building. This vacancy resulted in a $1.8 million reduction in rental income in 1996. Rental income from the Company's leasehold interest in the Raphael Hotel of San Francisco decreased by $489,000 due to the expiration of the underlying lease. As a result of apartment properties obtained pursuant to the Settlement Agreement, rental income increased by approximately $700,000 in 1996. The remainder of the $1.6 million increase is due primarily to $200,000 of certain nonrecurring items and $1.4 million in improved rents on the Company's office, retail, and apartment properties.

PROPERTY SALES.    Property sales primarily represent sales of residential lots in subdivisions developed by the Company, sales of condominiums in the Alameda Towers project, and sales of villas in the Corinth Place Villas project. Property sales increased by $576,000 (9.5%) to $6.6 million in 1996 and included lot sales of $2.8 million, condominium sales of $2.9 million, and villa sales of approximately $945,000. Property sales of $6.0 million in 1995 included $3.5 million of lot sales and condominium sales of $2.5 million.

DIVIDENDS AND INTEREST. Dividends are received on marketable equity securities held by the Company for investment purposes. Interest income is received on the Company's cash balances held in banks and on notes receivable. Interest income fluctuates with interest rates, the level of the Company's excess cash, and the level of notes receivable. The Company experienced no significant change in dividends and interest in 1996 as compared to 1995.

GAINS ON SALES OF INVESTMENTS AND OTHER ASSETS. Gains on sales of investments and other assets represent gains associated with the sales of revenue-producing properties, property held for future development, marketable equity securities, and other assets used in the business. These gains fluctuate with the volume of asset dispositions and the magnitude of the difference between sales proceeds and carrying value. In early 1996, the Company liquidated for $38.6 million its entire investment in marketable equity securities held at December 31, 1995, recognizing a pre-tax gain of approximately $33.0 million. Additionally, in 1996, the Company sold two industrial properties recognizing a pre-tax gain of approximately $1.6 million.

OTHER. Other includes equity in earnings of unconsolidated affiliates and other miscellaneous revenues. Other increased by $3.9 million in 1996 to $5.4 million. This increase resulted primarily from a $4.6 million payment received from the Company's prior auditor, Deloitte & Touche LLP, pursuant to the Resolution Agreement described in Item 8 below. The Company incurred related legal expenses totaling approximately $900,000 and reserved approximately $500,000 for potential subrogation claims, to reduce to $3.2 million the amount of income recognized by the Company as a result of such payment. The payment received by the Company under the Resolution Agreement has prompted the two insurance companies that provided officer and director liability insurance to the Company and participated in payments made pursuant to the Settlement Agreement to threaten a subrogation claim against the Company. If the insurance companies were to pursue and prevail on the subrogation claims, the Company may be obligated to pay to them as much as $3.7 million of the amount received from its prior auditor. Furthermore, in the Resolution Agreement the Company agreed to indemnify its prior auditor and various affiliates and related persons thereof, in an amount up to $2.5 million, from a broad range of losses and claims that may be incurred by such prior auditor as a result of its relationship with the Company. See, Item 8, "Legal Proceedings." However, management of the Company currently believes the occurrence of a material reduction to the $3.2 million in recognized income is remote. In addition, the Company received approximately $378,000 as a result of a claim it filed in the National Gypsum bankruptcy proceeding now pending in the United States Bankruptcy Court. The Company has received notice that it may receive an additional $800,000 in satisfaction of such claim. The actual amount and date of any such payment is uncertain and therefore will not be recorded until received. See, Item 8, "Legal
Proceedings."   Earnings from the Company's investment in J.C. Nichols Real
Estate, an unconsolidated affiliate engaged in residential brokerage services, increased by $255,000 in 1996 as a result of a record year in its sales volume and net income.

SELLING, GENERAL, AND OPERATING EXPENSES. Selling, general, and operating expenses (S,G, & O) represent the expenses directly associated with operating the Company's real estate assets and expenses that are considered to be overhead. These expenses decreased by $563,000 (1.2%) to $45.6 million in 1996, principally due to a decline of $2.3 million in operating expenses of the discontinued Bay Plaza project, a decline of $827,000 in expenses related to the operation of the Raphael Hotel of San Francisco due to the expiration of the underlying lease, and the absence of $400,000 of nonrecurring items.
 These reductions were partially offset by additional costs of $1.4 million incurred to secure a new management team, and additional operating expenses of $255,000 related to apartment properties obtained in the Settlement Agreement. The remainder of the $1.3 million increase over 1995 is due primarily to increased overhead (primarily legal and professional fees) and property operating costs.

COST OF PROPERTY SALES. Cost of property sales represents the Company's cost basis in residential lots, condominium units, and villas sold during the year. The cost of property sales is a function of the number of lots, condominium units, and villas sold and their underlying cost basis. Cost of property sales increased by $1.2 million (30.9%) in 1996 to $5.2 million. Of this $1.2 million increase, the cost of condominium sales increased by $952,000, the cost of lots sold decreased by approximately $657,000, and the cost of villa sales increased by approximately $923,000. The gross margin percentage on lot sales was 40% in
1996 as compared to 33% in 1995.   The increase in gross margin percentage on
lot sales in 1996 resulted from a change in sales mix, as 1996 sales contained a larger percentage of sales from higher margin subdivisions. The gross margin percentage on condominium sales was 11% in 1996, as compared to 37% in 1995. The decrease in gross margin percentage on condominium sales in 1996 resulted from the Company incurring greater finishing costs on condominium sales in 1996 than in 1995. The gross margin percentage on villa sales in 1996 was approximately 2%.

INTEREST EXPENSE. Fluctuations in interest expense occur due to the level of the Company's interest bearing indebtedness and the effect changes in interest rates have on the Company's variable rate indebtedness. Interest expense declined by $4.4 million (15.9%) to $23.3 million in 1996. The primary reasons for this decline are the pay-down or pay-off of notes and mortgages during 1996 of approximately $16 million in addition to normal principal amortization, and the restructuring of a mortgage note as discussed in Note 8 to the Company's consolidated financial statements.

DEPRECIATION AND AMORTIZATION. Depreciation of the Company's revenue-producing properties is computed using the straight-line method over the estimated useful lives of the assets, generally seven to thirty-one years. Depreciation expense fluctuates to some degree as properties are bought and sold. In addition, certain financing charges and certain lease related costs are amortized over the term of the associated loan or lease as applicable. The Company experienced no significant change in depreciation and amortization in 1996 as compared to 1995.

EMPLOYEE STOCK OWNERSHIP TRUST CONTRIBUTION. The Company maintains an ESOT to which it has the right to make annual contributions in amounts determined by the Board of Directors. The Company made no contributions during 1996.

VALUATION ALLOWANCES. The Company's assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset is in excess of its net realizable value. If the carrying value of an asset is determined, in the opinion of management, to be in excess of its net realizable value, a charge to expense is recognized in the form of a valuation allowance. No valuation allowances were recorded in 1996.

LITIGATION SETTLEMENT. In 1995, the Company recorded a one time charge of $19.6 million as "Litigation Settlement" in its consolidated statement of operations as a result of the Settlement Agreement. The circumstances leading to and the impact of the Settlement Agreement are described in Item 8, "Legal Proceedings" below and in Note 15 "Litigation and Settlements" of the Company's consolidated financial statements.

TAX CLAIM. As discussed in Note 10 to the Company's consolidated financial statements, the Company has proposed to the Internal Revenue Service (IRS) adjustments to the Company's Federal income tax returns in order to claim $92 million of bad debt and accrued interest losses arising from a note receivable to the Company from a limited partnership owned in part by the Company's former president. This claim could have a material positive effect on the financial condition of the Company. The IRS may reject all or a portion of such proposed adjustments, and there is no assurance the Company will ultimately prevail on all or any portion of its claimed losses. Accordingly, the Company may not receive all or any portion of the benefits that result from such claimed losses.

    Management of the Company has been advised by counsel that such counsel believes the claim to be valid. Preliminary discussions with respect to the Company's proposal to claim the losses have been held with representatives of the IRS, who are conducting an examination of the Company's returns for the years 1989 through 1995.

    To the extent allowed, the loss would be used first to file for a refund of taxes paid previously after offsetting deficiencies that may be proposed by the IRS in connection with its examination (the Company believes it has previously provided sufficient tax reserves for financial reporting purposes to cover any such deficiencies); second, the balance remaining, if any, could be used to offset the recognition of gains in future years that had occurred but were unrecognized prior to a "change in control," as defined in Section 382 of the Internal Revenue Code; and finally, after such offset, any remaining amount may be available annually to reduce other taxable income, subject to limitations set forth in Section 382.

    Consistent with the requirements of generally accepted accounting principles, none of this potential impact is reflected in the Company's consolidated financial statements due to its uncertainty.

COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO YEAR ENDED DECEMBER 31, 1994

SUMMARY. The net loss from continuing operations, before extraordinary items, decreased by $32.9 million in 1995 from $43.7 million in 1994 to $10.8 million principally due to increased rental income and gains on sale of investments and other assets, decreased depreciation and amortization expense, and decreased valuation allowances. These reductions to the net loss from continuing operations, before extraordinary items were partially offset by increased selling, general, and operating expenses and litigation settlement expenses.

RENTS. Rental income increased by $4.8 million (6.5%) to $79.8 million in 1995 due principally to increases in the occupancy and rental rates for the Company's retail properties and increased rental income of approximately $2.2 million associated with having a full year of operations in 1995 for an office property that was acquired in late 1994. Retail occupancy increased from 88% in 1994 to 97% in 1995, while office occupancy rates declined slightly to 89% in 1995 from 90% in 1994. The Company's rental income from apartments increased by 5.1% in 1995 to $18.6 million from $17.7 million in 1994. Contingent rental income, or percentage rents, remained flat from 1995 to 1994 at approximately $4.2 million.

PROPERTY SALES. Property sales decreased by $4.7 million (43.5%) to $6.0 million in 1995. Property sales of $6.0 million in 1995 included lot sales of $3.5 million and condominium sales of $2.5 million. Property sales of $10.7 million in 1994 included lot sales of $4.6 million, condominium sales of $5.6 million, and villa sales of approximately $500,000.

SELLING, GENERAL, AND OPERATING EXPENSES. Selling, general, and operating expenses (S, G & O) increased by $2.9 million (6.7%) from $43.2 million in 1994 to $46.1 million in 1995 due principally to a refund of property taxes of approximately $800,000 received in 1994 and credited against S, G & O, legal and professional fees of approximately $500,000 incurred in 1995 during the transition of management and the board of directors, and additional operating expenses associated with the growth in the portfolio of revenue-producing properties.

COST OF PROPERTY SALES. Cost of property sales decreased by $4.9 million (55.3%) from $8.8 million in 1994 to $3.9 million in 1995. Of this $4.9 million decrease, the cost of condominium sales decreased by $3.4 million, the cost of lots sold decreased by approximately $800,000, and the cost of villa sales decreased by approximately $700,000. The gross margin percentage on lot sales was 33% in 1995 as compared to 31% in 1994. The gross margin percentage on condominium sales was 37% in 1995 as compared to 11% in 1994. The increase in gross margin percentage on condominium sales in 1995 resulted from the Company incurring less finishing cost on condominium sales in 1995 than in 1994.

DEPRECIATION AND AMORTIZATION. In 1995, depreciation and amortization declined by $4.1 million (22.4%) to $14.4 million principally due to a special one time expense in 1994. Until 1994, the Company amortized tenant improvements over their financial reporting or tax lives. In 1994, the Company changed its depreciation of tenant improvements to correspond with the terms of the individual leases. This change in amortization resulted in a more conservative accounting treatment and an increase of approximately $4.0 million in depreciation expense during 1994.

EMPLOYEE STOCK OWNERSHIP TRUST CONTRIBUTION. In 1995, the Company contributed 1,375 shares (or 110,000 post-split shares) of the Company's common stock valued at $1.8 million to the ESOT. The Company made no contributions to the ESOT during 1994.

VALUATION ALLOWANCES. In 1994, the Company recorded a charge of $39.7 million resulting from valuation allowances, principally due to a reduction in carrying value of $23.8 million on the Company's Bay Plaza project, $6.0 million on various notes and accounts receivable of the Company, and $4.6 million on the Company's Alameda Towers condominium project. The Company recorded a charge of $2.3 million in valuation allowances in 1995 principally due to further reductions in carrying value of the Bay Plaza project and various notes and accounts receivable not related to Bay Plaza. See Note 5 in the Company's consolidated financial statements.

    The Company's development activities on the Bay Plaza Project have ceased and, after further review by management, its carrying value net of liabilities was reduced to zero at December 31, 1995. The Company has disposed of certain of the Bay Plaza Project properties and intends to dispose of the remaining Bay Plaza Project properties as soon as practical. The various notes and accounts receivable for which the Company's carrying value was reduced were related principally to business activities in which the Company is no longer actively involved. The 1994 valuation allowance related to the Company's Alameda Towers condominium project reflects the write-off of the costs associated with Phase II of the project, which has been postponed indefinitely.

LITIGATION SETTLEMENT. In 1995, the Company recorded a one time charge of $19.6 million as "Litigation Settlement" in its consolidated statement of operations as a result of the Settlement Agreement. The circumstances leading to and the impact of the Settlement Agreement are described in Item 8 "Legal Proceedings" below and in Note 15 "Litigation and Settlements" of the Company's consolidated financial statements.

NET OPERATIONS OF PROPERTY SUBJECT TO DEBT EXTINGUISHMENT. On February 22, 1994, a lender foreclosed on a hotel owned by a venture in which the Company owned a 99% interest. Because of the non-recourse nature of the debt, the Company was released from its obligations and, as a result, recognized a gain in 1994 of approximately $29.1 million. See "Extraordinary item" below. Operating expenses relating to the hotel property of $1.7 million in 1994 were reclassified and included in the Company's consolidated statement of operations as "Net operations of property subject to debt extinguishment."

EXTRAORDINARY ITEM. The Company recorded an extraordinary item gain of $29.1 million in 1994. This gain stemmed from a lender's foreclosure on non-recourse debt secured by a hotel property owned by Kantel L.P., a 99%-owned joint venture (the "Venture") of the Company and an affiliate of the Ritz-Carlton Hotel Company ("Ritz").

    In 1989, the Company borrowed $70.0 million on a non-recourse basis using the assets of the hotel as collateral. The hotel did not meet expected operating results or cash flows, and the Venture was unable to meet its obligations under the debt and lease agreements.

    On February 22, 1994, the lender foreclosed on the hotel, and the Company was released from its obligation under the non-recourse debt. In addition to being released from obligations for the principal balance, interest payable aggregating $14.1 million had been accrued and was included in the release. As a result of this release, the Company recognized, as an extraordinary item, a gain of approximately $29.1 million on extinguishment of debt ($38.3 million net of $9.2 million of income taxes).

                           LIQUIDITY AND CAPITAL RESOURCES

    Net cash provided by operating activities, permanent mortgage financing, and short term notes payable to banks represent the Company's primary sources of liquidity to fund recurring capital costs associated with renovating and renewing leases of the Company's properties, payments on the Company's outstanding indebtedness, and distributions to shareholders. In January 1996, the Company replaced its previous lines of credit with a $10 million unsecured line of credit with Commerce Bank, N.A. (Kansas City, Missouri) bearing interest at the prime rate. At December 31, 1996, there were no outstanding borrowings on this line of credit.

    Management anticipates that cash generated before debt payments and capital expenditures, together with the bank line of credit, will provide adequate liquidity to conduct the Company's operations, fund its recurring capital costs and interest expense, and permit normal amortization payments on outstanding indebtedness.

    In addition to recurring capital expenditures, management estimated at the end of 1996 that the Company should plan to expend approximately $15 million for "deferred maintenance" items over the next five years in order to maintain and restore the Company's properties to the condition and quality standards established by management.

    At December 31, 1996, the total of the Company's consolidated interest bearing debt was $311.2 million. Such amount, with certain exceptions discussed below, bears interest at rates ranging from 3.9% to 10.5%. Of the Company's consolidated debt at that date, $2.0 million was a note payable to the ESOT and $309.2 million was mortgage indebtedness. Approximately $273.3 million of the Company's $309.2 million of mortgage indebtedness at December 31, 1996, was non-recourse to the Company. By including the Company's percentage interest in the indebtedness of unconsolidated subsidiaries and excluding the minority interest percentage in the indebtedness of consolidated subsidiaries of the Company, the interest-bearing debt of the Company at December 31, 1996 would be $320.6 million.

    Of the Company's $311.2 million in consolidated debt at December 31, 1996, approximately $219.3 million accrued interest at fixed rates and $91.9 million was floating rate debt of various types. The interest expense of the Company in future periods may be expected to fluctuate with short term interest rates.

    As discussed in Note 8 to the Company's consolidated financial statements, the Company has restructured two debt agreements since 1992. At December 31, 1996, the Company has classified as mortgage indebtedness approximately $10.8 million in debt that will be forgiven if the Company complies with certain conditions established by the lenders. The $10.8 million in forgiven debt will be amortized into income over the life of the mortgages through monthly reductions to interest expense. This amortization reduces the effective rate to the Company on restructured debt to approximately 3% for financial reporting purposes. This treatment is in compliance with generally accepted accounting principles, as the sum of the future undiscounted debt service payments exceeded the face value of the debt obligations at the time of the restructurings.

    Also, as discussed in Note 8 to the Company's consolidated financial statements, certain agreements to which the Company is a party provide for a 50% sharing of positive and negative cash flows from operations and certain capital expenditures. Interest expense recognized for such sharing arrangements was $929,000, $479,000 and $709,000 for the years ended December 31, 1996, 1995 and
1994, respectively.   In addition, at December 31, 1996, mortgage indebtedness
includes a non-interest bearing preference item of $4.0 million related to these agreements. The Company's liability is contingent upon certain conditions being met upon the sale or refinancing of the mortgaged properties.

    At December 31, 1996, the Company's proportionate share of interest bearing debt of $320.6 million was equal to approximately 62% of management's estimated value of the Company's proportionate share of real estate assets as of that date. Management intends, over a substantial period of time, to continue to reduce the amount of indebtedness in relation to the fair value of its existing real estate assets to approximately 50%.

    The ESOT currently holds 769,647 shares of the Company's common stock. As discussed in Note 13 to the consolidated financial statements, the Company has committed to convey an additional 680,000 shares (8,500 shares pre-split) of its common stock to the ESOT or to beneficiaries of the ESOT as part of the Settlement Agreement Referred to in Item 8 "Legal Proceedings" below. Until such time as shares distributed by the ESOT to its beneficiaries can be readily traded on an established securities market, the Company is obligated to repurchase such shares for a specified period of time at a price determined by a qualified appraiser. The most recent appraisal of the common stock held by the ESOT was made as of December 31, 1996, and established a price of $35.00 per share.

    Management is taking actions, including the filing of this Registration Statement, to attempt to develop a liquid market for shares of the Company's common stock.

However, it can give no assurance that such a market will develop. In the absence of a liquid market, the Company's obligation to repurchase shares of its common stock that may in the future be distributed to beneficiaries of the ESOT could constrain the Company's liquidity. Given expected retirement trends, management expects it can meet anticipated stock repurchase requirements with funds generated from operations or additional borrowings.

    On January 29, 1997, the Company purchased all outstanding shares of the Company owned beneficially and of record by AHI Metnall L.P. ("AHI"). Additionally, Mr. John Simon and Mr. James W. Quinn, who are affiliated with AHI, resigned as directors of the Company.


    The Company paid consideration of $27.25 per share, or a total of $25.9 million for the 948,880 shares of the Company's common stock owned by AHI.
At the closing, the Company delivered to AHI approximately $12.8 million in cash (which included approximately $39,000 of interest) and executed a promissory note ("Note") in the approximate amount of $13.0 million (which reflected a $57,500 reduction for certain expenses), bearing interest at a rate of eight percent (8%) per annum with interest only payable quarterly. The Note is secured by the pledge of a mortgage receivable and real property, and the Note is due on January 29, 1999.


    The purchase price for the stock held by AHI was based on a negotiated price within the range of trades in the fourth quarter of 1996, which trades were between $27 and $31.06 per share. The purchase by the Company of such stock decreased the number of outstanding shares of common stock of the Company from 4,852,400 to 3,903,520 shares. The number of outstanding shares of common stock of the Company was further reduced to 3,849,358 in January 1997 when the ESOT transferred 54,162 shares to the Company in repayment of a loan from the Company of approximately $2.0 million.

COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER 31, 1995

    Net cash provided by operating activities increased by $7.7 million to $29.7 million in 1996. The primary reasons for such increase are discussed above under "Results of Operations."

    Net cash flows used in investing activities increased by $2.8 million in 1996 to $4.6 million, which amount was principally a result of increasing temporary investments a net amount of $40.4 million, issuing an additional $6.6 million of notes receivable and investing $8.3 million for additions to revenue-producing properties. These investments were substantially offset by the receipt of $8.8 million of payments on notes receivable, sales of capital assets of $3.1 million and proceeds from the sale of marketable equity securities of $38.6 million. In 1995, the Company's net cash used in investing activities of approximately $1.7 million was principally a result of issuing an additional $6.2 million of notes receivable, investing $7.9 million for additions to revenue-producing properties and purchasing $3.0 million of marketable equity securities. These investments were substantially offset by the receipt of $6.9 million of payments on notes receivable, sales of capital assets of $5.3 million, and the maturing of marketable securities of $2.4 million.

    Net cash used by financing activities decreased by $9.4 million in 1996 to $17.9 million. The principal use of cash in financing activities in 1996 and 1995 was a net reduction of mortgage and notes payable indebtedness of $17.9 million and $22.8 million, respectively.

COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO YEAR ENDED DECEMBER 31, 1994

    Net cash provided by operating activities increased by $16.7 million to $22.0 million in 1995. The primary reasons for such increase are discussed above under "Results of Operations." Additionally, the timing of income tax payments and refunds relating to the Company's $38 million extraordinary gain on extinguishment of debt and nonrecurring losses, made net cash provided by operating activities higher in 1995 as compared to 1994.

    Net cash used in investing activities increased by approximately $1.5 million in 1995 to $1.7 million, which amount was principally a result of issuing an additional $6.2 million of notes receivable, investing $7.9 million for additions to revenue-producing properties, and purchasing $3.0 million of marketable equity securities. These investments were substantially offset by the receipt of $6.9 million of payments on notes receivable, sales of capital assets of $5.3 million, and the maturing of marketable securities of $2.4 million. In 1994, the Company's net cash used in investing activities of $231,000 was principally a result of issuing an additional $19.5 million of notes receivable and investing $11.9 million for additions to revenue-producing properties. These investments were substantially offset by the receipt of $18.9 million of payments on notes receivable, sales of capital assets of $4.0 million, and a decrease of $7.9 million in the Company's temporary investments.

    Net cash used by financing activities increased by approximately $5.8 million in 1995 to $27.3 million. The principal use of cash in financing activities in 1995 and 1994 was a net reduction of mortgage and notes payable indebtedness of $22.8 million and $18.7 million, respectively.



EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION

    It is management's intent, as described in Item 1 "Business--Business Strategy," to apply the majority of the Company's operating cash flows to reduce indebtedness and to improve and increase the Company's portfolio of revenue-producing properties. The Company is organized as a "Subchapter C" corporation and as such pays income taxes on its taxable income and is generally not subject to distribution requirements based on net income. Management believes that the Company's core operations are best measured by its earnings before interest and dividend income, interest expense, income taxes, depreciation and amortization, gains or losses from debt restructuring and sales of assets, and valuation allowances, and after adjustments needed to similarly convert the earnings of minority interests and unconsolidated partnerships. Earnings, as so computed, are referred to herein as "EBITDA". This is a supplemental performance measure used along with net income to report operating results. EBITDA is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, EBITDA is not necessarily indicative of cash available to fund operating needs and should not be considered as an alternative to cash flow as a measure of liquidity. However, the Company believes that EBITDA provides relevant information about its operations and, along with net income (loss), facilitates understanding of its operating results. The EBITDA and EBITDA, as adjusted, set forth below may not be comparable to other real estate companies, as each real estate company may define differently such terms.




                                                                                  EBITDA
                                                                                  $(000)

For the Years Ended December 31,                                    1996           1995           1994
----------------------------------------------------------------------------------------------------------

NET INCOME (LOSS)                                                $  27,902     $  (10,752)    $  (14,534)

ADJUSTMENTS TO RECONCILE NET INCOME (LOSS)
TO EBITDA:

    Interest and dividend income                                    (4,634)        (4,806)        (4,053)

    Interest expense                                                23,305         27,696         27,049

    Income tax expense (benefit)                                    16,750         (5,746)        (1,028)

    Depreciation and amortization                                   13,954         14,355         18,488

    Net operations of property subject to debt extinguishment            -              -          1,650

    Gain on extinguishment of debt, net of income taxes                  -              -        (29,136)

    Gains on sales of  investments and other assets                (34,867)        (5,711)          (727)

    Valuation allowances                                                 -          2,350         39,699

    Minority interest portion of add-backs                          (2,714)        (3,081)        (2,296)

    Unconsolidated subsidiaries' portion of add-backs                3,684          3,997          3,892
                                                                 ----------------------------------------

EBITDA                                                           $  43,380      $  18,302      $  39,004
                                                                 ----------------------------------------
                                                                 ----------------------------------------




    Because of the number and size of non-recurring transactions included in the Company's consolidated financial statements during the last three years, management believes it is important to also present a reconciliation of the foregoing EBITDA to "adjusted" EBITDA, as described below, which represents EBITDA exclusive of certain non-recurring transactions. Management believes adjusted EBITDA is more representative of the Company's underlying operations.




                                                                             ADJUSTED EBITDA
                                                                                 $(000)

For the Years Ended December 31,                                    1996           1995           1994
----------------------------------------------------------------------------------------------------------

EBITDA                                                           $  43,380      $  18,302      $  39,004

NON-RECURRING ITEMS:

    Income from resolution of claims                                (3,578)             -              -

    Litigation settlement expense                                        -         19,553              -

    Costs of securing new management (including stock options)       1,362              -              -

    Property tax refund, net                                             -              -           (800)

    ESOT contribution                                                    -          1,787              -

    Other, net                                                         (25)           400              -
                                                                 ----------------------------------------

ADJUSTED EBITDA                                                  $  41,139      $  40,042      $  38,204
                                                                 ----------------------------------------
                                                                 ----------------------------------------




    The above adjusted EBITDA amounts illustrate the Company's EBITDA if certain non-recurring items had been eliminated from the Company's statements of operations. These amounts are not necessarily indicative of future performance. However, management does believe that, when read in conjunction with the Company's consolidated financial statements, they assist the reader in better understanding the Company's underlying business operations. The adjustments made to arrive at adjusted EBITDA are explained as follows:
"Income from resolution of claims" reflects the income to the Company from the resolution of certain claims in 1996. "Litigation settlement expense" reflects the expenses incurred by the Company in connection with the Settlement Agreement. The $19.6 million amount reflected for the year ended December 31, 1995 includes the expense to the Company of implementation of substantially all of its obligations set forth in the Settlement Agreement and the related legal and other professional expense. "Costs of securing new management (including stock options)" reflects the expense to the Company in 1996 of obtaining the new members of its senior management. "Property tax refund, net" reflects an $800,000 property tax refund received by the Company in 1994 for excess property taxes paid under protest in prior years on Missouri apartments owned by the Company. "ESOT contribution" reflects the contribution by the Company to the ESOT of 1,375 shares (or 110,000 post-split) of common stock of the Company in 1995. "Other, net" for the years ended December 31, 1996 and 1995 reflects the net of other less significant, non-recurring adjustments.

               IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of," was adopted by the Company beginning January 1, 1996. This pronouncement requires that long-lived assets, including real estate projects, and certain identifiable assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the entity should estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment is recognized. The adoption of SFAS No. 121 did not have a significant impact on the Company's financial position or results of operations.


    Also, SFAS No. 123, "Accounting for Stock-Based Compensation," required pro forma disclosures in 1996 of net income and income per share as if the accounting method based on the estimated fair value of employee stock options had been adopted.


    ITEM 3.   PROPERTIES


    Management has estimated the market value of the Company's real estate holdings, including the properties itemized below, to be approximately $514 million as of December 31, 1996 (including the Company's percentage interest in the real estate holdings of consolidated and unconsolidated subsidiaries, but exclusive of any related liabilities or potential liquidation costs). The estimated value of the Company's wholly-owned real estate holdings and the Company's percentage interest in real estate holdings of consolidated subsidiaries was determined to be approximately $459 million at December 31, 1996. The carrying value of such holdings was approximately $199 million at December 31, 1996. The estimated value of the Company's interest in real estate holdings of unconsolidated subsidiaries was determined to be approximately $55 million. The Company's interest in the carrying value of properties held by unconsolidated subsidiaries was approximately $34 million at December 31, 1996. Market values were determined based on a market capitalization approach for revenue-producing properties and estimates of fair value based on the values of comparable properties for land and improvement inventories and property held for future development. Under the market capitalization approach for revenue-producing properties, capitalization rates were determined based on the characteristics of each property (such as age, property type, location, condition, etc.) and by reference to information on capitalization rates made available by Valuation International, an independent valuation source. The capitalization rates were applied to stabilized net operating income amounts for each revenue-producing property less an estimate of recurring capital expenditures. Capitalization rates applied ranged from 8% to 15%. Management's estimate of market value is primarily based upon the value of these assets as an investment and is not intended to present the current liquidation value of real estate holdings. Such an estimation requires significant and subjective judgments to be made by management. These estimates are based on information and assumptions considered by management to be adequate and appropriate under the then existing circumstances. The estimates are not based on technical appraisals and may change from time to time as economic and market factors change, and as management evaluates those and other factors.


                                                                                           LAND      RENTABLE  PERCENT
                                                                                           ----      --------  -------
            NAME/LOCATION                  OWNERSHIP   COMPANY'S    YEAR        YEAR       AREA        AREA     LEASED
            -------------                  ---------   ---------    ----        ----       ----        ----     ------
                                           INTEREST    OWNERSHIP  DEVELOPED   ACQUIRED    (ACRES)    (SQ.FT.)  12/31/96
                                           --------    ---------  ---------   --------    -------    --------  --------
RETAIL
------

KANSAS CITY, MISSOURI

   County Club Plaza (Retail Only,
       includes basement space)

       Millcreek Block                        Fee      100%        1920     1906-1910     0.971       51,114    80%

       Triangle Block                         Fee      100%        1925     1906-1910     0.435       25,634   100%

       Balcony Block                          Fee      100%        1925     1906-1910     1.068       38,571   100%

       Macy Building                          Fee      100%        1926     1906-1910     0.555       71,365    96%

       Esplanade Block                        Fee      100%        1928     1906-1910     1.838      145,694   100%

       Plaza Central                          Fee      100%        1958     1906-1910     1.478        9,653    93%

       Theatre Block                          Fee      100%        1928     1906-1910     1.223       99,699   100%

       Swanson Block                          Fee      100%        1967     1906-1910     1.373       78,020   100%

       Halls Building                         Fee      100%        1964     1906-1910     1.346       73,680   100%

       Nichols Block                          Fee      100%        1930     1906-1910     1.161       59,085   100%

       Time Block                             Fee      100%        1929     1906-1910    2.8592      249,844   100%

       48th & Penn                            Fee      100%        1948     1906-1910     0.560       37,654   100%

       Seville Shops West                     Fee      100%        1980     1906-1910     2.972       19,517   100%

       Plaza Savings South                    Fee      100%        1948     1906-1910     0.853       39,967    91%

       Court of the Penguins                  Fee      100%        1945        1975       0.678       28,707   100%

       Seville Square                         Fee      100%        1945        1975       0.832       70,426    92%

   Colonial Shops                             Fee      100%        1907        1907       0.517       14,160   100%

   Crestwood Shops                            Fee      100%        1932        1923       1.079       20,261   100%

   Brookside Shops (Retail Only)              Fee      100%        1919        1920      10.000      159,254   100%

   Romanelli Shops                            Fee      100%        1925        1925       1.500       24,360   100%

   Red Bridge Shops (Retail Only)             Fee      100%        1959        1959      21.592      153,015   100%

   Romanelli Annex (Retail Only)              Fee      100%        1963        1993       1.000        4,500   100%

GRANDVIEW, MISSOURI

   Grandview Shops                            Fee      100%        1987        1987       2.623       34,140    99%

SHAWNEE MISSION, KANSAS

   Westwood Shops                             Fee      100%        1926        1926       0.626        5,773    56%

   Fairway Shops                              Fee      100%        1940        1940       3.558       49,582   100%

   Prairie Village Shops (Retail Only)        Fee      100%        1948        1948      21.375      363,311    98%

   Corinth Square Shops                       Fee      100%        1962        1955      24.987      231,550   100%

   95th & Mission Shops                       Fee      100%        1965        1972       1.788       13,136   100%

   Corinth Shops South                        Fee      100%        1953        1953       6.880       86,390    98%

   Trailwood Shops                            Fee      100%        1968        1972       8.855       57,583   100%

   Trailwood III Shops                        Fee      100%        1986        1972       2.946       25,279    60%

   96th & Nall Shops                          Fee      100%        1976        1981       1.027        7,202   100%

   Shannon Valley Shops                       Fee      100%        1988        1988      11.378       98,127   100%

   Oak Park Mall Land Lease                   Fee      100%        1959        1959     109.000          N/A   100%

   Georgetown Market Place                    Fee      100%        1974        1965      12.191      101,613    98%


                                          29





                                                                                           LAND      RENTABLE  PERCENT
                                                                                           ----      --------  -------
            NAME/LOCATION                  OWNERSHIP   COMPANY'S    YEAR        YEAR       AREA        AREA     LEASED
            -------------                  ---------   ---------    ----        ----       ----        ----     ------
                                           INTEREST    OWNERSHIP  DEVELOPED   ACQUIRED    (ACRES)    (SQ.FT.)  12/31/96
                                           --------    ---------  ---------   --------    -------    --------  --------
OLATHE, KANSAS

   119th Plaza                                Fee      100%        1994        1992       7.261       47,623   100%

INDUSTRIAL
----------

KANSAS CITY, MISSOURI

   Bannister Business Center                  Fee      100%        1985        1985       4.365       32,346    96%

SHAWNEE MISSION, KANSAS

   Quivira Business Park

       Building A                             Fee      100%        1975        1973       1.695       20,848   100%

       Building B                             Fee      100%        1973        1973       2.064       12,960    92%

       Building C                             Fee      100%        1973        1973       1.589       20,778   100%

       Building D                             Fee      100%        1973        1973       1.597       20,798   100%

       Building E                             Fee      100%        1973        1973       2.156       28,797    91%

       Building F                             Fee      100%        1973        1973       2.346       29,876   100%

       Building G                             Fee      100%        1973        1973       1.913       21,136   100%

       Building H                             Fee      100%        1973        1973       2.485       26,060   100%

       Southwestern Bell                      Fee      100%        1973        1973       3.127       58,644   100%

       Building J                             Fee      100%        1973        1973       2.953       46,764   100%

       Building K                             Fee      100%        1985        1965       1.179        9,017   100%

       Building L                             Fee      100%        1985        1965       1.223        8,891   100%

URBANDALE, IOWA

       Meredith Drive                         Fee   49.5% (1)      1986        1985      13.910      200,000   100%

OFFICE
------

KANSAS CITY, MISSOURI

   Country Club Plaza (Office Only)

       Millcreek Block                        Fee      100%        1925        1925         N/A    11,463(2)    72%

       Balcony Block                          Fee      100%        1928        1928         N/A    10,096(2)    97%

       Esplanade Block                        Fee      100%        1945        1945         N/A    37,133(2)    92%

       Theatre Block                          Fee      100%        1928        1928         N/A    29,740(2)   100%

       Nichols Block                          Fee      100%        1938        1938         N/A    13,310(2)   100%

       Time Block                             Fee      100%        1945        1945         N/A    25,964(2)    95%

       Seville Square                         Fee      100%        1962        1962         N/A    20,412(2)    83%

   Parkway Building                           Fee      100%     1906-1910      1955       0.588    26,365(2)    94%

   Brookside (Office Only)                    Fee      100%        1919        1919         N/A     6,796(2)    95%

   Romanelli Annex (Office Only)              Fee      100%        1963        1993         N/A        7,948    89%

   Two Brush Creek                            Fee      100%        1983        1983       1.500       63,325    98%

   One Ward Parkway                           Fee      100%        1980        1980       1.500    54,580(2)    98%

   Red Bridge Professional                    Fee      100%        1972        1976       1.428    40,693(2)   100%

   Park Plaza                                 Fee      100%        1983        1983       0.952       80,315    98%

   4900 Main                                  Fee      100%        1986        1985       5.000      182,153   100%

   Board of Trade                             Fee     49% (1)      1966        1966       3.000   147,642(2)    99%

                                          30




                                                                                           LAND      RENTABLE  PERCENT
                                                                                           ----     ---------  -------
            NAME/LOCATION                  OWNERSHIP   COMPANY'S    YEAR        YEAR       AREA        AREA     LEASED
            -------------                  ---------   ---------    ----        ----       ----        ----     ------
                                           INTEREST    OWNERSHIP  DEVELOPED   ACQUIRED    (ACRES)    (SQ.FT.)  12/31/96
                                           --------    ---------  ---------   --------    -------    --------  --------
   Park Central                               Fee     51% (1)   1988-1990      1994       1.500      110,413    97%

   Park Central II                            Fee     51% (1)      1994        1994       2.500       37,718   100%

   Plaza West                                 Fee    12.5%(1)      1988        1989       3.000      257,932    92%

SHAWNEE MISSION, KANSAS

   Prairie Village (Office Only)              Fee      100%        1956        1956       1.500     9,265(2)    92%

   Corinth Office Building                    Fee      100%        1960        1984       2.142    45,600(2)    99%

   Corinth Executive Building                 Fee      100%        1973        1986       3.638    44,441(2)   100%

   Nichols Building                           Fee      100%        1978        1979       3.941    37,964(2)    91%

   Prairie Village Office Center              Fee      100%        1960        1981       4.443    69,002(2)    72%

   Brymar Building                            Fee      100%        1968        1984       1.500       55,890     0%

   7315 Building                              Fee      100%        1978        1975       4.322    44,441(2)    97%

   Fairway West                               Fee    100% (3)      1983        1948       5.483       67,519    75%

   Fairway North                              Fee    100% (3)      1985        1948       4.141       61,225    95%

   Oak Park National Bank                     Fee      100%        1976        1978       4.038    28,555(2)    97%

DES MOINES, IOWA

   Terrace Place                              Fee     50% (1)      1987        1987       1.500       51,058    83%

WEST DES MOINES, IOWA

   Crestwood Building                         Fee     90% (1)      1987        1987       3.208       29,967    88%

   Highland Building                          Fee     90% (1)      1987        1987       6.120       72,637    84%

   Waterford Building                         Fee     60% (1)      1990        1988       4.414       51,793   100%

   Edgewater                                  Fee     60% (1)      1989        1988       8.629      102,400    93%

   Veridian                                   Fee     60% (1)      1989        1988       7.480       78,116    71%

   Sunset Building                            Fee     60% (1)      1989        1988       1.763       10,727   100%

   Norwest Day Care Center                    Fee     50% (1)      1994        1994       1.030        6,500   100%

   Wedgewood Building                         Fee     50% (1)      1994        1994       5.170       51,400    97%

   Coronado Building                          Fee     50% (1)      1994        1994       2.500       25,512   100%

   Ashford Building I                         Fee     50% (1)      1993        1993       3.990       41,400   100%

   Bristol Building I                         Fee     50% (1)      1992        1992       5.210       51,400    98%

   Ashford Building II                        Fee     50% (1)      1994        1994       4.110       41,400   100%

   Augusta Building I                         Fee     50% (1)      1994        1994       4.930       50,800    99%

   Neptune Building                           Fee     85% (1)      1986        1986       6.530       61,430    95%

   Norwest Card Services Building             Fee     50% (1)      1993        1993      35.250      272,490   100%

   Norwood Building I                         Fee     50% (1)      1996        1996       4.420       42,400    17%

   Norwood Building II                        Fee     50% (1)      1996        1996       4.420       42,400    11%

   Palisade Building                          Fee     50% (1)      1983        1996       18.00      155,112    63%

APARTMENTS
----------

KANSAS CITY, MISSOURI

   Coach House South                          Fee    100% (3)   1986-1987   1986-1987    35.276    489 units   100%

   Wornall Road                               Fee      100%        1918        1968       0.220     17 units   100%

   Coach House                                Fee    100% (3)      1984        1984       8.930    160 units    99%

   Coach Lamp                                 Fee      100%        1961        1962       8.500    158 units    97%

   Saint Charles                              Fee      100%        1922        1971       0.150     12 units   100%

   Alta Loma                                  Fee      100%        1918        1983       0.210     18 units   100%

   Biscayne Towers                            Fee      100%        1918        1975       0.200     24 units   100%

   Santa Ana                                  Fee      100%       1960's       1987       0.160     11 units   100%


                                         31



                                                                                           LAND      RENTABLE  PERCENT
                                                                                           ----     ---------  -------
            NAME/LOCATION                  OWNERSHIP   COMPANY'S    YEAR        YEAR       AREA        AREA     LEASED
            -------------                  ---------   ---------    ----        ----       ----        ----     ------
                                           INTEREST    OWNERSHIP  DEVELOPED   ACQUIRED    (ACRES)    (SQ.FT.)  12/31/96
                                           --------    ---------  ---------   --------    -------    --------  --------

   Valencia                                   Fee      100%        1918        1983       0.320     19 units   100%

   La Solana                                  Fee      100%        1918        1986       0.210     18 units   100%

   Neptune                                    Fee      100%        1988        1988         N/A     96 units    99%

   Regency                                    Fee      100%        1960        1976       1.150    131 units    99%

   Sulgrave                                   Fee      100%        1967        1976       1.410    144 units    96%

   Park Lane                                  Fee      100%        1924        1975       0.300     89 units   100%

   Penn Wick                                  Fee      100%       1960's       1987       0.150      6 units   100%

   Cole Gardens                               Fee      100%        1960        1986       0.200      8 units   100%

   Tama                                       Fee      100%       1960's       1979       0.140      6 units   100%

   Wornall Point                              Fee      100%        1950        1987       0.200     24 units    92%

SHAWNEE MISSION, KANSAS

   Corinth Gardens                            Fee      100%        1961        1995       3.722     52 units   100%

   Kenilworth                                 Fee      100%        1965        1972      17.219    246 units    97%

   Corinth Place                              Fee    100% (3)      1987        1987       7.888     76 units    99%

   Mission Valley                             Fee      100%        1964        1972       5.300     89 units    95%

   Corinth Paddock                            Fee      100%        1973        1995      10.128    126 units    95%

JOHNSTON, IOWA

   Winwood Apartments                         Fee     65% (1)   1986-1987      1985      31.237    418 units    80%

REAL ESTATE LOTS
----------------
AND MISCELLANEOUS
-----------------

SHAWNEE MISSION, KANSAS

   Whitehorse (Residential)                   Fee      100%        1994        1983      32.878          N/A    N/A

   Whitehorse (unplatted)                     Fee      100%         N/A        1984      22.174          N/A    N/A

   Whitehorse (Commercial and Multifamily)    Fee      100%         N/A        1983      69.844          N/A    N/A

   Green Meadows                              Fee      100%     1986-1996      1984      26.198          N/A    N/A

   Green Meadows (unplatted)                  Fee      100%         N/A        1983      16.958          N/A    N/A

   LionsGate (Residential-under contract)     Fee      100%         N/A        1989     569.000          N/A    N/A

   Lions Gate (Commercial)                    Fee      100%         N/A        1989      88.000          N/A    N/A

   Woodsonia (Residential)                    Fee      100%     1985-1996      1981      20.152          N/A    N/A

   Woodsonia (Commercial and Residential)     Fee      100%     1985-1996      1981     101.240          N/A    N/A

   Clear Creek                                Fee      100%         N/A        1981     371.000          N/A    N/A

KANSAS CITY, MISSOURI

   Alameda Towers (Condominiums)               Fee      100%     1988-1996     1988    15 Units          N/A    N/A

   54 Rental Houses                           Fee      100%         N/A     1928-1989    10.800          N/A    85%

   Vacant Commercial Land and                 Fee      100%        1974     1954-1972    49.400          N/A   100%
   Land Leases (See exhibit F-8.1
   for detail)

   Building Lease
   (see exhibit F-8.1
   for detail)                                Fee      100%         N/A        1929       2.928        1,200   100%

LEE'S SUMMIT, MISSOURI

   Lakewood Sales Office                      Fee      100%        1975        1993       8.738        1,363   100%


                                                                     32



                                                                                           LAND      RENTABLE  PERCENT
                                                                                           ----      --------  -------
            NAME/LOCATION                  OWNERSHIP   COMPANY'S    YEAR        YEAR       AREA        AREA     LEASED
            -------------                  ---------   ---------    ----        ----       ----        ----     ------
                                           INTEREST    OWNERSHIP  DEVELOPED   ACQUIRED    (ACRES)    (SQ.FT.)  12/31/96
                                           --------    ---------  ---------   --------    -------    --------  --------
SHAWNEE MISSION, KANSAS

   Vacant Commercial Land and
   Land Leases (See exhibit
   F-8.1 for detail)                          Fee      100%     1956-1972   1956-1972   237.790          N/A   100%

   Corinth Place Villas                       Fee      100%        1989        1957       0.400          N/A   100%
   3 rental condominiums)

   Farm Houses and Buildings                  Fee      100%        1940     1981-1983       N/A          N/A    N/A

OLATHE, KANSAS

   Land Leases (See Exhibit F-8.1
   for detail)                                Fee      100%        1960        1995       1.070          N/A   100%

OSAGE CITY, KANSAS

   Manufactured Homes Plant                   Fee    100% (4)      1985        1985      29.800          N/A   100%

STONE COUNTY, MISSOURI

   Ozark Mountain Village Lots                Fee      100%     1986-1995      1986      60.000          N/A    N/A

MIAMI COUNTY, KANSAS

   810 Acre Farm (Someday, Inc.)              Fee      100%         N/A        1994     810.000          N/A   100%

   Vacant Land                                Fee      100%         N/A        1983      33.000          N/A    N/A

DES MOINES, IOWA

   Vacant Commercial Land                     Fee     50% (1)        NA     1984-1985    94.000          N/A    N/A

   Vacant Commercial Land                     Fee   49.5% (1)       N/A        1985      12.000          N/A    N/A

SANTA FE, NEW MEXICO

   Sun Mountain Village Partners              Fee   44.1% (1)      1986        1986       6.000      74 lots    N/A

ST. PETERSBURG, FLORIDA

   Bay Plaza Shops                            Fee      100%        1992        1990       5.211          N/A    N/A

   Tropicana                                  Fee      100%        1914        1992       1.000       39,690    75%

   Women's Tennis Association                 Fee     50% (1)      1990        1990       0.750       13,367   100%

   South Core Parking Garage                  Fee     50% (1)      1991        1991       1.520      132,343    50%



    (1) The indicated percentage interest in the property reflects the interest of the Company in the entity that owns the property.
    (2) This square footage represents useable rather than rentable square footage.
    (3) The Company shares 50% of the cash flow from this property with an outside entity providing credit enhancement support related to the financing of such property.
    (4) The Company owns a 99% profit sharing interest and a 100% loss sharing interest in the partnership that owns this facility.


In the opinion of management, all properties of the Company listed above are adequately insured.


The Company's only property that provided 10% or more of total 1996 rental income or 10% or more of the total gross land and building assets of the Company at December 31, 1996 is the "Plaza" project, when the multiple blocks of the Plaza are considered to be a single property.



The following table summarizes the principal types of business located on the Plaza at December 31, 1996, and the percentage of total square footage occupied by each principal type of business.



        TYPE OF BUSINESS                          % OF TOTAL SQUARE FOOTAGE
        ----------------                          -------------------------
Anchor (Department Stores)                                    23%
Miscellaneous Retail                                          15%
Office Space                                                  17%
Restaurants and Food                                          14%
Apparel                                                       11%
Specialty Items                                                8%
Vacant Space                                                   4%
Bookstores                                                     3%
Home Accessories                                               3%
Art Galleries                                                  2%
                                                             ----
    Total                                                    100%


The following table summarizes the Plaza's occupancy rates and average rental rates per square foot (showing only "minimum" rents, or rents excluding the percentage component and operating expense recoveries) for the last five years. These figures include both the retail and office portions of the Plaza.


                                      1992       1993      1994      1995      1996
                                   --------------------------------------------------

Occupancy percentage                 97.00%     94.00%    93.00%    95.00%    96.00%

Avg. rental rate per square foot      $9.15     $10.28    $10.83    $11.29    $11.45
(Exclusive of basement space)




The following table sets forth for each of the next ten years and all years thereafter (i) the number of leases on the Plaza that expire in each period; (ii) the square feet covered by such leases expiring (excluding basement space) (iii) the gross annual minimum rent revenue represented by such leases; and (iv) the percentage of total gross annual minimum rent revenue from such expiring leases based on December 31, 1996 rents. No single tenant leases more than ten percent of the total rentable square footage at the Plaza.



                                                            Annualized              % of Total Annualized
                   No. of           Approximate              Maximum                     Minimum Rent
                   Leases          Leased Area in           Rent Under                  Represented by
Date              Expiring          Square Feet         Expiring Leases ($)            Expiring Leases
-----             --------         --------------       ------------------          ----------------------
1997                    93               117,803           $    1,497,866                      13%
1998                    34                58,678                  755,175                       6%
1999                    31               140,547                1,145,388                      10%
2000                    27                84,777                1,476,338                      12%
2001                    23                78,954                1,197,067                      10%
2002                     9                29,389                  403,426                       3%
2003                     9                50,643                  903,704                       8%
2004                     8                36,647                  501,931                       4%
2005                    11                57,409                  992,372                       8%
2006                    10                43,984                  891,692                       8%
Thereafter              19               247,293                2,172,726                      18%
                       ---               -------              -----------                     ----
TOTAL                  274               946,124              $11,937,685                     100%
                       ---               -------              -----------                     ----
                       ---               -------              -----------                     ----


The following table sets forth tax information for the Plaza.



           Federal        Rate of                     Life         1996
          Tax Basis     Depreciation    Method     (in years)   Property Taxes
          --------------------------------------------------------------------
Plaza     $56,517,416      2%-33%    Straight Line    3-40        $1,733,673



As discussed in Management's Discussion and Analysis of Financial
Condition and Results of Operations, the Company has announced a $240 million comprehensive plan to redevelop areas in and around the Plaza. The plan is to be executed over the next ten years and is contingent on market demand and approval of the tax increment financing sought by the Company.

ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND
          MANAGEMENT

     The information set forth below does not reflect the impact of the future conveyance by the Company of the 680,000 shares of the Company's common stock to be conveyed to the ESOT or beneficiaries of the ESOT. See Item 2, "Financial Information - Selected Financial Information."

TABLE A - BENEFICIAL OWNERSHIP OF THOSE OWNING MORE THAN FIVE PERCENT OF THE OUTSTANDING SHARES OF THE COMPANY(a)



     NAME OF                                       AMOUNT AND NATURE OF     PERCENTAGE OF
BENEFICIAL OWNER     ADDRESS OF BENEFICIAL OWNER   BENEFICIAL OWNERSHIP   OUTSTANDING SHARES
--------------------------------------------------------------------------------------------
Cede & Co.            Cede & Co.
                      P.O. Box 20
                      Bowling Green Station
                      New York, NY 10274              1,269,959(b)              33.0%
--------------------------------------------------------------------------------------------
Boatmen's Trust       Boatmen's Trust Company
Company               Attn:  Diane Summers
                      P.O. Box 41903
                      Kansas City, MO 64183             896,187(c)              23.3%
--------------------------------------------------------------------------------------------
The Miller Nichols    Miller Nichols, Jeannette Nichols
Living Trust          and Clarence Roeder, Trustees
                      400 West 49th Terrace
                      Alameda Towers
                      Kansas City, MO 64112             567,095(d)              14.7%
--------------------------------------------------------------------------------------------
Kay N. Callison       Kay N. Callison
                      55 Lemans Court
                      Shawnee Mission, KS 66208         277,440(e)               7.2%
--------------------------------------------------------------------------------------------




(a) All information obtained from the shareholder register of the Company and Officer and Director Questionnaires as of March 24, 1997.
(b) All of these shares are owned of record by Cede & Co. for other persons, none of whom, to the knowledge of the Company, own beneficially 5% or more of the outstanding shares.
(c)  Of the 896,187 shares held by Boatmen's Trust Company as Trustee,
     769,647 of those shares are in the record name of CNOM & Co. and are owned by the Company's ESOT. The remainder are in the record name of Boatmen's Trust Company as Trustee or agent for others.
     Although NationsBank Corporation recently acquired Boatmen's Bancshares, Inc. (the parent of Boatmen's Trust Company), Boatmen's Trust Company is still the Trustee of the Company's ESOT. Boatmen's Bancshares, Inc., CNOM & Co., and NationsBank Corporation disclaim beneficial ownership of all such shares.
(d) Shares reflected include shares beneficially owned by the Miller Nichols Living Trust. Miller Nichols and Clarence Roeder, Chairman Emeritus and Director of the Company, respectively, and Ms. Jeanette Nichols are trustees of the Miller Nichols Living Trust, none of whom have sole voting or investment powers.
(e) Ms. Callison is a director of the Company. Of the shares reported by Ms. Callison, 114,040 shares are held individually by Ms. Callison and she has sole voting and investment power over such shares. Additionally, 37,640 shares are held in trusts for which Ms. Callison's spouse has sole voting and dispositive power. Ms. Callison is the trustee and has sole investment and voting power for two trusts for the benefit of her children, Mark Callison and Elizabeth Callison. Such trusts hold 103,280 shares. Ms. Callison is co-trustee with Ann Nichols and UMB Bank, N.A. of Kansas City of the Nancy Nichols Lopez Trust, which owns 7,680 shares. Ms. Callison, Ms. Nichols, and UMB Bank share investment and voting power over such shares. Ms. Callison is the co-trustee with Commerce Bank of the Miller Nichols Trust, which owns 14,800 shares for the benefit of Ms. Ann Nichols. Ms. Callison and Commerce Bank share investment and voting power over such shares.

          The information set forth below does not reflect the impact of the future conveyance by the Company of the 680,000 shares of the Company's common stock to be conveyed to the ESOT or beneficiaries of the ESOT. See Item 2, "Financial Information - Selected Financial Information."


TABLE B - MANAGEMENT OWNERSHIP(a)

                                      AMOUNT AND NATURE OF     PERCENTAGE OF
 NAME, TITLE                          BENEFICIAL OWNERSHIP   OUTSTANDING SHARES
-------------------------------------------------------------------------------
Barrett Brady, Director, President
 & Chief Executive Officer                  110,000(b)              2.9%

Price A Sloan, General Counsel
 & Secretary                                  1,550(c)        less than .1%

Mark A. Peterson, Vice President,
 Treasurer & Chief Financial Officer            300           less than .1%

G. Reid Teaney, Senior Vice President           600(d)        less than .1%

William E. Bell, Vice President                 100           less than .1%

John A. Ovel, Director                      896,187(e)             23.3%

Clarence Roeder, Director                   567,095(f)             14.7%

Kay N. Callison, Director                   277,440(g)              7.2%

William K. Hoskins, Director                  2,240           less than .1%

Thomas J. Turner III                          1,500           less than .1%

Beneficial Ownership of Directors and
  Executive Officers as a Group           1,857,012(h)             48.2%



(a) All information obtained from the shareholder register of the Company and Officer and Director Questionnaires of the Company as of April 16, 1997.


(b) Of the 110,000 shares reported by Mr. Brady, 2,400 shares are held individually by Mr. Brady's spouse. Mr. Brady disclaims beneficial ownership of such shares. Additionally, shares reflected as beneficially owned by Mr. Brady include 8,000 shares held by the Fred Brady Trust dated December 5, 1985. Mr. Brady is a Trustee of such trust and has sole voting and investment power over such shares. An additional 64,000 shares reported by Mr. Brady are attributable to an unexercised but vested stock option from the Company that can be exercised at any time prior to December 31, 2010 and an additional 16,000 shares reported by Mr. Brady are attributable to an unexercised but vested stock option from the Company that can be exercised at any time prior to May 30, 2006.


(c) Of the 1,550 shares of reported by Mr. Sloan, 750 are held individually by Mr. Sloan and 300 are held individually by Mr. Sloan's spouse. Additionally, 500 shares are held in a life insurance trust for the benefit of Mr. Sloan's spouse. Mr. Sloan does not have voting or investment power over such shares held by such trust and disclaims beneficial ownership of such shares.

(d) Of the 600 shares reported by Mr. Teaney, 300 are held individually by Mr. Teaney's spouse.

(e) John A. Ovel is the Regional President of Boatmen's Trust Company, a subsidiary of Boatmen's Bancshares, Inc. Although, NationsBank Corporation recently acquired Boatmen's Bancshares, Inc. (the parent of Boatmen's Trust Company), Boatmen's Trust Company is still the Trustee of the Company's ESOT, which owns 769,647 shares. The remaining shares reported are held by Boatmen's Trust Company as Trustee or agent for other parties. Mr. Ovel, Boatmen's Bancshares, Inc., CNOM & Co. (the nominee of Boatmen's Trust Company), and NationsBank disclaim all beneficial ownership of such shares.


(f) All 567,095 shares reported by Mr. Roeder are held by the Miller Nichols Living Trust. Mr. Roeder, Ms. Jeannette Nichols, and Mr. Miller Nichols, Chairman Emeritus, are co-trustees of the Miller Nichols Living Trust. Mr. Roeder does not have sole voting or investment powers for such shares. Mr. Roeder disclaims all beneficial ownership of such shares.


(g) Ms. Callison is a director of the Company. Of the shares reported by Ms. Callison, 114,040 shares are held individually by Ms. Callison and she has sole voting and investment power over such shares. Additionally, 37,640 shares are held in trusts for which Ms. Callison's spouse has sole voting and dispositive power. Ms. Callison is the trustee and has sole investment and voting power for two trusts for the benefit of her children, Mark Callison and Elizabeth Callison. Such trusts hold 103,280 shares. Ms. Callison is co-trustee with Ann Nichols and UMB Bank, N.A. of Kansas City of the Nancy Nichols Lopez Trust, which owns 7,680 shares. Ms. Callison, Ms. Nichols, and UMB Bank share investment and voting power over such shares. Ms. Callison is the co-trustee with Commerce Bank of the Miller Nichols Trust, which owns 14,800 shares for the benefit of Ms. Ann Nichols. Ms. Callison and Commerce Bank share investment and voting power over such shares.

(h) See individual ownership footnotes above for voting and investment powers and disclaimers of beneficial ownership and general disclosures.

ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

          The information required by this item with respect to directors and officers is set forth below.

          EXECUTIVE OFFICERS.

          The following are the executive officers of the Company, all of whose term of office expires at the Annual Meeting of the Board of Directors and all of whom serve at the will of the Board of Directors.


BARRETT BRADY -      Age 50.  Mr. Brady is the President and Chief Executive
                     Officer of the Company and has been acting in those capacities since September of 1995. Mr. Brady has served as a director of the Company since December 1995. For more than five years prior to becoming President and Chief Executive Officer of the Company, Mr. Brady served as President of Dunn Industries, Inc., an investment holding company in the primary business of regional commercial and industrial general contracting. Mr. Brady is also a Director of North American Savings Bank. Mr.
                     Brady is the brother-in-law of Mr. John Fox, Vice
                     President of Special Projects for the Company.


G. REID TEANEY -     Age 50.  Mr. Teaney is Senior Vice President of the Company
                     and has served in that capacity since July 1996. For more than five years prior to becoming Senior Vice
                     President of the Company, Mr. Teaney served as Senior
                     Vice President and Executive Managing Officer of the
                     Kansas City office of CB Commercial Group, a commercial real estate marketing, sales, leasing, and brokerage company. From January 1988 through March 1996, Mr.
                     Teaney served as a director of Columbia Trust Company.


EDWARD A. de AVILA - Age 42.  Mr. de Avila is Senior Vice President of
                     Development of the Company and has been acting in that capacity since August 1996. From November 1993 to July 1996, Mr. de Avila was Managing Director of Centertainment, Inc., an indirect wholly-owned subsidiary of AMC Entertainment, Inc., one of the largest motion picture exhibitors in the United States. Centertainment, Inc. pursued the development of entertainment based retail centers with AMC Multiscreen Theatres as major anchors. From March 1988 through May 1993, Mr. de Avila was Vice President, Director of Retail for Reston Town Center Associates, a major developer of retail space in Reston, Virginia.


JOHN H. FOX -        Age 52.  Mr. Fox is a Vice President of the Company with
                     primary responsibility for special projects, and has been acting in that capacity for more than five years. Mr.
                     Fox is the brother-in-law of Mr. Brady.


BRIAN G. SHANAHAN -  Age 58.  Mr. Shanahan is a Vice President of the Company
                     with primary responsibility for apartment leasing and related operations, and has been acting in that capacity for more than five years.

MICHAEL T. SHIELDS - Age 57.  Mr. Shields is a Vice President of the Company
                     with primary responsibility for retail and industrial leasing and related operations, and has been acting in that capacity for more than five years.


DONNELL J. DIXON -   Age 54.  Mr. Dixon is a Vice President of the Company with primary responsibility for office leasing and related operations, and has been acting in that capacity for more than five years.

WILLIAM E. BELL -    Age 62.  Mr. Bell is the Vice President of Administration
                     for the Company and has been acting in that capacity for more than five years.



MARK A. PETERSON -   Age 33.  Mr. Peterson is the Vice President, Treasurer, and
                     Chief Financial Officer of the Company and has been acting in that capacity since June 1995. For more than five years prior to that time, Mr. Peterson acted in levels of increasing responsibility, concluding as senior audit manager for Donnelly Meiners Jordan Kline, P.C., a certified public accounting firm that has provided services to the Company.



PRICE A. SLOAN -     Age 34.  Mr. Sloan is the Secretary and General Counsel
                     of the Company and has been acting in that capacity since
                     March 1996.  For more than five years prior to that time
                     Mr. Sloan was an attorney with Blackwell Sanders Matheny
                     Weary & Lombardi L.C., the law firm that has acted and continues to act as legal counsel to the Company.



          DIRECTORS.

WILLIAM K. HOSKINS - Age 62.  For more than five years Mr. Hoskins has served as Vice President, General Counsel, and Secretary to the entity now named Hoechst Marion Roussel, Inc. and which was formerly known both as Marion Merrell Dow, Inc. and Marion Laboratories, Inc., a major pharmaceutical company. In 1997, Mr. Hoskins was appointed Special Counsel to Hoechst Marion Roussel, the parent Company of Hoechst Marion Roussel, Inc. Mr. Hoskins is currently the Chairman of the Board of Directors of the Company and has served in that capacity since May 1996. Mr. Hoskins is also a Director of the Company and has served in that capacity since December 1995. Mr. Hoskins's term as a Director of the Company expires in 1999.

BARRETT BRADY -      Information relating to Mr. Brady can be found above
                     under Executive Officers. Mr. Brady's term as a Director of the Company expires in 1997.

KAY N. CALLISON -    Age 53.  Ms. Callison has served as a Director of the
                     Company since 1982.  For more than five years, Ms.
                     Callison has been active in charitable activities in the Kansas City metropolitan area. Ms. Callison's term as a Director of the Company expires in 1997.

MARK C. DEMETREE -   Age 40.  Since February 1993, Mr. Demetree has been the
                     President of North American Salt Company, a company that is the second largest producer of salt in the United
                     States and Canada and is a unit of Harris Chemical Group, Inc. From 1989 through January 1993, Mr. Demetree was a
                     Senior Vice President of D.G. Harris & Associates, Inc.
                     From 1991 through February 1993, Mr. Demetree was also
                     President of the Trona Railway Company. Mr. Demetree is also a member of the Board of Directors of Advanced Radio
                     Telecom Corp., NAMSCO, Inc. and Sifto Canada, Inc. and is a member of the Board of Governors of the Chamber of Maritime Commerce for the Great Lakes and St. Lawrence
                     Seaway. Mr. Demetree's term as a Director of the Company expires in 1999.


JOHN A. OVEL -       Age 50.  For more than five years Mr. Ovel has served as
                     Regional President of Boatmen's Trust Company, a subsidiary of Boatmen's Bancshares, Inc. Mr. Ovel's term as a Director of the Company expires in 1999.

CLARENCE L. ROEDER -    Age 63.  Mr. Roeder has served as a Director of the
                        Company since 1974. For more than five years prior to July 1995, Mr. Roeder was Secretary of the Company. For more than five years prior to January 1993, Mr. Roeder was Vice President and General Counsel of the Company.
                        Mr. Roeder is also a member of the Board of Directors of Mercantile Bank of Kansas and Mercantile Bank of Kansas
                        City. Mr. Roeder's term as a Director of the Company expires in 1998.


THOMAS J. TURNER, III - Age 52.  Mr. Turner has served as a Director of the
                        Company since December 1995. For more than five years, Mr. Turner has served as President of Charter American Mortgage Company, a business that operates as a correspondent, and originates and services commercial loans, for institutional mortgage lenders. Mr. Turner is an advisory director of BANK IV Kansas City.
                        Mr. Turner's term as a Director of the Company expires in 1998.

ITEM 6.   EXECUTIVE COMPENSATION

          EXECUTIVE OFFICER COMPENSATION.


          The following tables set forth the compensation, grant of options to, and values of such grants to certain executive officers of the Company for the last three fiscal years.





                          SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                               ANNUAL COMPENSATION             COMPENSATION
                                                  ----------------------------------------     -------------
                                                                                                 SECURITIES
                                                                              OTHER ANNUAL      UNDERLYING      ALL OTHER
   NAME AND                                        SALARY        BONUS        COMPENSATION     OPTIONS/SARS    COMPENSATION
PRINCIPAL POSITION                        YEAR       ($)           ($)            ($)               (#)              ($)
------------------                        ----     -------     ----------     ------------     -------------   -------------
Barrett Brady, CEO                        1996     225,000     144,000(a)        9,857(b)         240,000(c)        N/A
                                          1995     110,000        N/A              N/A               N/A            N/A

Jack Frost, CEO                           1995      61,025        N/A              N/A              N/A           $6,975(d)

Lynn L. McCarthy, CEO(e)                  1995      87,667(f)   50,000           1,080(g)           N/A            5,388(h)
                                          1994     253,900(i)   10,000           1,508(g)           N/A            9,122(j)

Mark A. Peterson, CFO                     1996     100,000      25,000           4,800(k)           N/A              N/A

Edward A. de Avila, Senior Vice           1996      78,205      20,000           2,850(l)           N/A              N/A
  President

G. Reid Teaney, Senior Vice               1996      74,666      40,000(m)        3,300(n)           N/A              N/A
  President

(a)  The amount reflects bonus earned in 1996 but paid in 1997.
(b) The amount reported reflects the value of personal automobile use paid to Mr. Brady by the Company and the cost of a country club membership provided to Mr. Brady by the Company.
(c) See, (i) Options/SAR Grants in Last Fiscal Year and (ii) Aggregated Options/SAR Exercises in Last Fiscal Year and FY-end option/SAR Values, in the tables below.
(d)  The amount reported includes $6,975 paid to Mr. Frost as director fees.
(e) The amounts reflected for Mr. McCarthy in 1995 do not attempt to adjust for the value of cash and property received by Mr. McCarthy pursuant to the Settlement Agreement that resolved the significant shareholder litigation that occurred in 1995.
(f) The amount reported includes $6,533 deferred by Mr. McCarthy and $4,333 contributed by the Company under the Company's 401(k) savings plan.
(g) The amount reflects the value of the personal use of a Company-owned automobile attributable to Mr. McCarthy.
(h) The amount reported includes $1,050 paid to Mr. McCarthy as director fees and $4,338 paid as premiums under supplemental split dollar life insurance policies for Mr. McCarthy.
(i) The amount reported includes $62,304 deferred at the election of Mr. McCarthy as deferred compensation, $9,065 deferred by Mr. McCarthy and $5,663 contributed by the Company under the Company's
     401(k) savings plan and $10,933 contributed by the Company for Mr. McCarthy to the J.C. Nichols Company Employee Stock Ownership Plan.
(j) The amount reported includes $2,575 paid to Mr. McCarthy as director fees and $6,547 paid as premiums under supplemental split dollar life insurance policies for Mr. McCarthy.
(k)  The amount reported reflects automobile allowance paid to Mr. Peterson.
(l)  The amount reported reflects automobile allowance paid to Mr. de Avila.
(m)  The amount reported reflects bonus earned in 1996 but paid in 1997.
(n)  The amount reported reflects automobile allowance paid to Mr. Teaney.



                        OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                                                  POTENTIAL REALIZABLE VALUE
                        INDIVIDUAL GRANTS                                                     AT ASSUMED ANNUAL RATES OF STOCK
                                                                                              PRICE APPRECIATION FOR OPTION TERM(a)
------------------------------------------------------------------------------------------   --------------------------------------
                     NUMBER OF
                     SECURITIES          PERCENT OF TOTAL OPTIONS  EXERCISE OR
                    UNDERLYING OPTIONS   GRANTED TO EMPLOYEES IN   BASE PRICE  EXPIRATION
     NAME               GRANTED             FISCAL YEAR              ($/SHR)    DATE           0% ($)         5% ($)       10% ($)
------------------  ------------------   -----------------------   ----------- -----------   -----------    ---------    ---------
Barrett Brady, CEO       64,000              28.6                  $0.0125     12/31/2010     1,239,000     2,018,526     3,214,165
                        160,000              71.4                  $19.375      5/30/2006        -0-        1,949,573     4,940,601

(a) Assumes $19.375 per share market value at date of grant.


                                AGGREGATED OPTION/SAR EXERCISES
                          IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES


                                                                                     VALUE OF UNEXERCISED
                                                          NUMBER OF UNDERLYING           IN-THE-MONEY
                                                         UNEXERCISED OPTIONS AT         OPTION/SARS AT
                                                            FISCAL YEAR-END (#)      FISCAL YEAR-END(a)($)
                                                         ----------------------      --------------------
                          SHARES ACQUIRED       VALUE          EXERCISABLE/             EXERCISABLE/
     NAME                   ON EXERCISE        RECEIVED       UNEXERCISABLE            UNEXERCISABLE
-------------------     ------------------    ---------      ---------------         -----------------
Barrett Brady, CEO            -0-               -0-           32,000/ 32,000         959,600/959,600
                              -0-               -0-           16,000/144,000         170,000/1,530,000

(a)  Assumes $30 per share market value at December 31, 1996.

          OUTSIDE DIRECTOR COMPENSATION.

          Directors attending, whether by telephone or in person, any regular or special meeting of the Board of Directors of the Company are paid $1,000 per meeting. Directors who are members of committees of the Board of Directors attending, whether by telephone or in person, any regular or special meeting of a committee of the Board of Directors are paid $500 per meeting. Directors who are also employees of the Company are not paid Director's fees. Director and committee member fees were increased in early 1996 from $400 per meeting.

          EMPLOYMENT AGREEMENTS.


          The Company has an employment agreement with its President and Chief Executive Officer, Mr. Barrett Brady. The principal terms of Mr. Brady's employment agreement provide that for a period of five years ending on December 31, 2000, Mr. Brady shall receive a base salary of $225,000 per year subject to annual review and adjustment at the discretion of the Company's Board of Directors. Additionally, Mr. Brady shall be entitled to an annual incentive discretionary bonus based upon achieving goals to be set annually, with an opportunity to receive up to 80% of his base salary as annual incentive discretionary bonus. Moreover, Mr. Brady shall be entitled to fixed supplemental retirement benefits of $78,000 per year payable for 15 years commencing upon the earlier of his disability or reaching the age of
60.  Such supplemental retirement benefits vest at a rate of 40% on January
1, 1996, 20% on December 31, 1996, and 10% annually on December 31st for the years 1997, 1998, 1999, and 2000. Mr. Brady has been granted a stock option to purchase 64,000 shares, or their equivalent, at a price of $.0125 per share, which option vested 50% on January 1, 1996 and the remaining 50% vested on January 1, 1997. Mr. Brady has also been granted an option to purchase 160,000 shares of common stock of the Company, or their equivalent, at a price of $19.375 per share. Such option vests at a rate of 10% on December 31, 1996, 15% on December 31, 1997, and 25% annually on December
31st for the years 1998, 1999 and 2000. Mr. Brady shall be subject to a confidentiality and non-competition agreement during the term of the agreement and for a period of one year after termination.


          Mr. Brady's employment agreement provides for termination by the Company for cause, by voluntary resignation of Mr. Brady, or by the Company without cause. The agreement also provides Mr. Brady the right to terminate the agreement upon a change in control of the Company, which is defined as the acquisition by any entity or affiliated group of 35% or more of the combined voting power of the outstanding securities of the Company. Upon termination of the agreement by either party as a result of a change of control or by the Company without cause, Mr. Brady shall be entitled to certain rights, including, but not limited to, immediate vesting of all stock options and the right to receive his salary and normal employee benefits for the longer of twenty-four months or the remainder of the agreement's term.

          The Company has an employment agreement with its Senior Vice President of Development, Mr. Edward A. de Avila. The principal terms of Mr. de Avila's employment agreement provide that for a period of three years ending on August 12, 1999, Mr. de Avila shall receive a base salary of $200,000 per year subject to annual review and increase at the discretion of the Company's Board of Directors. Additionally, Mr. de Avila shall be entitled to an annual incentive discretionary bonus, with an opportunity to receive up to 40% of his base salary as annual incentive discretionary bonus. Mr. de Avila's employment agreement provides for termination by the Company for cause, by voluntary resignation of Mr. de Avila, or by the Company without cause. Upon termination of the Agreement by the Company without cause, Mr. de Avila shall be entitled to certain rights, including, but not limited to, the right to receive his annual salary and normal employee benefits from the date of termination until August 12, 1999.


          The Company has an employment agreement with its Senior Vice President, Mr. G. Reid Teaney. The principal terms of Mr. Teaney's employment agreement provide that for a period of three years ending on July 14, 1999, Mr. Teaney shall receive a base salary of $160,000 per year subject to annual review and increase at the discretion of the Company's Board of Directors. Additionally, Mr. Teaney shall be entitled to an annual incentive discretionary bonus with an opportunity to receive up to 60% of his base salary as annual incentive discretionary bonus. Mr. Teaney's employment agreement provides for termination by the Company for cause, by voluntary resignation of Mr. Teaney, or by the Company without cause. Upon termination of the Agreement by the Company without cause, Mr. Teaney shall be entitled to certain rights, including, but not limited to, the right to receive his annual salary and normal employee benefits from the date of termination until July 14, 1999.

          The Company has an employment agreement with its Chief Financial Officer, Mr. Mark A. Peterson. The principal terms of Mr. Peterson's employment agreement provide that for a period of three years ending on December 31, 1998, Mr. Peterson shall receive a base salary of $100,000 per year subject to annual review and increase at the discretion of the Company's Board of Directors. Additionally, Mr. Peterson shall be entitled to an annual incentive discretionary bonus set by the Company's Board of Directors. Mr. Peterson's employment agreement provides for termination by the Company for cause, by voluntary resignation of Mr. Peterson, or by the Company without cause. Upon termination of the Agreement by the Company without cause, Mr. Peterson shall be entitled to certain rights, including, but not limited to, the right to receive his annual salary and normal employee benefits for a period of not less than twelve months following the date of termination.

     The Company has an employment agreement with its General Counsel and Secretary, Mr. Price A. Sloan. The principal terms of Mr. Sloan's employment agreement provide that for a period of three years ending on March 19, 1999, Mr. Sloan shall receive a base salary of $100,000 per year subject to annual review and increase at the discretion of the Company's Board of Directors. Additionally, Mr. Sloan shall be entitled to an annual incentive discretionary bonus set by the Company's Board of Directors. Mr. Sloan's employment agreement provides for termination by the Company for cause, by voluntary resignation of Mr. Sloan, or by the Company without cause. Upon termination of the Agreement by the Company without cause, Mr. Sloan shall be entitled to certain rights, including, but not limited to, the right to receive his annual salary and normal employee benefits for a period of not less than twelve months following the date of termination.

     STOCK OPTION PLAN.


     The Board of Directors of the Company on March 28, 1996 adopted the 1996 Stock Option Plan ("Plan") that allowed the granting of stock options to eligible Plan Participants. The Shareholders of the Company approved the Plan at their 1996 Annual Meeting on May 29, 1996. An amendment and restatement of the Plan was approved subsequently by the Board of Directors to reflect recent changes in the federal securities regulations relevant to the Plan. The Plan authorizes the Board to issue up to 240,000 shares of the Company's common stock. If an option granted under the Plan expires or is canceled without having been exercised or vested, the shares subject to the unvested and canceled options will be available thereunder for grants of options. The type, amount, and conditions of any options granted under the Plan are determined by the Compensation Committee, or such other committee as the Board of Directors determines.


     COMPENSATION COMMITTEE.


     The Board of Directors of the Company has appointed a Compensation Committee to recommend compensation guidelines and policies for the Company and compensation for the senior officers of the Company and to administer the Plan. The Compensation Committee is currently composed of Thomas J. Turner, III, Chairman and Mark C. Demetree. Mr. Brady, the President and Chief Executive Officer of the Company, served on the Compensation Committee from December 13, 1995 until his resignation from the committee as of February 1, 1996.



ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Thomas J. Turner, III is a Director of the Company and is president and principal shareholder of Charter American Mortgage Company, a business that prepares and presents mortgage loan applications to institutional mortgage lenders. Charter American Mortgage Company has from time to time been asked to provide services to the Company, and the Company has obtained loans as a result of loan applications taken by Charter American Mortgage Company. Such loans were obtained by the Company at rates competitive with the rates charged by other mortgage lenders. Charter American Mortgage Company has earned approximately $146,000 in the last year in loan origination fees as the result of mortgage financing obtained by the Company as a result of services provided by Charter American Mortgage Company.


     The Company loaned to the ESOT approximately $2.0 million to permit the ESOT to meet its 1996 obligations. That loan was unsecured and non-interest bearing. The loan has been repaid in full.


     Mr. John A. Ovel is Director of the Company and is Regional President of Boatmen's Trust Company, the current trustee of the ESOT. CNOM & Co., the nominee of Boatmen's Trust Company, is record owner of the shares beneficially owned by the ESOT. Boatmen's Trust Company receives a fee for serving as trustee of the ESOT. The fee currently is determined by the number of shares held by the ESOT, the amount of cash held by the ESOT, the appraised value of the shares held by the ESOT, and the level of service requested by the ESOT. In 1996, that fee was approximately $102,000 and Boatmen's Trust Company expects such fees to be approximately $120,000 during 1997.


     Mr. Clarence L. Roeder and Ms. Kay N. Callison are Directors of the Company. Mr. Roeder and Mr. Miller Nichols, father of Ms. Callison, are each a director of Westport Today, Inc. In addition, Mr. Roeder is a vice president of that entity. Westport Today, Inc. entered into a Supplemental Settlement Agreement with the Company in September 1995 pursuant to which Westport Today, Inc. agreed to retire outstanding indebtedness of approximately $3,250,000 to the Company. Such indebtedness has been paid in full.


     On January 29, 1997 the Company purchased all outstanding shares of the Company owned beneficially and of record by AHI Metnall L.P. ("AHI"). Additionally, Mr. John Simon and Mr. James W. Quinn, who are affiliated with AHI, resigned as directors of the Company.

     The Company paid consideration of $27.25 per share, or a total of $25,856,980 for the 948,880 shares of the Company's common stock owned by AHI. At the closing, the Company delivered to AHI $12,809,880 in cash (plus eight percent (8%) interest per annum from January 15, 1997 to January 29, 1997 in an amount totaling $39,307). The Company also executed a promissory note in the amount of $12,989,600 (which reflects a $57,500 reduction for certain expenses), bearing interest at a rate of eight percent (8%) per annum with interest accruing commencing on January 15, 1997 ("Note"). The Note is secured by the pledge of a mortgage receivable and real property.


     The purchase price for the stock held by AHI was based on a negotiated price within the range of trades in the fourth quarter of 1996, which trades were between $27.00 and $31.06 per share. The transaction was negotiated on behalf of the Company over a number of months by management of the Company, with input from the Board of Directors of the Company. The transaction was unanimously approved by the Board of Directors of the Company without the participation of Mr. Simon or Mr. Quinn. The purchase by the Company of the stock held by AHI decreased the number of outstanding shares of common stock of the Company from 4,852,400 to 3,903,520 shares. The number of outstanding shares of common stock was further reduced to 3,849,358 in January 1997 when the ESOT transferred 54,162 shares to the Company in repayment of a loan from the Company.


ITEM 8.   LEGAL PROCEEDINGS



    On April 20, 1995, a shareholder derivative lawsuit was filed in which the Company, each of the then existing members of the Board of Directors of the Company, and the Bowser Partnership were named as defendants. Among other things, the plaintiffs alleged a breach of fiduciary duties by the then existing directors of the Company and alleged that certain then existing officers of the Company had engaged in insider transactions from which they benefitted personally at the expense of the Company. Specifically, the plaintiffs alleged that the former chief executive officer and former chief financial officer of the Company: (i) acquired in a series of transactions certain real property and other assets from the Company without paying fair value therefor; (ii) conveyed real property and other assets to the Company in exchange for assets of far greater value; (iii) caused the Company to make loans and investments unrelated to the business of the business of the Company and intended for their personal benefit; and (iv) failed to disclose to or attempted to conceal certain of the foregoing matters from the other members of the board of directors. The other members of the board of directors were named as defendants because of their alleged failure to identify and prevent the foregoing actions.

   This litigation was followed by a lawsuit initiated on behalf of the beneficiaries of the ESOT against many of those defendants, including the Company, named in the shareholder derivative lawsuit. The ESOT beneficiaries alleged that the foregoing transactions resulted indamages to them because of the significant interest in common stock of the Company held by the ESOT.

    After completion of an internal investigation by a committee of outside directors of the Company, the Company then filed a lawsuit against many of the defendants named in the shareholder derivative lawsuit. All of such legal actions were consolidated in the Federal District Court, Western District of Missouri, where certain litigants, including the Company, requested, among other things, that the District Court rescind certain transactions to which individuals who were then officers or directors of the Company were a party.

    The consolidated litigation ended when the Company and the other parties thereto entered into a Mutual Release and Settlement Agreement dated as of June 30, 1995 ("Settlement Agreement"). The parties to the Settlement Agreement included the shareholders who had initiated the derivative litigation, the Company, the ESOT beneficiaries that had initiated the litigation on behalf of all ESOT participants, all of the individuals who were then directors of the Company, four former directors of the Company who were on the Board of Directors of the Company at the time of certain transactions that were, in part, the subject of the litigation, the individuals who were at various times prior to the Settlement Agreement the trustees of the ESOT, certain individuals and entities related to or under the control of the former chief executive officer and former chief financial officer of the Company, and SunChase Capital, Inc. and Realty Capital Company, two outside entities that had entered into a business arrangement with the Company prior to the Settlement Agreement. The provisions of the Settlement Agreement that are material to the Company, and in parenthesis, the impact of each such provision on the Company's recognition of $19.5 million in net litigation settlement expense are as follows: (i) the Company received, in total, $6.6 million in cash from the insurance companies providing director and officer liability insurance and a fiduciary policy ($6.6 million income); (ii) the Company agreed to indemnify the then existing directors and former directors for their litigation expenses and the Company agreed to pay all attorney's fees, costs and expenses incurred on behalf of the shareholders initiating the shareholder derivative litigation and on behalf of the ESOT beneficiaries ($8.1 million expense); (iii) the Bowser partnership conveyed to the Company 125,242 shares (pre-split) of stock of the Company acquired by that partnership from the ESOT, and the indebtedness owed by the Bowser Partnership to the company was deemed satisfied (no effect); (iv) all rights of the Bowser Partnership and other entities pursuant to an option agreement entered into with the ESOT were forfeited (no effect); (v) the former chief executive officer of the Company conveyed to the Company 5,719 shares (pre-split) of stock of the Company ($4.3 million income); (vi) the former chief executive officer of the Company conveyed to the Company 6,508 shares of stock of the Company that were pledged as collateral for an obligation owed to another defendant in the litigation ($4.9 million income), and the Company agreed to pay approximately $6.1 million to acquire such shares ($6.1 million expense); (vii) the Company agreed to pay $3.6 million to the former chief executive officer of the Company ($3.6 million expense), indebtedness owed by such individual or other individuals to the Company or its subsidiaries, in the approximate amount of $8.1 million, was canceled ($5.6 million expense, net of reserves at December 31, 1994 of $2.5 million), and $1.1 million of obligations of the Company to such individuals was canceled ($1.1 million income); (viii) the Company received title to six properties from an entity controlled by the former chief executive officer of the Company and indebtedness owed to the Company relating to such properties was cancelled (no effect); (ix) the Company received a new secured note in the approximate amount of $1.2 million from an entity affiliated with the former chief financial officer of the Company in replacement of accounts receivable of the same amount (no effect); (x) the former chief financial officer of the Company agreed to provide to the Company the benefits of stock ownership of certain stock of an entity affiliated with the Company (no effect); (xi) the Company agreed to transfer 8,500 shares (pre-split) of stock received from the Bowser Partnership and to pay $2 million to the ESOT or the beneficiaries of the ESOT ($13.0 million expense); (xii) the Company agreed to appoint an independent institutional trustee for the ESOT.

     A summary of litigation settlement expenses is set forth in note 15 of the consolidated financial statements of the Company.



    Except for those involving the ESOT, nearly all transactions, conveyances, payments, and extinguishment required by the Settlement Agreement were completed by November 30, 1995. As part of the Settlement Agreement, the Company was given the option to submit to the IRS a request for a private letter ruling on matters related to the ESOT's duties pursuant to the Settlement Agreement. The private letter ruling request may result in JCN entering into a closing agreement with the IRS, and the Company may be requested to pay to the IRS some amount in order to obtain such a closing agreement.




     The Company has entered into a separate agreement (the "Resolution Agreement") with its prior auditor, Deloitte & Touche LLP, pursuant to which its prior auditor denied any wrongdoing or fault and agreed to resolve disagreements with the Company that arose out of the circumstances that were the subject of the Settlement Agreement referred to above. The Resolution Agreement resulted in the Company receiving a $4.6 million payment from Deloitte & Touche LLP and recognizing approximately $3.2 million in income that is included within the amount set forth on page 18 above under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Comparison of Year Ended December 31, 1996 to Year Ended December 31, 1995 -- Other." The Resolution Agreement also included a broad release by the Company of any claims it may have against Deloitte & Touche LLP and an agreement by the Company to provide to Deloitte & Touche LLP and various affiliates and related persons broad indemnification, subject to a $2.5 million cap, for any losses, costs, or expenses that Deloitte & Touche LLP and such affiliates and related persons may in the future incur as a result of the prior auditor's relationship with the Company.


     The Company filed as a plaintiff on December 22, 1995 a petition against its former attorney, Charles Schleicher, and the law firm of Schleicher Latz, P.C. alleging certain breaches of fiduciary duties and obligations as an attorney and the attorneys for the Company, and alleging certain failures in performance of duties as attorney and attorneys for the Company. The suit against Mr. Schleicher and his law firm was filed in the Circuit Court of Jackson County, Missouri. The Settlement Agreement described above limits the potential recovery realizable by the Company to $2.0 million. The actual amount recovered by the Company, by settlement or otherwise, may be substantially less than such amount.

     The Company has no claims pending against it and no claims pending by it against others that relate to the matters covered by the Settlement Agreement, arise out of events or circumstances that gave rise to the Settlement Agreement, or involve former officers, former directors, or professionals providing services to the Company prior to the Settlement Agreement.

     The Company has filed as a plaintiff a $3.0 million proof of claim in the National Gypsum bankruptcy proceeding pending in United States Bankruptcy Court, Northern District of Texas. The Company received an initial payment in 1996 of approximately $378,000. The Company's proof of claim in the National Gypsum bankruptcy is based on tort liability arising from claims relating to the quality of certain materials used in the construction of properties owned by the Company. Total payments received by the Company under the National Gypsum plan of reorganization will not equal the full amount of the proof of claim originally filed by the Company. However, counsel for the Company has advised management that such plan does provide for two additional payments on the Company's claim that are expected to total approximately $800,000. Such additional payments, if any, will be booked as income when received.



     The Company was named as a defendant in a complaint filed by Petula Associates ("Petula") in December 1996 in the United States District Court, Western District of Missouri. The complaint relates to a cost and revenue sharing agreement entered into between the Company and Petula in 1985 for construction and operation of the Coachhouse South Apartment complex now owned by the Company. Construction of this project, which was accomplished with modular units provided by Marley Continental Homes of Kansas, an affiliate of the Company, cost more than budgeted. Petula's complaint alleges fraud, breach of contract, and breach of a fiduciary duty by the Company and seeks $4.0 million in damages, interest thereon, and exemplary damages. The Company believes it has meritorious defenses to these claims and expects to aggressively assert such defenses.


     Nichols Equity, Inc., a wholly-owned subsidiary of JCN, received as defendant a complaint filed by Justin Management, Inc. ("Justin") and Winstead's Restaurant, Inc. ("Winstead's") in August 1996 in the United States District Court, Western District of Missouri. The suit sought to compel Nichols Equity to participate in an arbitration hearing allegedly required by an agreement allegedly entered into among Nichols Equity, Justin, and Winstead's. The parties have now agreed to an arbitration hearing to determine whether a separate provision of the agreement should be enforced which purports to require Nichols Equity to forfeit its interest in 47th Street Development Corporation, Grand Street Partners I, L.P., and Creekview Partners II, L.P. An adverse outcome in this arbitration is not expected to have a material adverse impact on the financial condition of the Company or results of operations.



     The Company and its subsidiaries are parties to certain other legal proceedings incident to their business. In the opinion of management, none of these other matters, either individually or in the aggregate, is material to the Company's financial condition or results of operations. All material legal proceedings are described above.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     MARKET.

     Although there is currently no established trading market for shares of common stock of the Company, such shares have for many years been traded over-the-counter very infrequently through inter-broker bulletin boards trading under the symbol "NCJC.BB." The high and low bid information reflecting inter-dealer bulletin board prices without retail mark-up, mark-down or commission, for each quarter during the two most recent fiscal years is as follows:


          1994                       HIGH                           LOW
------------------------------------------------------------------------------

       1st Quarter                   $6.25                        $5.625
------------------------------------------------------------------------------

       2nd Quarter                   $6.25                        $5.625
------------------------------------------------------------------------------

       3rd Quarter                  $7.375                        $7.3125
------------------------------------------------------------------------------

       4th Quarter                  $9.375                        $7.1875
------------------------------------------------------------------------------

          1995                       HIGH                           LOW
------------------------------------------------------------------------------

       1st Quarter                  $11.41                        $9.375
------------------------------------------------------------------------------

       2nd Quarter                 $10.3125                         $10
------------------------------------------------------------------------------

       3rd Quarter                 No Trades                     No Trades
------------------------------------------------------------------------------

       4th Quarter                  $21.875                       $14.375
------------------------------------------------------------------------------

           1996                      HIGH                           LOW
------------------------------------------------------------------------------

       1st Quarter                 $21.0625                       $20.00
------------------------------------------------------------------------------

       2nd Quarter                  $36.50                        $32.00
------------------------------------------------------------------------------

       3rd Quarter                  $34.00                        $28.125
------------------------------------------------------------------------------
       4th Quarter                  $31.0625                      $27.00
------------------------------------------------------------------------------

     These quotations merely reflect the prices at which transactions were proposed, and do not necessarily represent actual transactions. The quotations on March 21, 1997, were Bid $31.00 and Ask $33.50.

     The Company has 80,000 shares of its common stock that are subject to a vested option held by Mr. Brady, President and Chief Executive Officer. Other than 304,302 shares of common stock held by the Company's Employee Stock Ownership Trust and various other shareholders, the 3,849,358 currently outstanding shares of common stock of the Company may be sold pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The Company has entered into no agreements to register any shares of its common stock pursuant to the Securities Act and is not publicly offering, and has not publicly proposed to offer, any of its shares of common stock.


     The number of shares reflected in the foregoing paragraph does not include the 680,000 shares awaiting conveyance to the ESOT or ESOT beneficiaries and does not include any shares subject to options granted to management of the Company, but not yet exercised.

     HOLDERS.

     As of March 21, 1997, there were approximately 166 record holders of common stock and including those individuals and entities for whom shares are held in nominee or street name by brokers, there were approximately 306 holders of the common stock.

     DIVIDEND POLICY.


     Prior to 1995, the Company typically declared and paid an annual cash dividend of $10.00 on each share of its common stock (or approximately $.125 per post-split share). No dividend was declared on common stock in 1995 or 1996. The Board of Directors of the Company has not determined if, when, or in what amount future dividends will be declared or paid. The Company is not currently under any dividend payment prohibition or restriction.


ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

     On January 31, 1994, the Company sold 12,956 shares (or 1,036,480 post-split shares) of its common stock to AHI Metnall, L.P. These shares were sold in exchange for a 50% partnership interest then held by AHI Metnall, L.P. in the partnership Metnall Associates. This negotiated transaction was made in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act, as this isolated transaction with a single investor did not involve any public offering of the common stock of the Company.


     On December 31, 1994, the Company sold 5,524 shares (or 441,920 post split shares) of its common stock to Mr. Lynn L. McCarthy, the individual who was then the Chief Executive Officer of the Company. These shares were sold in exchange for a 51% partnership interest then held by Mr. McCarthy in a Kansas general partnership, World Resources Company. This negotiated transaction was made in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act, as this isolated transaction with a single investor did not involve any public offering of the common stock of the Company. The sale of stock to Mr. McCarthy was unrelated to the sale of stock to AHI Metnall, L.P. The stock sold to Mr. McCarthy was returned to the Company as part of the 1995 litigation settlement.

     In addition to the two stock sales set forth above, in March 1995 the Company contributed 375 shares and 1,000 shares (or 30,000 and 80,000 post-split shares, respectively) to the Company's Employee Stock Ownership Trust, representing the 1994 and 1995 contributions, respectively, by the Company to that Trust.


ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     The capital stock of the Company is Common Stock, par value $0.01 per share (the "Common Stock"). The Bylaws of the Company (the "Bylaws"), the Articles of Incorporation of the Company (the "Articles"), and Missouri law provide the following with respect to the Common Stock and holders thereof:

     DIVIDEND RIGHTS.

     The bylaws provide that dividends upon the outstanding shares of Common Stock may be declared by the Board of Directors at any meeting and that such dividends may be paid in cash, in property, or in shares of the Company's stock.

     REDEMPTION PROVISIONS.

     Shares of Common Stock are not subject to redemption.

     VOTING RIGHTS.

     Shares of Common Stock possess general voting powers. The Bylaws provide that in the election of directors, shareholders vote cumulatively unless cumulative voting is unanimously waived by all shareholders present. Accordingly, unless such right is unanimously waived, each shareholder may cast as many votes in the aggregate as shall equal the number of voting shares held by such shareholder, multiplied by the number of directors to be elected at such election, and such votes may all be cast for one candidate or may be distributed among two or more candidates. The Bylaws otherwise grant each holder of Common Stock one vote for each share of Common Stock entitled to vote and registered in the name of such holder on the books of the Company. Pursuant to the Bylaws, every shareholder entitled to vote at a meeting may vote either in person or by proxy executed in writing by the shareholder or his duly authorized attorney in fact.

     The Bylaws provide that the vote of the holders of a majority of shares of a quorum constitutes a valid corporate act, except in those specific instances in which a larger vote is required by law or by the Articles. Under the Bylaws, a quorum consists of the holders of a majority of the outstanding shares entitled to vote at a meeting of shareholders, present in person or by proxy.

     With respect to certain actions, authorization by the shareholders requires an affirmative vote by the holders of a majority of the outstanding shares of stock of the Company entitled to vote thereon, whether or not present at the meeting at which the vote is held. Such actions include, under the Articles, the amendment of the Articles and the amendment of the Bylaws. Under Missouri law, such actions include the amendment of the Articles, the restatement of the Articles and the approval of certain business combinations. Under the Bylaws, such actions include the removal of a director, unless the vote of a greater number of shares is required by law.

     Missouri law requires the affirmative vote by the holders of two-thirds of the outstanding shares entitled to vote for any reduction in the stated capital of the Company, the sale of substantially all of the Company's assets not in the ordinary course of business, the merger or consolidation of the Company, or the dissolution of the Company.

     So long as the directors of the Company are elected through cumulative voting, Missouri law provides, with respect to the number of directors, that such number may not be reduced to less than three if the number of shares voting against such a decrease would be sufficient to elect a director at an election of three directors, and, with respect to the removal of a director, that if less than the entire board is to be removed, no one of the directors may be removed if the votes cast against his or her removal would be sufficient to elect such person if cumulatively voted at an election of the class of directors of which such person is a part.

     Pursuant to the Bylaws, any action required to be taken or which may be taken upon a vote of the holders of Common Stock at a meeting of the shareholders may be taken without a meeting if consents in writing, setting forth the action so taken, shall be signed by all of the holders of Common Stock.

     CLASSIFICATION OF THE BOARD OF DIRECTORS.

     The Articles provide for a nine (9) member Board of Directors (the "Board"). The Bylaws provide for such board to be divided into three classes, with one-third of the total number of the full Board elected by the shareholders at each annual meeting.

     LIQUIDATION RIGHTS.

     In the event that the Company is dissolved, Missouri law provides that the property of the Company remaining after the Company has discharged or made provisions for discharging its liabilities will be distributed among the Company's shareholders according to their interests. Currently, the liquidation rights of the holders of Common Stock are not subordinate to those of the holders of any other class of stock.

     PREEMPTION RIGHTS.

     Pursuant to the Articles, no holder of Common Stock is entitled as such, as a matter of right, to purchase or subscribe for any shares of stock of the Company of any class, whether now or hereafter authorized or whether issued for cash, property or services or as a dividend or otherwise, or to purchase or subscribe for any obligations, bonds, notes, debentures, other securities or stock convertible into shares of stock of the Company or carrying or evidencing any right to purchase shares of stock of any class.

     LIABILITIES.

     Holders of Common Stock are not liable to further calls or to assessment by the Company. Under Missouri law, the holders of shares of Common Stock have no liability to the Company or its creditors with respect to such shares other than the obligation to pay the Company the full consideration for which such shares were issued or to be issued.

     PROVISIONS DISCRIMINATING AGAINST SUBSTANTIAL SHAREHOLDERS.

     Pursuant to the Articles, the terms, provisions and procedures of the Missouri Control Share Acquisition Statute do not apply to acquisitions of shares of Common Stock. No Article or Bylaw provision discriminates against any existing or prospective holder of Common Stock as a result of such shareholder owning a substantial amount of securities.

     MODIFICATION OF RIGHTS.

     Rights granted to holders of Common Stock by the Articles or the Bylaws may be modified through amendment to the Articles or Bylaws, respectively. Pursuant to the Articles, Article provisions may be amended only upon the affirmative vote of a majority of the shares of stock entitled to vote thereon, or, in the event the laws of Missouri require a separate vote by classes of shares, upon the affirmative vote of the holders of a majority of the shares of each class whose separate vote is required thereon. Pursuant to the Articles, the Bylaws may be altered, amended, suspended or repealed, or new Bylaws may be adopted, in any of the following ways: (i) by the affirmative vote, at any annual or special meeting of the shareholders, of the holders of a majority of the outstanding shares of stock of the Company entitled to vote; (ii) by resolution adopted by a majority of the full Board at a meeting thereof; or (iii) by unanimous written consent of all the shareholders or all the directors in lieu of a meeting; provided, however, that the power of the Directors to alter, amend, suspend or repeal the Bylaws or any portion thereof may be denied as to any Bylaws or any portion thereof enacted by the shareholders if at the time of such enactment the shareholders so expressly state. This restriction on the power of directors to modify Bylaws enacted by shareholders has not been stated with respect to any currently existing Bylaw.

     SUBORDINATION TO OTHER SECURITIES.

     The rights evidenced by, or amounts payable with respect to, Common Stock are not materially limited or qualified by the rights of any other authorized class of securities.

     IMPEDIMENTS TO A CHANGE IN CONTROL.


     The Company has not opted out of the Missouri Business Combination Statute. The statute restricts the ability of the Company to enter into certain "Business Combinations" with an "Interested Shareholder" or with any "Affiliates" and "Associates" of the Interested Shareholder (as defined therein). A "Business Combination" is defined to include, generally, a merger or consolidation, certain sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and any reclassification, recapitalization or reorganization that increases the proportionate voting power of the Interested Shareholder. An "Interested Shareholder" includes, generally, any person or entity that beneficially owns or controls 20% or more of the outstanding voting shares of the corporation. Pursuant to the statute, the Company may at no time engage in a Business Combination with an Interested Shareholder other than (i) a Business Combination approved by the Board prior to the date on which the Interested Stockholder acquired such status; (ii) a Business Combination approved by the holders of a majority of the outstanding voting stock not beneficially owned by the Interested Shareholder or its Affiliates or Associates at a meeting called no earlier than five years after the date on which the Interested Shareholder acquired such status; or (ii) a Business Combination that satisfies certain detailed fairness requirements. Notwithstanding the foregoing, unless the Board of the Company approved such Business Combination prior to the date on which the Interested Shareholder acquired such status or approved the transaction by which the Interested Shareholder acquired such status, no such Business Combination may be engaged in for a period of five years after the date the Interested Shareholder acquired such status.


ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The officers and directors of the Company: (i) are insured against personal liability by a directors' and officers' insurance policy that has a maximum policy limit of $10,000,000 per claim and per year purchased pursuant to Missouri statutory law, and (ii) have entered into an Indemnification Agreement with the Company. Officers and directors are also indemnified for actions taken while performing as officers and directors of the Company by the Bylaws of the Company and by Missouri law.

     The Bylaws, Missouri law and the Indemnification Agreement as it relates to directors and certain officers of the Company provide that the Company shall indemnify an officer or director of the Company who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

     Indemnification is limited to those cases where an officer's or director's conduct is not finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


     The audited consolidated financial statements of the Company for the years ended December 31, 1996, 1995 and 1994, and the report thereon, and the related financial statement schedules and the report thereon, are set forth below, beginning on page F-1.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
          ACCOUNTING AND FINANCIAL DISCLOSURE

    The relationship between the Company and its prior auditor was terminated on May 26, 1995. The Board of Directors of the Company decided to terminate that relationship. KPMG Peat Marwick LLP was engaged as auditor for the Company on May 26, 1995. The prior auditor qualified its report on the consolidated financial statements of the Company for the years ended December 31, 1993 and 1992. The prior auditor stated its qualification resulted from its inability to obtain sufficient evidence to evaluate whether certain capitalized cost balances as of December 31, 1993 and 1992 were in excess of recoverable amounts. To the knowledge of current management of the Company, there was not at any time prior to May 26, 1995 any disagreement expressed to the prior auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.



     Subsequent to May 26, 1995, current management of the Company had a disagreement with the prior auditor concerning: (i) the manner in which certain transactions between the Company and individuals who were at the time officers or directors of the Company were described, or, alternatively, not disclosed, in the financial statements of the Company for the years ended December 31, 1993 and 1992; (ii) the alleged failure of the prior auditor to forcefully bring to the attention of the Board of Directors of the Company during the years ended December 31, 1993 and 1992 the financial impact on the Company of such transactions; and (iii) the alleged failure by the prior auditor to identify for appropriate management or the Board of Directors of the Company during the years ended December 31, 1993 and 1992 deficiencies in the Company's internal accounting control structure. The disagreements with the prior auditor, Deloitte & Touche LLP, were not communicated to the prior auditor by the Company until after May 26, 1995. The transactions that gave rise to certain of the foregoing disagreements were the subject of the Settlement Agreement. Deloitte & Touche LLP was not a party to the Settlement Agreement. However, Deloitte & Touche LLP was a party to the separate Resolution Agreement entered into with the Company. Both the Settlement Agreement and the Resolution Agreement are described in Item 8, "Legal Proceedings."



ITEM 15.  EXHIBITS, CONSOLIDATED FINANCIAL STATEMENTS, AND FINANCIAL
          STATEMENT SCHEDULES
                                                                        Exhibit
                                                                         Number
                                                                        --------
(a)  FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

            Years Ended December 31, 1996, 1995 and 1994

            Independent Auditors' Report                                  [F-1]

            FINANCIAL STATEMENTS:

                 Consolidated Balance Sheets at December 31,
                      1996 and 1995                                       [F-2]

                 Consolidated Statements of Operations For the
                     Years Ended December 31, 1996, 1995 and 1994         [F-3]

                 Consolidated Statements of Stockholders' Equity
                      (Deficit) For the Years Ended December 31,
                      1996, 1995 and 1994                                 [F-4]

                 Consolidated Statements of Cash Flows For the Years
                      Ended December 31, 1996, 1995 and 1994              [F-5]

                 Notes to Consolidated Financial Statements               [F-6]

            Independent Auditors' Report                                  [F-7]

            FINANCIAL STATEMENT SCHEDULES:

                 Schedule of Real Estate and Accumulated
                      Depreciation at December 31, 1996                 [F-8.1]*

                 Schedule of Real Estate and Accumulated
                      Depreciation Rollforwards For the Year
                      End December 31, 1996                             [F-8.2]*

                 Schedule of Real Estate and Accumulated
                      Depreciation Rollforwards For the Year Ended
                      December 31, 1995                                 [F-8.3]*

                 Schedule of Real Estate and Accumulated Depreciation
                      Rollforwards for the Year Ended
                      December 31, 1994                                 [F-8.4]*

                 Schedule of Mortgage Loans on Real Estate at
                      December 31, 1996                                 [F-9.1]*

                 Schedule of Rollforward of Mortgage Loans on Real
                      Estate For the Year Ended December 31, 1996       [F-9.2]*

                 Schedule of Rollforward of Mortgage Loans on Real
                      Estate For the Year Ended December 31, 1995       [F-9.3]*

                 Schedule of Rollforward of Mortgage Loans on Real
                      Estate For the Year Ended December 31, 1994       [F-9.4]*

                 Schedule of Valuation and Qualifying Accounts For
                      the Year Ended December 31, 1996                 [F-10.1]*

                 Schedule of Valuation and Qualifying Accounts For
                      the Year Ended December 31, 1995                 [F-10.2]*

                 Schedule of Valuation and Qualifying Accounts
                      for the Year Ended December 31, 1994             [F-10.3]*

                 Schedule of Mortgages and Contracts Payable
                      at December 31, 1996                               [F-11]*


(b)     EXHIBITS

             The Articles of Incorporation of the Company                 [3.1]*

             The Bylaws of the Company                                    [3.2]*

             The Articles of Incorporation of the Company (Included
                  in Exhibit 3.1                                          [4.1]*

             The Bylaws of the Company (Included in Exhibit 3.2)          [4.2]*

             Amendment to and Restatement of J.C. Nichols Company
                  Employee Stock Ownership Plan                       [10.1(a)]*

             First Amendment to the Amended and Restated J.C.
                  Nichols Company Employee Stock Ownership Plan       [10.1(b)]*

             Third Amendment to the Amended and Restated J.C.
                  Nichols Company Employee Stock Ownership Plan       [10.1(c)]*

               Amendment to and Restatement of J.C. Nichols Company
                    Employee Stock Ownership Trust                  [10.2(a)]*

               First Amendment to the Amended and Restated J.C.
                    Nichols Company Employee Stock Ownership Trust  [10.2(b)]*

               Real Estate Contract of Sale (between J.C. Nichols
                    Company and Synergy Development Alliance, L.C.) [10.3(a)]*

               Amendment to Real Estate Contract of Sale            [10.3(b)]*


               Second Amendment to Real Estate Contract of Sale     [10.3(c)]*

               April 25, 1995 Letter Agreement [constituting third
                    amendment to Real Estate Contract of Sale]      [10.3(d)]*

               May 11, 1995 Letter Agreement [constituting fourth
                    amendment to Real Estate Contract of Sale]      [10.3(e)]*

               Secured Promissory Note - Note A                     [10.4(a)]*

               Secured Promissory Note - Note B                     [10.4(b)]*

               Deed of Trust, Security Agreement and Assignment of
                    Rents                                           [10.4(c)]*

               Assignment of Leases and Rents                       [10.4(d)]*

               Hotel Management Fee Participation Sale Agreement       [10.5]*

               Restated Joint Venture Agreement                        [10.6]*

               J.C. Nichols Company 1996 Stock Option Plan, Amended
                    and Restated Effective May 30, 1996                [10.7]*

               Form of Indemnification Agreement entered into between
                    the Company and each of the members of the Board
                    of Directors and certain Officers                  [10.8]*

               Form Employment Agreement between the Company and
                    certain Officers                                   [10.9]*

               Employment Agreement between the Company and Mr.
                    Brady, President and Chief Executive Officer of
                    the Company                                       [10.10]*

               Settlement Agreement between the Company and Deloitte
                    & Touche LLP                                      [10.11]*

               Stock Purchase Agreement among the Company, AHI
                    Metnall L.P., John Simon, and James W. Quinn.     [10.12]*

               Letter re:  Change in Certifying Accountant             [16.1]

               List of Subsidiaries and Affiliates of the Company      [21.1]*



               Power of Attorney for the members of the Board of
                    Directors and certain Officers of the Company
                    (included in Signature Pages to the Registration
                    Statement)                                         [24.1]*

               Financial Data Schedule                                 [27.1]*

               Settlement Agreement and Mutual Releases as of
                    June 30, 1995                                      [99.1]*



* Previously provided with Registration Statement on Form 10 and Amendments thereto.

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
J. C. Nichols Company
Kansas City, Missouri:

We have audited the accompanying consolidated balance sheets of J. C. Nichols Company and subsidiaries (the Company) as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1996 in conformity with generally accepted accounting principles.



/s/ KPMG Peat Marwick LLP
Kansas City, Missouri
March 7, 1997

                             J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995


                     Assets                              1996          1995
                     ------                              ----          ----

Revenue-producing properties (note 5)                $189,011,000   195,688,000
Land and improvement inventories                       29,645,000    32,344,000
Property held for future development                    1,477,000     1,492,000
                                                     ------------   -----------
     Total properties                                 220,133,000   229,524,000

Cash and cash equivalents                              14,454,000     7,209,000
Temporary investments                                  45,053,000     4,606,000
Marketable equity securities
  available-for-sale (note 3)                              -         38,114,000
Accounts receivable (note 12)                           2,000,000     4,205,000
Prepaid expenses                                        6,355,000     9,992,000
Income taxes receivable                                    -          4,192,000
Notes receivable (notes 4 and 12)                      21,514,000    24,032,000
Investments in real estate partnerships (note 6)        2,163,000     1,857,000
Minority interest in consolidated partnerships          4,431,000     4,284,000
Deferred income taxes                                   3,456,000        -
Other assets, net                                         768,000       680,000







                                                     ------------   -----------
                                                     $320,327,000   328,695,000
                                                     ------------   -----------
                                                     ------------   -----------

See accompanying notes to consolidated financial statements.


            Liabilities and Stockholders' Equity (Deficit)                   1996              1995
            ----------------------------------------------                   ----              ----
Mortgage indebtedness (note 8)                                           $309,188,000       326,349,000
Notes payable to banks and others (notes 12 and 13)                         2,000,000         5,658,000
Accounts payable and tenants' deposits                                      6,633,000         6,266,000
Accrued expenses and other liabilities                                      8,020,000         9,597,000
Income taxes payable                                                       11,525,000            -
Accrued contribution to Employee Stock Ownership Trust
   (note 13)                                                               11,050,000        11,050,000
Deferred gains on the sale of property                                        517,000           552,000
Deferred income taxes                                                          -              5,948,000
                                                                         ------------       -----------
                                                                          348,933,000       365,420,000
                                                                         ------------       -----------
                                                                         ------------       -----------

Stockholders' equity (deficit):
   Common stock, par value $.01 per share; 10,000,000 shares
      authorized and 5,016,745 shares issued (note 17)                        100,000           100,000
   Additional paid-in capital                                               8,319,000         7,079,000
   Unrealized gain on marketable equity securities available-
      for-sale, net of income taxes of $11,466,000                             -             21,023,000
   Retained earnings                                                       80,402,000        52,500,000
                                                                         ------------       -----------
                                                                           88,821,000        80,702,000

   Less treasury stock, at cost (164,345 shares of common
      stock) (note 18)                                                    117,427,000       117,427,000
                                                                         ------------       -----------
          Total stockholders' equity (deficit)                            (28,606,000)      (36,725,000)

Commitments and contingencies (notes 5, 11 and 13)
                                                                         $320,327,000       328,695,000
                                                                         ------------       -----------
                                                                         ------------       -----------

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                        1996           1995           1994
                                                                        ----           ----           ----
Sales and revenues:
   Rents                                                            $ 79,878,000     79,818,000     74,973,000
   Property sales                                                      6,623,000      6,047,000     10,694,000
   Commissions and fees                                                1,232,000      1,459,000      1,862,000
   Dividends and interest                                              4,634,000      4,806,000      4,053,000
   Gains on sales of investments and other assets                     34,867,000      5,711,000        727,000
   Equity in earnings of unconsolidated affiliates                       697,000        157,000        411,000
   Other                                                               4,697,000      1,307,000      1,493,000
                                                                    ------------    -----------    -----------
                                                                     132,628,000     99,305,000     94,213,000
                                                                    ------------    -----------    -----------

Costs and expenses:
   Selling, general and operating expenses                            45,555,000     46,118,000     43,203,000
   Cost of property sales                                              5,162,000      3,944,000      8,822,000
   Interest                                                           23,305,000     27,696,000     27,049,000
   Depreciation and amortization                                      13,954,000     14,355,000     18,488,000
   Employee Stock Ownership Trust contribution (note 13)                  -           1,787,000         -
   Valuation allowances                                                   -           2,350,000     39,699,000
   Litigation settlement (note 15)                                        -          19,553,000         -
   Net operations of property subject to debt extinguishment
     (note 9)                                                             -              -           1,650,000
                                                                    ------------    -----------    -----------
                                                                      87,976,000    115,803,000    138,911,000
                                                                    ------------    -----------    -----------

           Income (loss) before income taxes and extra-
             ordinary gain                                            44,652,000   (16,498,000)    (44,698,000)

Income tax expense (benefit) (note 10)                                16,750,000    (5,746,000)     (1,028,000)
                                                                    ------------    -----------    -----------
           Income (loss) before extraordinary gain                    27,902,000   (10,752,000)    (43,670,000)

Extraordinary gain on extinguishment of debt,
   net of income taxes of $9,175,000 (note 9)                             -              -          29,136,000
                                                                    ------------    -----------    -----------
           Net income (loss)                                        $ 27,902,000   (10,752,000)    (14,534,000)
                                                                    ------------    -----------    -----------
                                                                    ------------    -----------    -----------

Per share data (note 17):
   Income (loss) before extraordinary gain                          $       5.62          (.74)          (2.89)
   Extraordinary gain on extinguishment of debt                           -              -                1.93
                                                                    ------------    -----------    -----------
           Net income (loss)                                        $       5.62          (.74)           (.96)
                                                                    ------------    -----------    -----------
                                                                    ------------    -----------    -----------

   Dividends                                                        $     -              -                .125
                                                                    ------------    -----------    -----------
                                                                    ------------    -----------    -----------

Average number of shares outstanding                                   4,968,429     14,469,360     15,135,520
                                                                    ------------    -----------    -----------
                                                                    ------------    -----------    -----------


See accompanying notes to consolidated financial statements.

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                  1996             1995             1994
                                                                                  ----             ----             ----
Common stock:
  Balance at beginning and end of year (note 17)                             $     100,000          100,000         100,000
                                                                             -------------     ------------    ------------
Additional paid-in capital (note 17):
  Balance at beginning of year                                                   7,079,000        6,002,000       6,002,000
  Contribution of 110,000 shares to Employee Stock Ownership Trust (note 13)        -             1,077,000          -

  Earned stock compensation (note 16)                                            1,240,000           -               -
                                                                             -------------     ------------    ------------
  Balance at end of year                                                         8,319,000        7,079,000       6,002,000
                                                                             -------------     ------------    ------------

Unrealized gain on marketable equity securities
  available-for-sale, net of income taxes:
    Balance at beginning of year                                                21,023,000       13,755,000          -
    Unrealized gain upon adoption of Statement of Financial
      Accounting Standards No. 115 on January 1, 1994, net of
      income taxes of $8,185,000                                                    -                -           15,053,000
    Unrealized gain (loss), net of income taxes of $184,000, $4,165,000
      and ($700,000)                                                               320,000        7,612,000      (1,298,000)
    Realized loss from sale of securities, net of income taxes of $23,000           -                42,000          -
    Realized gain from sale of securities, net of income taxes of
    $11,636,000 and $208,000                                                   (21,343,000)        (386,000)         -
                                                                             -------------     ------------    ------------
    Balance at end of year                                                       -            21,023,000      13,755,000
                                                                             -------------     ------------    ------------

Retained earnings:
  Balance at beginning of year                                                  52,500,000       63,252,000      79,736,000
  Net income (loss)                                                             27,902,000      (10,752,000)    (14,534,000)
  Cash dividends ($.125 per share in 1994)                                          -                -           (1,950,000)
                                                                             -------------     ------------    ------------
  Balance at end of year                                                        80,402,000       52,500,000      63,252,000
                                                                             -------------     ------------    ------------

Treasury stock:
  Balance at beginning of year                                                (117,427,000)     (14,582,000)    (23,058,000)
  Contribution of 110,000 shares to Employee Stock Ownership Trust
    (notes 13 and 17)                                                               -               710,000          -
  Issuances of 1,478,400 shares (note 17)                                           -                -            9,392,000
  Receipt of 12,227 shares in litigation settlement (note 15)                       -            (9,207,000)         -
  Purchase of 1,295 shares                                                          -                -             (916,000)
  Receipt of 125,242 shares previously securing note
    receivable (note 15)                                                            -           (94,348,000)         -
                                                                             -------------     ------------    ------------
  Balance at end of year                                                      (117,427,000)    (117,427,000)    (14,582,000)
                                                                             -------------     ------------    ------------

Note receivable secured by the Company's common stock:
   Balance at beginning of year                                                     -           (94,348,000)    (94,348,000)
   Transfer of 125,242 shares to treasury stock in settlement of
       note receivable (note 15)                                                    -            94,348,000          -
                                                                             -------------     ------------    ------------
   Balance at end of year                                                           -                -          (94,348,000)
                                                                             -------------     ------------    ------------
          Total stockholders' equity (deficit)                               $ (28,606,000)     (36,725,000)    (25,821,000)
                                                                             -------------     ------------    ------------
                                                                             -------------     ------------    ------------

See accompanying notes to consolidated financial statements.

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                             1996                1995                1994
                                                                             ----                ----                ----
Operating activities:
  Net income (loss)                                                      $ 27,902,000         (10,752,000)       (14,534,000)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
      Depreciation of properties                                           12,906,000          13,316,000         17,502,000
      Amortization of deferred costs                                        1,048,000           1,039,000            986,000
      Extraordinary gain                                                       -                   -             (29,136,000)
      Valuation allowances                                                     -                2,350,000         39,699,000
      Earned stock compensation                                             1,240,000              -                  -
      Noncash portion of litigation settlement                                 -               13,588,000             -
      Deferred income taxes                                                 2,062,000          (2,597,000)        (9,752,000)
      Equity in earnings of unconsolidated affiliates                        (697,000)           (157,000)          (411,000)
      Employee Stock Ownership Trust contribution                              -                1,787,000             -
      Gains on sales of investments and other assets                       (1,888,000)         (5,182,000)          (809,000)
      (Gains) losses on sales of marketable equity securities             (32,979,000)           (529,000)            82,000
      Net operations of property, subject to debt
        extinguishment                                                         -                   -               1,650,000
      Changes in:
        Land and improvement inventories                                    2,714,000           7,280,000          3,253,000
        Accounts receivable                                                 2,165,000             577,000            160,000
        Minority interest in consolidated partnerships                       (147,000)           (430,000)          (385,000)
        Accounts payable and tenants' deposits                               (153,000)           (539,000)          (160,000)
        Accrued expenses and other liabilities                               (577,000)           (640,000)          (451,000)
        Current income taxes                                               15,717,000           1,437,000         (5,111,000)
        Other, net                                                            400,000           1,469,000          2,756,000
                                                                         ------------         -----------        -----------
          Net cash provided by operating activities                        29,713,000          22,017,000          5,339,000
                                                                         ------------         -----------        -----------

Investing activities:
  Net (increase) decrease in temporary investments                        (40,447,000)           (202,000)         7,882,000
  Payments on notes receivable                                              8,773,000           6,927,000         18,870,000
  Issuance of notes receivable                                             (6,632,000)         (6,174,000)       (19,531,000)
  Additions to revenue-producing properties                                (8,317,000)         (7,862,000)       (11,915,000)
  Purchase of marketable equity securities                                     -               (3,021,000)          (162,000)
  Proceeds from sales of capital assets                                     3,056,000           5,269,000          4,031,000
  Return of capital from unconsolidated affiliates                            400,000             420,000            389,000
  Proceeds from sales of marketable equity securities                      38,617,000             925,000            215,000
  Maturities of marketable securities                                          -                2,359,000             -
  Investments in and advances to unconsolidated affiliates                    (14,000)           (394,000)            -
  Other, net                                                                   (6,000)             30,000            (10,000)
                                                                         ------------         -----------        -----------
          Net cash used in investing activities                          $ (4,570,000)         (1,723,000)          (231,000)
                                                                         ------------         -----------        -----------

                                                                                                                  (Continued)


                                        2


                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED


                                                                             1996                1995                1994
                                                                             ----                ----                ----
Financing activities:
  Payments on mortgage indebtedness                                      $(20,593,000)       (11,825,000)        (11,459,000)
  Issuance of mortgage indebtedness                                         6,353,000             -                2,448,000
  Purchases of treasury stock                                                  -              (4,901,000)           (916,000)
  Issuance of notes to banks and others                                        -              11,356,000          11,236,000
  Payments on notes to banks and others                                    (3,658,000)       (22,362,000)        (20,904,000)
  Dividends paid                                                               -              (1,180,000)         (1,847,000)
  Capital contributions from minority partners                                 -               1,641,000              -
                                                                         ------------        -----------         -----------
          Net cash used in financing activities                           (17,898,000)       (27,271,000)        (21,442,000)
                                                                         ------------        -----------         -----------

          Net increase (decrease) in cash and cash
            equivalents                                                     7,245,000         (6,977,000)        (16,334,000)

Cash and cash equivalents, beginning of year                                7,209,000         14,186,000          30,520,000
                                                                         ------------        -----------         -----------
Cash and cash equivalents, end of year                                   $ 14,454,000          7,209,000          14,186,000
                                                                         ------------        -----------         -----------
                                                                         ------------        -----------         -----------

See accompanying notes to consolidated financial statements.

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of J. C. Nichols
        Company and its majority controlled affiliates (the Company). Significant intercompany profits, transactions and balances have been eliminated.

     Minority interest in consolidated partnerships represents the cumulative losses, after capital contributions, attributable to minority interests in consolidated general partnership investments of the Company.

     REVENUE-PRODUCING PROPERTIES

     Revenue-producing properties are carried at cost less accumulated depreciation. All direct and indirect costs clearly associated with the acquisition and development of real estate projects are capitalized. Interest and certain indirect costs are capitalized during periods in which activities necessary to ready the property for its intended use are in progress. Depreciation is generally computed using the straight-line method over the estimated useful lives of the assets, generally seven to thirty-one years.

     Real estate projects are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest changes) of the asset is less than the carrying amount of the asset, an impairment loss is recognized.
        The amount of the impairment loss is calculated based on an evaluation of discounted cash flows.

     Leases for office and warehouse space provide for fixed monthly rents and may contain provisions for rent escalations, utility charges and other adjustments. Retail leases generally provide for minimum annual rents, contingent rentals based on a percentage of the lessee's sales and, in many instances, the tenant's proportionate share of real estate taxes, insurance and maintenance. These leases generally have a term of three to five years or longer in the case of most major tenants. Apartment leases provide for a fixed monthly rental primarily for a term of one year. All leases are accounted for as operating leases.

     LAND AND IMPROVEMENT INVENTORIES

     Land and improvement inventories includes residentially zoned land, land improvements and building improvements, and are carried at the lower of average cost or market. Revenues from property sales are recorded when sufficient funds are received from the buyer and all conditions precedent to the sale are completed, generally when the property is deeded to the buyer. Improvement costs are allocated to the parcels benefited on the basis of estimated relative sales value.

                                                                    (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     DEFERRED GAINS ON THE SALE OF PROPERTY

     Gains on the sale of property are deferred until such time as the Company is no longer required to perform significant activities related to the property sold, has no continuing involvement and has transferred the risks and rewards of ownership. Additionally, the buyer must have evidenced a substantial initial and continuing investment in the property.

     Gains on the sale of property to unconsolidated affiliates are deferred to the extent of the Company's ownership interest in such affiliates.

     INVESTMENTS IN REAL ESTATE PARTNERSHIPS

     Investments in real estate partnerships primarily consist of investments in and advances to unconsolidated affiliates. Investments in real estate partnerships are accounted for on the equity method and reflect the Company's share of income or loss of the partnerships, reduced by distributions received and increased by contributions made.

     TEMPORARY INVESTMENTS AND CASH EQUIVALENTS

     Temporary investments are marketable securities which are callable within 30 to 150 days of purchase and are carried at the lower of amortized cost or market value. Cash equivalents include money market funds, certificates of deposit and debt securities acquired with an original maturity of three months or less.

     MARKETABLE EQUITY SECURITIES

     On January 1, 1994, the Company adopted Statement of Financial Accounting
        Standards (SFAS) 115, "Accounting for Certain Investments in Debt and Equity Securities." The impact of adopting SFAS 115 resulted in an increase in stockholders' equity of approximately $15,053,000, net of income taxes of $8,185,000.

     Held-to-maturity securities are recorded at amortized cost. Available-for-sale and trading securities are recorded at fair value. Unrealized holding gains and losses, net of related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Unrealized holding gains and losses for trading securities are included in earnings.

     The Company classifies all investments in marketable equity securities as available-for-sale. The Company computes the cost of securities sold using the specific identification method.

                                                                    (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     INCOME TAXES

     Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting basis and the income tax basis of the Company's assets and liabilities. The impact on deferred taxes of changes in tax rates and laws is reflected in the financial statements in the period of change.

     TREASURY STOCK

     Treasury stock purchases have been recorded at cost. Other receipts of treasury stock have been recorded at estimated fair value.

     USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported balances of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     INCOME (LOSS) PER SHARE

     Income (loss) per share has been computed based on the average number of common and common equivalent shares outstanding during the year, including shares held by the Employee Stock Ownership Trust (see note
        13). All years presented reflect retroactive adjustment of the 1996 stock split (see note 17).

     RECLASSIFICATIONS

     Certain amounts in the consolidated financial statements have been reclassified to conform with the 1996 presentation.

 (2) SUPPLEMENTAL CASH FLOW INFORMATION

     During 1994, the Company assumed debt of $18,316,000 in exchange for a 51% interest in three separate consolidated partnerships. The assets of these partnerships consisted of revenue-producing properties with a cost basis of approximately $18,472,000.

     In 1994, the Company issued 1,036,480 shares of common stock to acquire the remaining 50% interest in a partnership. Upon acquisition of the remaining partnership interest, the Company dissolved the partnership and assumed its assets and liabilities. The net assets transferred had a carrying value of approximately $12,795,000.

                                                                    (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 (3) MARKETABLE EQUITY SECURITIES

     The following table summarizes the cost, fair value and gross unrealized gains and losses of the Company's investment in marketable equity securities at December 31, 1996 and 1995:

                                            1996        1995
                                            ----        ----
                 Cost                       $ -       5,625,000
                 Fair value                   -      38,114,000
                 Unrealized gains             -      32,551,000
                 Unrealized losses            -          62,000

     During 1995, the Company sold equity securities for $3,284,000 resulting in gross realized gains of $594,000 and gross realized losses of $65,000.

     During 1996, the Company liquidated its investment in marketable equity securities for $38,617,000, resulting in gross realized gains of $33,048,000 and gross realized losses of $69,000.

 (4) NOTES RECEIVABLE

     Notes receivable at December 31, 1996 and 1995 consisted of:

                                                       1996             1995
                                                       ----             ----
        Promissory notes, collateralized by
           real estate, due 1997 to 2013           $14,116,000       16,448,000
        Notes receivable - miscellaneous             4,503,000        4,163,000
        First mortgage and construction loans
           on residential property                   2,895,000        3,421,000
                                                   -----------       ----------
                                                   $21,514,000       24,032,000
                                                   -----------       ----------
                                                   -----------       ----------

     The Company has valuation reserves of $3,799,000 and $3,453,000 related to notes receivable at December 31, 1996 and 1995, respectively.

 (5) REVENUE-PRODUCING PROPERTIES

     Revenue-producing properties at December 31, 1996 and 1995 consisted of:

                                                    1996                1995
                                                    ----                ----
        Land and improvements                   $ 29,355,000         32,546,000
        Buildings and improvements               308,837,000        302,585,000
        Furnishings and equipment                  4,163,000          6,361,000
        Construction in progress                     625,000            507,000
                                                ------------        -----------
                                                 342,980,000        341,999,000

        Less accumulated depreciation            153,969,000        146,311,000
                                                ------------        -----------
                                                $189,011,000        195,688,000
                                                ------------        -----------
                                                ------------        -----------

                                                                    (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Until 1994, the Company amortized tenant improvements over their financial reporting or tax lives. In 1994, the Company changed its depreciation of tenant improvements to correspond with the terms of individual leases. This change in amortization resulted in a more conservative accounting treatment and an increase of approximately $4,000,000 in depreciation expense during 1994.

     As of December 31, 1996, future minimum lease payments receivable under noncancelable operating leases, excluding apartments, are as follows:

              Year                                           Amount
              ----                                           ------
              1997                                       $ 39,330,000
              1998                                         33,034,000
              1999                                         28,379,000
              2000                                         22,165,000
              2001                                         18,095,000
              Thereafter                                  139,257,000
                                                         ------------
              Total future minimum lease payments        $280,260,000
                                                         ------------
                                                         ------------

     Contingent rents amounted to $3,713,000, $4,162,000 and $4,201,000 for 1996, 1995 and 1994, respectively. Apartment rentals under leases of one year or less aggregated $19,735,000, $18,681,000 and $17,806,000 for 1996, 1995 and 1994, respectively.

     In 1987, a subsidiary of the Company entered into various contracts with the City of St. Petersburg, Florida (the City) for the redevelopment and construction of certain parking, commercial and retail facilities known as Bay Plaza. Due to a delay in significant development activities, the Company ceased capitalization of interest, property taxes, insurance and other development costs on December 31, 1990. On June 30, 1995, the Company and the City agreed to extend the Redevelopment Agreement for an initial period of six months. In November 1995, the Company informed the City that it had ceased plans to develop the properties. The Company has disposed of many of the properties and expects to dispose of the remaining properties as soon as practicable.

     Based on its assessment of the feasibility of developing Bay Plaza under the existing cost structure, management determined that the value of Bay Plaza had declined, and a reduction in its carrying value of $18,600,000 was recorded to reduce the carrying value of the assets to $3,000,000 at December 31, 1994. The method used for estimating the property value of Bay Plaza requires making certain assumptions regarding market and economic conditions. During 1996, the Company disposed of Bay Plaza assets with a book value of $7,300,000 and was released from related mortgages payable in the amount of $2,200,000. At December 31, 1996, the carrying value of Bay Plaza assets, net of liabilities, was approximately $900,000.

                                                                   (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 (6) INVESTMENTS IN REAL ESTATE PARTNERSHIPS

     At December 31, 1996, the Company had an equity interest in the following unconsolidated entities:

                                                      Percent owned
                                                      -------------
           Center Court Partners                           50.0%
           Dallas County Partners                          50.0
           Dallas County Partners II                       50.0
           Dallas County Partners III L.C.                 50.0
           Fountain Three                                  50.0
           Terrace Place Partners                          50.0
           Meredith Drive Associates L.P.                  49.5
           Board of Trade Investment Company               49.0
           Sun Mountain Village Partners L.P.              44.1
           J. C. Nichols Real Estate                       40.0
           4600 Madison Associates, L.P.                   12.5
           Raphael Hotel Group L.P.                         5.0

     Selected aggregate financial data for unconsolidated affiliates for 1996 and 1995, is presented below:

                                                   1996               1995
                                                   ----               ----

        Total assets                         $  125,076,000        117,763,000
                                             --------------        -----------
                                             --------------        -----------

        Total liabilities (note 11)          $  137,870,000        129,954,000
                                             --------------        -----------
                                             --------------        -----------

        Net income                           $    2,189,000            759,000
                                             --------------        -----------
                                             --------------        -----------

 (7) DEFERRED COMPENSATION

     The Company accrues deferred compensation for certain key personnel to be paid over a five or ten-year period following retirement or death. Charges to operations, including interest, amounted to $229,000, $275,000 and $482,000 for 1996, 1995 and 1994, respectively, with the accrued liability as of December 31, 1996 and 1995 aggregating $2,910,000 and $3,561,000, respectively. As part of the settlement described in note 15, the deferred compensation of one former officer amounting to $814,000 ($759,000 as of December 31, 1996) will be paid according to the plan agreement, and another former officer waived his rights to $243,000 in deferred compensation.

 (8) MORTGAGE INDEBTEDNESS

     Mortgage indebtedness consists principally of first mortgage notes on revenue-producing properties. These obligations, with minor exceptions, bear annual interest at rates ranging from 3.9% to 10.5% and mature from 1997 to 2021. Substantially all of the Company's revenue-producing properties are pledged to secure this debt.

                                                                   (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Aggregate annual principal payments applicable to mortgage indebtedness subsequent to December 31, 1996 are:

             1997                                  $   33,937,000
             1998                                       8,707,000
             1999                                      25,402,000
             2000                                       7,436,000
             2001                                       6,630,000
             Thereafter                               227,076,000
                                                   --------------
                                                   $  309,188,000
                                                   --------------
                                                   --------------

     As a result of the bankruptcy of a primary tenant, the Company ceased making debt service payments on the underlying loan in 1991 and began negotiations with the lender to restructure the debt agreement. As of December 31, 1993, this nonrecourse debt had a principal balance of $7,149,000 and accrued interest of $1,818,000. In March 1994, the Company and the lender agreed to restructure the loan which required a cash payment of $1,649,000 to reduce the loan balance to $5,500,000. Accrued interest through February 1994 was waived under the agreement. The restructuring reduced the effective interest rate, for financial statement purposes, from 12% to approximately 3%.

     Due to the loss of a primary tenant in an office building that had an underlying mortgage, the Company began negotiations with the lender to restructure the debt agreement. As of December 31, 1995, this nonrecourse debt had a principal balance of $22,500,000 and accrued interest of $3,720,000. In January 1996, the Company and the lender agreed to restructure the loan, which required a cash payment by the Company of $2,500,000. In addition, the Company has the option to retire the outstanding indebtedness prior to maturity for $14,000,000 less future principal payments thereon. The restructuring reduced the effective interest rate beginning in 1996, for financial statement purposes, from 10.5% to approximately 3%.

     Certain debt agreements provide for a 50% sharing of positive and negative cash flows from operations and capital expenditures as defined between the parties. Interest expense recognized for such sharing was $929,000, $479,000 and $709,000 for 1996, 1995 and 1994, respectively.
        Additionally, as of December 31, 1996 and 1995, mortgage indebtedness includes a $4,026,000 and $3,963,000 preference item, respectively, related to these agreements. The Company's liability is contingent upon certain conditions being met upon the sale or refinancing of the mortgaged properties.

     Interest payments (net of capitalized interest of $14,000, $121,000 and $289,000, respectively) aggregated $22,897,000, $28,159,000 and
        $26,977,000 for 1996, 1995 and 1994, respectively.

     In 1996, the Company obtained a $10,000,000 unsecured line of credit with a bank. Interest on the line's outstanding borrowings are at the prime rate and are due on demand. There were no outstanding borrowings on this line of credit at December 31, 1996.

                                                                    (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 (9) NET LIABILITIES SUBJECT TO EXTINGUISHMENT

     The Company had a 50% interest in a joint venture, Kantel, L.P. (the
        Venture), with an affiliate of The Ritz-Carlton Hotel Company (Ritz) to convert and operate an existing hotel owned by the Company. To finance the conversion, the Company, through a wholly-owned subsidiary, borrowed $70,000,000 on a nonrecourse basis using the assets of the hotel as collateral, and through another wholly-owned subsidiary, also leased the land and building to the Venture. The hotel did not meet expected operating results or cash flows, and the Venture was unable to meet its obligations under the debt and lease agreements.

     On February 22, 1994, the lender foreclosed on the hotel, and the Company was released from its obligations under the nonrecourse debt. As a result of extinguishing the nonrecourse debt of $84,298,000, including interest, and the write-off of all related assets, the Company recognized a gain of $38,311,000, which is presented as an extraordinary item, net of an allocation of income taxes of $9,175,000.

     Operations relating to the hotel property and related debt are included in "net operations of property subject to debt extinguishment" and consist of the following in 1994:

            Rent and interest income                    $     504,000
            Interest expense                                 (206,000)
            Depreciation and amortization                    (114,000)
            General and administrative expenses              (135,000)
            Equity in loss of Kantel, L.P.                 (1,699,000)
                                                        -------------
                                                        $  (1,650,000)
                                                        -------------
                                                        -------------

(10) INCOME TAXES

     Income tax expense (benefit) is comprised of the following:

                                                        1996           1995           1994
                                                        ----           ----           ----
        Current                                     $14,688,000     (3,149,000)    (3,762,000)
        Deferred                                      2,062,000     (2,597,000)    11,909,000
                                                    -----------     ----------     ----------
                Total income tax expense
                  (benefit)                         $16,750,000     (5,746,000)     8,147,000
                                                    -----------     ----------     ----------
                                                    -----------     ----------     ----------
        Income tax expense (benefit) before
          extraordinary item                        $16,750,000     (5,746,000)    (1,028,000)
        Income tax expense on extraordinary
          item                                             -              -         9,175,000
                                                    -----------     ----------     ----------
                Total income tax expense
                  (benefit)                         $16,750,000     (5,746,000)     8,147,000
                                                    -----------     ----------     ----------
                                                    -----------     ----------     ----------

                                                                    (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Deferred income taxes reflect the tax impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts measured by tax laws and regulations. Deferred income taxes are comprised of the following:

                                                                     1996            1995
                                                                     ----            ----
        Deferred tax assets:
             Property and receivable allowances              $  10,590,000      14,047,000
             Note receivable extinguished in
                settlement (note 15)                            15,715,000      15,715,000
             Deferred compensation                                 990,000       1,211,000
             ESOT contributions                                  4,437,000       4,437,000
             Gains recognized for tax purposes,
                deferred for book purposes                       3,654,000       1,949,000
             Other                                                 106,000          26,000
                                                             -------------     -----------
                    Total gross deferred tax assets             35,492,000      37,385,000

        Less valuation allowance                               (15,715,000)    (15,715,000)
                                                             -------------     -----------
                    Total deferred tax assets                   19,777,000      21,670,000
                                                             -------------     -----------
        Deferred tax liabilities:
             Accelerated depreciation                          (11,845,000)    (11,825,000)
             Gains recognized for book purposes,
                deferred for tax purposes                       (4,476,000)     (4,288,000)
             Investment securities valuation adjustment           -            (11,466,000)
             Other                                                -                (39,000)
                                                             -------------     -----------
                    Total deferred tax liabilities             (16,321,000)    (27,618,000)
                                                             -------------     -----------
                    Net deferred tax assets (liabilities)     $  3,456,000      (5,948,000)
                                                             -------------     -----------
                                                             -------------     -----------

     The Company has proposed to the Internal Revenue Service (IRS) adjustments to its federal income tax returns to claim $92 million of partial bad debt and accrued interest losses arising from a note receivable from a limited partnership, owned in part by the Company's former president, to the Company which could result in immediate tax benefits to offset amounts currently payable of $9,245,000 and additional current and deferred tax benefits of up to $25 million. Due to the uncertainty surrounding these issues, the Company has not recognized these tax benefits in the accompanying consolidated financial statements.

                                                                    (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Total income tax expense (benefit) differs from expected income tax benefit as follows:

                                                               1996           1995           1994
                                                               ----           ----           ----
        Expected income tax expense (benefit) at
            34%                                            $15,182,000     (5,609,000)    (2,172,000)
        Tax-exempt income                                        -            (26,000)      (113,000)
        Valuation allowance for deferred tax
            assets related to ESOT contributions
            and deferred interest income                         -           -            15,715,000
        Difference in tax basis on partnership
            interest                                             -           -            (5,000,000)
        State income taxes                                   1,455,000       -              (161,000)
        Dividend exclusion                                      (7,000)      (170,000)      (167,000)
        Excess fair value of contributions                    -              -                (8,000)
        Other, net                                             120,000         59,000         53,000
                                                           -----------     ----------     ----------
                  Total income tax expense
                    (benefit)                              $16,750,000     (5,746,000)     8,147,000
                                                           -----------     ----------     ----------
                                                           -----------     ----------     ----------

     Net cash refunds (payments) for income taxes during 1996, 1995 and 1994 were $955,000, $4,588,000 and $(8,297,000), respectively.

(11) CONCENTRATION OF CREDIT RISK

     Several of the Company's consolidated general partnerships and subsidiaries have revenue-producing real estate. During the initial lease-up phase, this real estate generated net operating losses, which upon consolidation resulted in minority obligations to the Company of $4,431,000 and $4,284,000 at December 31, 1996 and 1995, respectively.
        If the outside partners fail to perform their obligations, such amounts may not be realized by the Company. Based on its evaluation of the outside partners, the Company has determined that the outside partners have the financial ability to perform their obligations.

     As of December 31, 1996 and 1995, the aggregate of the liabilities of unconsolidated partnerships in which the Company is a general partner, excluding nonrecourse debt, is approximately $12,534,000 and $6,238,000, respectively. The Company could become liable for such amounts in the event of default by the various partnerships and nonperformance by the outside partners.

     The collection of principal and interest balances secured by revenue-producing properties and real estate under development is dependent upon sufficient cash flows from operations of the properties, refinancing, capital infusions from outside parties or the sale of the related property. All such property is principally located in the metropolitan Kansas City, Missouri area.

                                                                    (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(12) AFFILIATED PARTY BALANCES AND TRANSACTIONS

     Included in the consolidated financial statements are the following affiliated party balances:

                                                     1996              1995
                                                     ----              ----

               Notes receivable                 $  4,084,000         4,936,000
               Accounts receivable                   737,000         1,207,000
               Notes payable                       2,000,000         3,008,000

     The Company established a valuation allowance of $2,467,000 at December 31, 1994 related to notes and accounts receivable from former executive officers and directors of the Company who were removed from their positions on May 26, 1995 by action of the Board of Directors. The Company entered settlement agreements in August 1995 with certain former executive officers and directors (see note 15).

     Effective January 1, 1994, the Company sold a controlling interest in its wholly-owned subsidiary, Plaza Insurers, Inc., to the president of Plaza Insurers and a minority interest to an officer of the Company. This officer was removed from his position with the Company on May 26, 1995 by action of the Board of Directors. The Company had an exclusive insurance brokerage agreement with Plaza Insurers through December 31, 1996. As part of the settlement agreement described in note 15, the former officer has relinquished his rights to any profits from Plaza Insurers and future distributions in excess of the former officer's tax liability on profits, if any, from Plaza Insurers will be made to the Company.

     The Company also entered into a service agreement with Plaza Insurers whereby the Company provided certain management and clerical personnel to Plaza Insurers and was reimbursed for all related costs. In addition, Plaza Insurers paid service and stability fees to the Company equal to 45% of the gross commissions received by Plaza Insurers for all insurance business effected, renewed or brokered by the Company through Plaza Insurers. The service agreement remained in effect for the same period as the exclusive insurance brokerage agreement.


(13) EMPLOYEE STOCK OWNERSHIP TRUST

     The Company has an Employee Stock Ownership Plan (ESOP) related to the
          Employee Stock Ownership Trust (ESOT). All non-union employees of the Company qualify for participation in the Employee Stock Ownership Plan after one year of continuous service (1,000 hours) and upon reaching age 21. Under the terms of the ESOP, the Company makes voluntary contributions, as determined by the Board of Directors and not to exceed IRS limitations, that are allocated to participants using a formula based on compensation. Compensation is defined as total salary and wages paid by the Company subject to certain limitations. Noncash contributions to the ESOT are recorded at fair market value. Cash dividends may be allocated to ESOP participant accounts or distributed to ESOP participants at the discretion of the Trustee.

     As of December 31, 1996, the ESOT held 825,280 shares of common stock of the Company which were allocated to participants.

                                                                    (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     In 1995, the Company contributed 110,000 shares of the Company's common stock to the ESOT which were valued at $1,787,500.

     As part of the settlement described in note 15, the Company will convey
        680,000 shares of the Company's common stock and $2,000,000 cash to the ESOT, or directly to ESOT participants, upon determination by the IRS whether such settlement proceeds would be considered a qualified contribution if conveyed to the ESOT. The Company has recorded the $2,000,000 contribution as a note payable to the ESOT, which bears interest at the prime rate (8.25% as of December 31, 1996). The transfer of the 680,000 shares of Company common stock to the ESOT, or directly to ESOT participants, will result in a decrease in liabilities and a corresponding decrease in stockholders' deficit of $11,050,000.

     ESOT participants may request their distributions from the ESOT in cash or Company common stock that is held by the ESOT. Future distributions to ESOT participants for the next five years based on December 31, 1996 market values of Company common stock, assuming the additional common stock and cash described above is conveyed to the ESOT, could be as much as:

                  1997                               $  3,900,000
                  1998                                  3,500,000
                  1999                                  6,200,000
                  2000                                  3,900,000
                  2001                                  3,900,000
                  Thereafter                           31,300,000

     In the absence of a liquid trading market for the Company's common stock, the Company may be obligated to repurchase shares of the Company's common stock from ESOP participants in future years in the amounts detailed above. The ESOT has sufficient assets to meet its obligations, and the Company has recorded no additional liability beyond its contributions to the ESOT.

     In 1996, the Company provided short-term advances to the ESOT to assist in funding distributions and expenses. All advances to the ESOT were unsecured and noninterest bearing. At December 31, 1996, the Company had advanced $1,926,000 to the ESOT which, along with an additional advance of $56,000, was repaid by the ESOT during January 1997 by transferring 54,162 shares of the Company's common stock to the Company.

                                                                    (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(14) FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company might realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

        NOTES RECEIVABLE - Fair value for notes receivable was estimated utilizing discounted cash flow calculations based on interest rates currently offered for notes with similar terms and credit risk. Nonaccrual notes were valued at face value adjusted for potential credit loss.

        TEMPORARY INVESTMENTS AND MARKETABLE EQUITY SECURITIES - Fair values for temporary investments and marketable equity securities were based upon quoted market prices.

        NOTES PAYABLE TO BANKS AND OTHERS - The carrying value of these financial instruments approximates fair value as interest rates change with market conditions.

        MORTGAGE INDEBTEDNESS - The carrying value of variable rate mortgages approximates fair value. Fair value for fixed rate mortgage indebtedness was estimated utilizing discounted cash flow calculations based on the Company's incremental borrowing rates for similar types of borrowing arrangements.

        OFF-BALANCE SHEET INSTRUMENTS - Fair value of commitments to extend credit, guarantees of debt and letters of credit is based on the estimated fees which would be charged for similar arrangements or the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. The aggregate amount of the fees is not material to the consolidated financial statements.

     The estimated fair values of the Company's financial instruments were as follows:

                                                             1996                          1995
                                                   ----------------------------------------------------
                                                   Carrying         Fair         Carrying         Fair
                                                    value           value         Value           value
                                                   --------         -----        --------         -----
     Financial assets:
         Temporary investments                 $  45,053,000     45,053,000      4,606,000      4,606,000
         Notes receivable                         21,514,000     20,900,000     24,032,000     22,316,000
         Marketable equity securities                 -              -          38,114,000     38,114,000

     Financial liabilities:
         Notes payable to banks
           and others                              2,000,000      2,000,000      5,658,000      5,658,000
         Mortgage indebtedness                   309,188,000    300,234,000    326,349,000    301,568,000

                                                                    (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The fair value estimates presented are based on information available to management as of December 31, 1996 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been revalued for purposes of these consolidated financial statements since the balance sheet date, and current estimates may differ significantly from the amounts presented above.

(15) LITIGATION AND SETTLEMENTS

     The Company was involved in various legal actions as plaintiff and defendant against former officers and directors, representatives of the Employees Stock Ownership Trust, minority shareholders and others. The Company had requested, among other things, that the District Court rescind certain transactions (including the 1992 transactions described below) between the Company and former executive officers, the Employee Stock Ownership Plan and others.

     The Company and various other parties entered settlement agreements in August 1995 which require conveyance of Company common stock, payment of cash and extinguishment of amounts due to and from the Company in consideration of releases from all present and future claims by, among and between the parties to the settlements.

     During 1992, the Company entered into a transaction with the Company's former president, whereby properties with aggregate carrying values of $2,592,000 and marketable equity securities with aggregate carrying values of $1,103,000 were exchanged for 517,920 shares of common stock of the Company and a note receivable for $2,700,000. The fair values of the properties received, based on current appraisals, aggregated $5,907,000. The quoted market values of the marketable equity securities aggregated $2,781,000. The purchase price of the common stock was equivalent to the former president's basis in such shares. The Company recognized a gain on the transaction of $4,993,000 in 1992. As part of the 1995 settlement, the common stock was retained by the Company, the properties were returned to the Company and the note receivable was canceled. Management of the Company determined the canceled note receivable did not exceed the fair value of the properties received. This portion of the settlement had no net impact on the 1995 consolidated statement of operations.

                                                                    (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     In May 1992, a limited partnership owned in part by the Company's former president, acquired 125,242 unallocated shares of common stock of the Company from J. C. Nichols Company Employee Stock Ownership Trust
        (ESOT). These shares were acquired for $124,529,000 through the assumption of existing principal indebtedness from the ESOT of $94,348,000 and accrued interest and other advances of $30,181,000.
        The Company had previously recorded, as contribution expense, the accrued interest and other advances to the ESOT. At the time the shares were sold, the $30,181,000 was deferred and recorded as a reduction of the contractual note receivable from the limited partnership. The $94,348,000 note receivable, secured by Company stock as of December 31, 1994, was comprised of the contractual note receivable from the limited partnership of $124,529,000 net of the $30,181,000 deferrals. Contractual interest of $12,291,000 on the note receivable from the limited partnership was deferred as of December 31, 1993. Pursuant to a Pledge Agreement, the shares of common stock were pledged as collateral to secure the note receivable from the limited partnership. The related note receivable was due in ten annual equal installments beginning December 31, 1994 and had a stated interest rate of prime (6.0% as of December 31, 1993) payable annually beginning December 31, 1994. As part of the 1995 settlement, the unallocated 125,242 shares were conveyed to the Company as treasury stock in exchange for extinguishment of the $94,348,000 note receivable and all related deferred amounts. This portion of the settlement had no impact on the 1995 consolidated statement of operations.

     In 1994, the Company provided valuation allowances of $2,502,000 on notes and accounts receivable that were part of the 1995 litigation settlement. The impact of the litigation settlement included in the 1995 statement of operations was as follows:


           ESOT contribution (8,500 shares and $2,000,000)         $13,050,000
           Settlement of notes and accounts receivable
               ($5,619,000) and cash paid ($9,665,000), net
               of related obligations ($1,064,000) and receipt
               of 12,227 shares of Company common stock
               ($9,207,000)                                          5,013,000
           Legal expenses ($8,117,000), net of insurance
               reimbursement ($6,627,000)                            1,490,000
                                                                   -----------
                                                                   $19,553,000
                                                                   -----------
                                                                   -----------

                                                                   (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(16) EARNED STOCK COMPENSATION

     In March 1996, the Company approved the 1996 Stock Option Plan (the Plan) enabling the Company to grant stock options to eligible plan participants. The Plan authorized the issuance of up to 240,000 shares of the Company's common stock. Pursuant to this Plan, the Company has granted to an executive officer a nonstatutory stock option to purchase 64,000 shares at a price of $.0125 per share, which option vested 50% on January 1, 1996 and the remaining 50% vested on January 1, 1997.
        The Company recorded compensation expense and additional paid-in capital relating to this stock option during the year ended December 31, 1996 of $1,240,000. An incentive stock option has also been granted to this executive officer to purchase 160,000 shares of common stock of the Company at a price of $19.375 per share, which option vests at a rate of 10% on December 31, 1996, 15% on December 31, 1997 and 25% annually on December 31 for the years ended 1998, 1999 and 2000. The fair market value of the Company's common stock was $19.375 per share at the date this incentive stock option was granted. No options were exercised during 1996.

     On January 1, 1996, the Company adopted SFAS 123, "Accounting for Stock-
        Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS 123 allows entities to disclose pro forma net income and income per share as if the fair value-based method defined in SFAS 123 had been applied, while continuing to apply the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," under which compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. The Company has elected to apply the recognition provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS 123.

     Accordingly, no compensation expense has been recognized by the Company for its incentive stock options. Had compensation expense for the Company's incentive stock options been determined based upon the fair value at the grant date consistent with the methodology prescribed under SFAS 123, the Company's net income and income per share would have been reduced by approximately $367,000, or $.08 per share in 1996. The weighted average minimum fair value of all options granted during 1996 is estimated as $12.34 per share on the date of grant using an option-pricing model with the following assumptions: expected dividend yield of 0.0%, risk-free interest rate of 7.0% and an expected life of
        11.4 years.

     Pro forma net income reflects only options granted and vested in 1996.
        Therefore, the full impact of calculating compensation expense for stock options under SFAS 123 is not reflected in the pro forma net income amounts presented above because compensation expense is reflected over the options' vesting period.

                                                                    (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(17) STOCK SPLIT

     On May 29, 1996, the Company approved an increase from 225,000 to 10,000,000 in the number of shares of common stock authorized for issuance by the Company and a decrease the par value per share of common stock from $20.00 to $.01. Additionally, the Company approved an 80-for-1 stock split of the Company's common stock for all issued and outstanding shares not then held in the Company's treasury. Accordingly, the common stock par value decreased from $4,500,000 to $100,000 with an off-setting increase in additional paid-in capital from $2,679,000 to $7,079,000. All periods presented have been restated to reflect the effect of the Company's stock split.

(18) TREASURY STOCK

     During January 1997, the Company purchased 948,880 shares of its common stock from a shareholder for $25,857,000, payable in cash of $12,849,000 (which included approximately $39,000 of interest) and a note payable of $12,990,000 (net of expenses totaling approximately $57,000), bearing interest at 8% and due January 29, 1999.

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
J. C. Nichols Company
Kansas City, Missouri:

Under date of March 7, 1997, we reported on the consolidated balance sheets of
J. C. Nichols Company and subsidiaries (the Company) as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three year period ended December 31, 1996, as contained in the 1996 annual report to stockholders.
These consolidated financial statements and our report thereon are included in the registration statement on Form 10. In connection with our audits of the aforementioned consolidated financial statements, we also have audited the related consolidated financial statement schedules in the registration statement on Form 10. These consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statement schedules based on our audits.

In our opinion, these consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.



/s/ KPMG Peat Marwick LLP
Kansas City, Missouri
March 7, 1997

     J. C. NICHOLS COMPANY AND SUBSIDIARIES
     SCHEDULE OF REAL ESTATE AND ACCUMULATED DEPRECIATION
     YEAR ENDED DECEMBER 31, 1996

                                                                                                                           TOTAL
                                                              BUILDING                                                    INITIAL
    LOCATION/DEVELOPMENT         BUILDING                       TYPE                    ENCUMBRANCES        LAND        BLDG. COSTS
    --------------------         --------                     --------                  ------------        ----        -----------
    KANSAS CITY, MISSOURI
    COUNTRY CLUB PLAZA        MILLCREEK BLOCK             OFFICE  & RETAIL              2,672,490.63      73,342.82       82,819.59
    COUNTRY CLUB PLAZA        TRIANGLE BLOCK              RETAIL                        1,759,932.82      32,856.98      284,950.97
    COUNTRY CLUB PLAZA        BALCONY BLOCK               OFFICE  & RETAIL              3,845,779.17      80,669.55    4,755,505.89
    COUNTRY CLUB PLAZA        MACY BUILDING               RETAIL                                          41,920.97      140,668.53
    COUNTRY CLUB PLAZA        ESPLANADE BLOCK             OFFICE  & RETAIL              7,887,106.48     138,830.18      883,230.10
    COUNTRY CLUB PLAZA        PLAZA  CENTRAL              RETAIL                        1,564,384.73     111,638.19      818,483.56
    COUNTRY CLUB PLAZA        THEATRE BLOCK               OFFICE  & RETAIL              5,670,894.77      92,377.21      796,865.22
    COUNTRY CLUB PLAZA        SWANSON BLOCK               RETAIL                        3,715,413.81     103,707.20       83,719.74
    COUNTRY CLUB PLAZA        HALLS BUILDING              RETAIL                        1,694,750.15     101,667.80    3,209,722.71
    COUNTRY CLUB PLAZA        NICHOLS BLOCK               OFFICE  & RETAIL              3,259,134.89      87,694.14      349,267.35
    COUNTRY CLUB PLAZA        TIME BLOCK                  OFFICE  & RETAIL             12,123,981.89     215,949.66    1,907,745.67
    COUNTRY CLUB PLAZA        48th & PENN                 RETAIL                        1,825,115.57      42,298.64      177,782.33
    COUNTRY CLUB PLAZA        SEVILLE SHOPS WEST          RETAIL                        2,346,577.17     224,484.92      572,083.60
    COUNTRY CLUB PLAZA        PLAZA SAVINGS SOUTH         RETAIL                        2,020,663.67      64,429.89    1,949,328.02
    COUNTRY CLUB PLAZA        COURT OF THE PENGUINS       RETAIL                        2,737,673.33      51,211.57    2,744,638.62
    COUNTRY CLUB PLAZA        SEVILLE SQUARE              OFFICE  & RETAIL              6,192,356.35      62,843.69    1,969,500.00
    COUNTRY CLUB PLAZA        PLAZA PARKING               PARKING                                        689,285.90      204,290.80
    COUNTRY CLUB PLAZA        COMMON AREAS                SIDEWALKS, FOUNTAINS, STATUES                        0.00      336,921.67
    4620 NICHOLS PARKWAY      PARKWAY BUILDING            OFFICE                                          44,413.58      858,939.42
    300-320 EAST 51st ST.     COLONIAL SHOPS              RETAIL                                           6,804.88      139,679.88
    301-337 EAST 55th ST.     CRESTWOOD SHOPS             RETAIL                                          18,204.54      114,195.77
    63rd & BROOKSIDE          BROOKSIDE SHOPS             OFFICE  & RETAIL              4,396,235.20     128,392.11      521,791.88
    7100-7126 WORNALL RD.     ROMANELLI SHOPS             RETAIL                                           4,656.10       87,628.86
    RED BRIDGE & HOLMES       RED BRIDGE SHOPS            RETAIL                                          14,933.61    1,717,885.47
    7140 WORNALL ROAD         ROMANELLI ANNEX             OFFICE  & RETAIL                                 1,403.95        8,351.00
    TWO BRUSH CREEK BLVD.     TWO BRUSH CREEK PLAZA       OFFICE                        6,896,318.38       6,539.16    7,327,125.19
    ONE WARD PARKWAY          ONE WARD PARKWAY            OFFICE                                          10,755.20    5,946,412.67
    400 EAST RED BRIDGE RD.   RED BRIDGE PROF. BLDG.      OFFICE                          675,729.57       2,367.58    1,382,757.68
    801 WEST 47th ST.         PARK PLAZA                  OFFICE                        5,866,442.80     132,572.17    6,769,352.14
    4900 MAIN                 4900 MAIN BLDG.             OFFICE & VACANT 1.926 ACRES  23,154,736.59   2,138,450.69   18,977,119.61
(1) 4717-4740 GRAND AVENUE    PARK CENTRAL                OFFICE                       17,752,269.00     436,553.00   18,076,305.04
    400 EAST BANNISTER RD.    BANNISTER BUSINESS CENTER   INDUSTRIAL                    1,259,999.91       5,839.43    1,553,689.17
    6310 TROOST               RETAIL SHOPS                LAND LEASE                                      13,763.66            0.00
    11049 HOLMES              BURGER KING                 LAND LEASE                                     100,465.40            0.00
    135th & HOLMES
      (18.6 ACRES)            GOLF DRIVING RANGE          LAND LEASE                                       5,074.28            1.00

                                   COSTS                   TOTAL COST
                                CAPITALIZED     ----------------------------------
                                 SUBSEQ. TO     LAND &       BUILDINGS/                    ACCUM.     DATE OF       DATE      DEPR.
    LOCATION/DEVELOPMENT        ACQUISITION     IMPTS          IMPTS         TOTAL          DEPR.      CONST.     ACQUIRED    LIFE
    --------------------        -----------     ------       ----------      -----         ------     --------    --------    -----
    KANSAS CITY, MISSOURI
    COUNTRY CLUB PLAZA         4,790,055.84    73,342.82   4,872,875.43   4,946,218.25   1,885,209.45   1920     1906-1910    20-40
    COUNTRY CLUB PLAZA           691,444.82    32,856.98     976,395.79   1,009,252.77     378,152.40   1925     1906-1910    20-50
    COUNTRY CLUB PLAZA         1,632,801.13    80,669.55   6,388,307.02   6,468,976.57   2,783,474.36   1925     1906-1910    20-50
    COUNTRY CLUB PLAZA         2,327,455.89    41,920.97   2,468,124.42   2,510,045.39     737,456.75   1926     1906-1910    20-50
    COUNTRY CLUB PLAZA         2,087,120.08   138,830.18   2,970,350.18   3,109,180.36   1,999,800.08   1928     1906-1910    20-50
    COUNTRY CLUB PLAZA         2,678,220.69   111,638.19   3,496,704.25   3,608,342.44   1,854,666.75   1958     1906-1910    20-40
    COUNTRY CLUB PLAZA         1,811,602.71    92,377.21   2,608,467.93   2,700,845.14   1,271,597.29   1928     1906-1910    20-45
    COUNTRY CLUB PLAZA         5,491,878.16   103,707.20   5,575,597.90   5,679,305.10   2,356,046.55   1967     1906-1910    20-55
    COUNTRY CLUB PLAZA           389,116.31   101,667.80   3,598,839.02   3,700,506.82   2,533,410.87   1964     1906-1910    20-60
    COUNTRY CLUB PLAZA         2,148,655.43    87,694.14   2,497,922.78   2,585,616.92   1,958,991.89   1930     1906-1910    20-45
    COUNTRY CLUB PLAZA         2,867,233.74   215,949.66   4,774,979.41   4,990,929.07   3,098,967.55   1929     1906-1910    20-45
    COUNTRY CLUB PLAZA           260,203.44    42,298.64     437,985.77     480,284.41     304,656.55   1948     1906-1910    20-40
    COUNTRY CLUB PLAZA           148,141.05   224,484.92     720,224.65     944,709.57     256,077.21   1980     1906-1910    20-45
    COUNTRY CLUB PLAZA            51,396.24    64,429.89   2,000,724.26   2,065,154.15     604,858.66   1948     1906-1910    20-40
    COUNTRY CLUB PLAZA           197,908.80    51,211.57   2,942,547.42   2,993,758.99   2,743,170.49   1945        1975      10-20
    COUNTRY CLUB PLAZA         7,192,515.18    62,843.69   9,162,015.18   9,224,858.87   6,896,977.34   1945        1975      10-39
    COUNTRY CLUB PLAZA                 0.00   689,285.90     204,290.80     893,576.70     137,055.62 1920-1964  1906-1910      15
    COUNTRY CLUB PLAZA           858,156.67   744,254.08     450,824.26   1,195,078.34     782,750.41 1920-1964  1906-1910    10-20
    4620 NICHOLS PARKWAY         356,522.04    44,413.58   1,215,461.46   1,259,875.04     838,862.12   1955     1906-1910    20-45
    300-320 EAST 51st ST.         16,720.68     6,804.88     156,400.56     163,205.44     140,220.76   1907        1907      20-25
    301-337 EAST 55th ST.         96,802.46    36,356.57     192,846.20     229,202.77     142,533.59   1932        1923      15-50
    63rd & BROOKSIDE             710,606.35   142,843.61   1,217,946.73   1,360,790.34     910,908.48   1919        1920      10-50
    7100-7126 WORNALL RD.         22,407.00     4,656.10     110,035.86     114,691.96      98,585.43   1925        1925      10-49
    RED BRIDGE & HOLMES        1,880,719.87   538,696.66   3,074,842.29   3,613,538.95   2,775,794.13   1959        1959      10-50
    7140 WORNALL ROAD             45,912.18     1,403.95      54,263.18      55,667.13       1,344.67   1963        1993      20
    TWO BRUSH CREEK BLVD.        215,429.01     6,539.16   7,542,554.20   7,549,093.36   4,364,167.49   1983        1983      10-45
    ONE WARD PARKWAY             231,538.84    10,755.20   6,177,951.51   6,188,706.71   3,686,444.91   1980        1980      10-45
    400 EAST RED BRIDGE RD.      292,174.21     2,367.58   1,674,931.89   1,677,299.47   1,128,910.33   1972        1976    10-31.5
    801 WEST 47th ST.            865,690.07   132,572.17   7,635,042.21   7,767,614.38   3,487,921.28   1983        1983      10-45
    4900 MAIN                    766,999.32 2,138,450.69  19,744,118.93  21,882,569.62   7,847,080.80   1986        1985      10-50
(1) 4717-4740 GRAND AVENUE             0.00   436,553.00  18,076,305.04  18,512,858.04   1,049,953.47 1988 - 1990   1994      39
    400 EAST BANNISTER RD.       178,104.35   177,540.66   1,560,092.29   1,737,632.95   1,029,388.15   1985        1985      10-40
    6310 TROOST                   44,034.27    57,797.93           0.00      57,797.93      44,034.27   1974        1971      20
    11049 HOLMES                       0.00   100,465.40           0.00     100,465.40           0.00     --        1954      --
    135th & HOLMES (18.6 ACRES)        0.00     5,074.28           1.00       5,075.28           0.00     --        1972      --

                                                                                                                           TOTAL
                                                              BUILDING                                                    INITIAL
    LOCATION/DEVELOPMENT         BUILDING                       TYPE                    ENCUMBRANCES        LAND        BLDG. COSTS
    --------------------         --------                     --------                  ------------        ----        -----------
    BANNISTER & RAYTOWN RD    2.928 ACRES                 BLDG. LEASE                                      1,588.90            1.00
(7) 655 EAST MINOR DRIVE      COACH HOUSE SOUTH           APARTMENTS                   20,000,000.00      54,753.88   23,400,786.69
(7) 11230 OAK                 COACH HOUSE                 APARTMENTS                    8,000,000.00      16,284.96    6,474,534.86
    11209 McGEE DRIVE         COACH LAMP                  APARTMENTS                                      16,374.35    1,989,363.01
    4509 WORNALL RD.          WORNALL ROAD                APARTMENTS                                       5,188.00       93,720.03
    4517 WORNALL RD.          ST. CHARLES                 APARTMENTS                                       4,200.00       57,600.00
    420 WEST 46th TERR.       ALTA LOMA                   APARTMENTS                                      50,000.00      450,000.00
    426 WEST 46th TERR.       BISCAYNE TOWERS             APARTMENTS                                      17,000.00      150,000.00
    406 WEST 46th TERR.       SANTA ANA                   APARTMENTS                                       3,317.18       95,169.25
    408-410 WEST 46th TERR.   VALENCIA                    APARTMENTS                                       8,250.00      329,149.95
    414 WEST 46th TERR.       LA SOLANA                   APARTMENTS                                       5,475.00      629,525.00
    221 WEST 48th ST.         REGENCY HOUSE               APARTMENTS                    3,478,000.00      35,263.51    3,085,365.24
    121 WEST 48th ST.         SULGRAVE                    APARTMENTS                    5,212,000.00     240,000.00    5,145,372.69
    4600 NICHOLS PARKWAY      PARK LANE                   APARTMENTS                                      55,960.00      554,839.89
    4417 PENNSYLVANIA         PENN WICK                   APARTMENTS                                       4,108.00      208,509.21
    4424-4426 PENNSYLVANIA    COLE GARDENS                APARTMENTS                            0.00       4,521.00      287,843.77
    4419 PENNSYLVANIA         TAMA                        APARTMENTS                                      15,951.53            1.00
    333 WEST 46th TERR.       NEPTUNE                     APARTMENTS                    3,572,977.34           0.00    5,987,039.83
    4921 WORNALL RD.          WORNALL POINT               APARTMENTS                                      18,750.00      656,250.00
    PLAZA AREA                54 RENTAL HOUSES            SINGLE FAMILY                    26,207.76     177,323.62    3,339,090.68
    95th & NOLAND ROAD        VACANT LOT  2.72 ACRES                                                       6,000.00            0.00
    72nd & WYANDOTTE          MAINTENANCE SHOP                                                             1,243.59      684,964.29
    26 MISCELLANEOUS VACANT
     LOTS, LESS THAN 1 ACRE
     EACH                                                                                  25,852.51   1,087,842.36            0.00
    46th TERR. & PENNSYLVANIA SURFACE PARKING             PARKING                                              0.00      254,075.26
    VARIOUS LOCATIONS         TENANT IMPROVEMENTS, ETC.   CONST. IN PROGRESS                                   0.00            0.00

    GRANDVIEW, MISSOURI
    11900 SO. BLUE RIDGE EXT. GRANDVIEW SHOPS             RETAIL                                         675,000.00    1,370,892.36
    LEE'S SUMMIT, MISSOURI
    211 N. E. LAKEWOOD BLVD.  SALES OFFICE                RETAIL                                0.00     267,122.00      133,333.00

    SHAWNEE MISSION, KANSAS
    5000-5012 STATE LINE      WESTWOOD SHOPS              RETAIL                                           2,469.58       21,235.73
    2700-2812 W 53 STREET     FAIRWAY SHOPS               RETAIL                        2,945,260.97       1,099.01      243,393.58
    MISSION ROAD & TOMAHAWK   PRAIRIE VILLAGE SHOPS       RETAIL & OFFICE              11,447,460.44      30,888.91    2,150,388.48
    83 & MISSION ROAD         CORINTH SQUARE SHOPS        RETAIL                        7,197,141.25      43,329.48    2,033,397.41

                                   COSTS                   TOTAL COST
                                CAPITALIZED     ----------------------------------
                                 SUBSEQ. TO     LAND &       BUILDINGS/                    ACCUM.     DATE OF       DATE      DEPR.
    LOCATION/DEVELOPMENT        ACQUISITION     IMPTS          IMPTS         TOTAL          DEPR.      CONST.     ACQUIRED    LIFE
    --------------------        -----------     ------       ----------      -----         ------     --------    --------    -----
    BANNISTER & RAYTOWN RD            0.00      1,588.90           1.00       1,589.90           0.00   --          1929        --
(7) 655 EAST MINOR DRIVE      2,949,049.86  2,980,304.04  23,424,286.39  26,404,590.43  10,490,081.02   1986        1986      10-35
(7) 11230 OAK                 1,166,773.53    854,239.52   6,803,353.83   7,657,593.35   3,745,976.79   1984        1984      10-45
    11209 McGEE DRIVE           597,463.28    189,645.44   2,413,555.20   2,603,200.64   2,025,704.66   1961        1963      10-50
    4509 WORNALL RD.             13,735.78      5,188.00     107,455.81     112,643.81     107,453.81   1918        1968      15
    4517 WORNALL RD.             16,137.63      4,200.00      73,737.63      77,937.63      58,630.74   1922        1972    15-27.5
    420 WEST 46th TERR.          18,559.94     50,000.00     468,559.94     518,559.94     401,724.95   1918        1983    15-27.5
    426 WEST 46th TERR.          17,299.19     17,000.00     167,299.19     184,299.19     166,307.30   1918        1975      14-15
    406 WEST 46th TERR.          19,082.39      3,317.18     114,251.64     117,568.82      97,671.67   1960        1980     8-31.5
    408-410 WEST 46th TERR.           0.00      8,250.00     329,149.95     337,399.95     301,277.21   1918        1983      15
    414 WEST 46th TERR.          20,869.11      5,475.00     650,394.11     655,869.11     445,769.11   1918        1986    15-31.5
    221 WEST 48th ST.         3,257,610.52     35,263.51   6,342,975.76   6,378,239.27   4,711,671.00   1960        1961      10-40
    121 WEST 48th ST.         2,408,155.77    240,000.00   7,553,528.46   7,793,528.46   4,199,282.78   1967        1976      10-31
    4600 NICHOLS PARKWAY        313,585.19     55,960.00     868,425.08     924,385.08     832,130.73   1924        1971       8-21
    4417 PENNSYLVANIA             5,227.00      4,108.00     213,736.21     217,844.21     209,000.25   1960        1987     7-31.5
    4424-4426 PENNSYLVANIA            0.00      4,521.00     287,843.77     292,364.77     287,843.77   1960        1987       7
    4419 PENNSYLVANIA             9,166.00     15,951.53       9,167.00      25,118.53          55.56   1960        1979      15
    333 WEST 46th TERR.          99,099.13     94,557.30   5,991,581.66   6,086,138.96   2,187,803.50   1988        1910      10-40
    4921 WORNALL RD.              1,931.37     20,681.37     656,250.00     676,931.37     229,250.65   1950        1987       31.5
    PLAZA AREA                    9,612.10    177,323.62   3,348,702.78   3,526,026.40   1,746,666.22   1920's    1971-1989
                                                                                                         & 1930's           10-31.5
    95th & NOLAND ROAD                0.00      6,000.00           0.00       6,000.00           0.00   --          1956       --
    72nd & WYANDOTTE                  0.00      1,243.59     684,964.29     686,207.88     253,533.34   1986        1983      10-40
    26 MISCELLANEOUS VACANT
     LOTS, LESS THAN 1 ACRE
     EACH                        76,468.24  1,164,310.60           0.00   1,164,310.60      16,631.14   --        1930-1985     --
    46th TERR. & PENNSYLVANIA         0.00          0.00     254,075.26     254,075.26       9,880.71   --            --        --
    VARIOUS LOCATIONS           350,442.86          0.00     350,442.86     350,442.86           0.00   --            --        --

    GRANDVIEW, MISSOURI
    11900 SO. BLUE RIDGE EXT.   413,064.26    898,923.85   1,560,032.77   2,458,956.62     615,318.65   1987        1987      10-39
    LEE'S SUMMIT, MISSOURI
    211 N. E. LAKEWOOD BLVD.          0.00    267,122.00     133,333.00     400,455.00      18,401.91   1975        1993    15-31.5

    SHAWNEE MISSION, KANSAS
    5000-5012 STATE LINE         19,850.79      2,469.58      41,086.52      43,556.10      21,475.72   1926        1949       48
    2700-2812 W 53 STREET     1,422,384.45     27,330.43   1,639,546.61   1,666,877.04     349,849.55   1940        1962      10-39
    MISSION ROAD & TOMAHAWK   3,708,032.87    121,091.88   5,768,218.38   5,889,310.26   3,395,648.35   1948        1962      10-50
    83 & MISSION ROAD         3,816,631.19    519,634.88   5,373,723.20   5,893,358.08   3,663,651.48   1962        1955      10-50

                                                                                                                           TOTAL
                                                              BUILDING                                                    INITIAL
    LOCATION/DEVELOPMENT         BUILDING                       TYPE                    ENCUMBRANCES        LAND        BLDG. COSTS
    --------------------         --------                     --------                  ------------        ----        -----------
    3910-4024 W 95 STREET     95 & MISSION ROAD SHOPS     RETAIL                                           3,041.37      110,784.72
    9507-9541 NALL            TRAILWOOD SHOPS             RETAIL                                           4,232.31      567,657.15
    9555-9563 NALL            96 & NALL SHOPS             RETAIL                                             508.98      151,582.59
    5205-5287 W 95 STRET      TRAILWOOD III SHOPS         RETAIL                          892,499.91       1,459.41    1,473,876.95
    4101-4117 W 83 STREET     CORINTH SHOPS SOUTH         RETAIL                        2,029,962.90      11,930.82      191,765.49
    75 & I-35                 GEORGETOWN SHOPS            RETAIL                                          11,335.48    1,548,724.51
    8340 MISSION ROAD         CORINTH OFFICE BUILDING     OFFICE                          991,234.14       3,714.75    1,121,969.53
    4121 W 83 STREET          CORINTH EXECUTIVE BUILDING  OFFICE                          445,241.74       6,309.20    1,117,443.04
    7315 FRONTAGE ROAD        HARTFORD OFFICE BUILDING    OFFICE                                           5,003.67    1,344,996.63
    4200 SOMERSET             NICHOLS BUILDING            OFFICE                        1,050,708.20       6,833.98    1,849,885.15
    11111 W 95 STREET         OAK PARK BANK BUILDING      OFFICE                          495,575.34       4,912.28    1,025,675.81
    7301 MISSION ROAD         PRAIRIE VILLAGE OFFICE CTR  OFFICE                                0.00      44,254.01      443,776.10
(7) 4350 SHAWNEE MSN PKWAY    FAIRWAY WEST OFFICE CTR     OFFICE                        4,775,000.00      68,829.26    3,771,257.18
    2400 W 75 STREET          BRYMAR BUILDING             OFFICE                                0.00           0.00    1,634,057.96
(7) 4330 SHAWNEE MSN PKWAY    FAIRWAY NORTH               OFFICE                        4,500,000.00     109,738.65    3,809,023.27
    11836-50 W 85 STREET      QUIVIRA BUS PARK - BLDG A   INDUSTRIAL                       36,164.03      24,605.05      246,154.19
    8441-8457 QUIVIRA         QUIVIRA BUS PARK - BLDG B   INDUSTRIAL                                      29,967.49      284,610.40
    8419-8433 QUIVIRA         QUIVIRA BUS PARK - BLDG C   INDUSTRIAL                       36,164.03      23,078.94      235,350.87
    8403-8417 QUIVIRA         QUIVIRA BUS PARK - BLDG D   INDUSTRIAL                       36,164.03      23,189.30      256,012.59
    8347-8363 QUVIRA          QUIVIRA BUS PARK - BLDG E   INDUSTRIAL                      163,697.11      31,309.18      304,367.65
    11835-55 W 83 STREET      QUIVIRA BUS PARK - BLDG F   INDUSTRIAL                      169,715.39      34,060.83      463,200.18
    8605-8619 QUIVIRA         QUIVIRA BUS PARK - BLDG G   INDUSTRIAL                      120,365.52      27,279.24      244,255.93
    11730-11748 W 86 TERRACE  QUIVIRA BUS PARK - BLDG H   INDUSTRIAL                      148,049.59      36,082.09      324,805.22
    11705 W 83 TERRACE        QUIVIRA BUS PARK - BLDG WE  INDUSTRIAL                      101,763.89      45,411.53      516,014.72
    11531-11621 W 83 TERRACE  QUIVIRA BUS PARK - BLDG J   INDUSTRIAL                    1,396,000.00       4,962.42    1,064,466.89
    11633-11647 W 83 TERRACE  QUIVIRA BUS PARK - BLDG K   INDUSTRIAL                      304,000.00       1,981.54      364,696.36
    11505-11517 W 83 TERRACE  QUIVIRA BUS PARK - BLDG L   INDUSTRIAL                      300,000.00       2,055.81      400,516.67
    11100-11200 ANTIOCH       SHANNON VALLEY              RETAIL                        5,394,742.07   1,800,000.00    6,307,009.25
    8201 MISSION ROAD                                     LAND LEASE                                     276,648.00            0.00
    4010 SOMERSET             1.25 ACRES                  LAND LEASE                                       2,165.69            0.00
    I-35 & 75th ST.
     (1.1 ACRES)              PERKINS RESTAURANT          LAND LEASE                                       1,302.97            0.00
    I-35 & 75th ST.
     (.45 ACRES)              BANK DRIVE-IN               LAND LEASE                                         537.31            0.00
    I-35 & 75th ST.
     (.86 ACRES)              CONVENIENCE STORE           LAND LEASE                                       1,019.61            0.00
    I-35 & 75th ST.
     (.64 ACRES)              VACANT LAND                                                                    390.44            0.00
    5301 WEST 95th ST.
     (.31 ACRES)              SAVINGS & LOAN              LAND LEASE                                         155.00            0.00
    75th & REINHARDT          SERVICE STATION             LAND LEASE                                      12,825.00            0.00

                                       COSTS                    TOTAL COST
                                    CAPITALIZED      ----------------------------------
                                     SUBSEQ. TO      LAND &       BUILDINGS/                    ACCUM.    DATE OF     DATE     DEPR.
    LOCATION/DEVELOPMENT            ACQUISITION      IMPTS          IMPTS         TOTAL         DEPR.     CONST.    ACQUIRED   LIFE
    --------------------            -----------      ------       ----------      -----         ------    --------  --------   -----
    3910-4024 W 95 STREET             71,042.86     63,253.95     121,615.00     184,868.95    144,481.72   1965      1972     15-50
    9507-9541 NALL                     8,476.29      4,232.31     576,133.44     580,365.75    461,778.68   1968      1972     10-50
    9555-9563 NALL                    12,102.31      2,358.11     161,835.77     164,193.88    130,256.77   1976      1981     15-35
    5205-5287 W 95 STRET                 312.50      1,459.41   1,474,189.45   1,475,648.86    736,545.80   1986      1972     10-40
    4101-4117 W 83 STREET          2,460,825.15    116,998.94   2,547,522.52   2,664,521.46  1,279,531.28   1953      1953     10-55
    75 & I-35                      1,109,355.26     69,784.00   2,599,631.25   2,669,415.25  1,424,053.85   1974      1965     10-40
    8340 MISSION ROAD                311,638.33      3,714.75   1,433,607.86   1,437,322.61  1,016,830.77   1960      1984     15-20
    4121 W 83 STREET                 334,407.85      6,309.20   1,451,850.89   1,458,160.09    868,421.16   1973      1986     10-55
    7315 FRONTAGE ROAD               385,619.56     64,376.48   1,671,243.38   1,735,619.86  1,151,854.21   1978      1975     10-45
    4200 SOMERSET                    193,854.78     25,135.39   2,025,438.52   2,050,573.91  1,278,226.31   1978      1979     10-45
    11111 W 95 STREET                 48,770.87     13,202.36   1,066,156.60   1,079,358.96    752,659.11   1976      1978     15-40
    7301 MISSION ROAD                406,105.00     53,429.65     840,705.46     894,135.11    499,590.61   1960      1981     15-20
(7) 4350 SHAWNEE MSN PKWAY           447,393.85    147,318.97   4,140,161.32   4,287,480.29  2,085,055.42   1983      1981     15-32
    2400 W 75 STREET                  64,494.85      5,808.35   1,692,744.46   1,698,552.81  1,534,672.41   1968      1984     15-20
(7) 4330 SHAWNEE MSN PKWAY           271,118.58    209,650.61   3,980,229.89   4,189,880.50  2,065,973.84   1985      1985     10-45
    11836-50 W 85 STREET             156,518.16    105,800.85     321,476.55     427,277.40    255,285.33   1973      1973     15-45
    8441-8457 QUIVIRA                 36,653.30     29,967.49     321,263.70     351,231.19    223,731.21   1975      1973     15-35
    8419-8433 QUIVIRA                112,264.33     23,078.94     347,615.20     370,694.14    177,411.70   1973      1973     15-45
    8403-8417 QUIVIRA                 49,927.98     23,189.30     305,940.57     329,129.87    183,396.95   1973      1973     15-45
    8347-8363 QUVIRA                 105,019.28     31,309.18     409,386.93     440,696.11    244,600.56   1973      1973     10-45
    11835-55 W 83 STREET             122,484.79     34,060.83     585,684.97     619,745.80    314,529.56   1973      1973     15-45
    8605-8619 QUIVIRA                  4,428.00     27,279.24     248,683.93     275,963.17    148,285.82   1973      1973     15-45
    11730-11748 W 86 TERRACE          44,923.28     36,082.09     369,728.50     405,810.59    198,565.88   1973      1973     15-45
    11705 W 83 TERRACE               163,690.84     45,411.53     679,705.56     725,117.09    362,568.52   1973      1973     15-45
    11531-11621 W 83 TERRACE         377,481.99    355,896.37   1,091,014.93   1,446,911.30    834,694.50   1983      1965     10-35
    11633-11647 W 83 TERRACE          86,406.99     82,509.43     370,575.46     453,084.89    281,894.60   1985      1965     15-35
    11505-11517 W 83 TERRACE          86,497.59     82,558.40     406,511.67     489,070.07    306,789.23   1985      1965     15-35
    11100-11200 ANTIOCH            1,824,986.50  1,800,000.00   8,131,995.75   9,931,995.75  3,910,105.86   1988      1988     10-48
    8201 MISSION ROAD                      0.00    276,648.00           0.00     276,648.00          0.00   --        1957      --
    4010 SOMERSET                          0.00      2,165.69           0.00       2,165.69          0.00   --        1955      --
    I-35 & 75th ST.
     (1.1 ACRES)                           0.00      1,302.97           0.00       1,302.97          0.00   --        1953      --
    I-35 & 75th ST.
      (.45 ACRES)                          0.00        537.31           0.00         537.31          0.00   --        1953      --
    I-35 & 75th ST.
      (.86 ACRES)                          0.00      1,019.61           0.00       1,019.61          0.00   --        1953      --
    I-35 & 75th ST.
      (.64 ACRES)                          0.00        390.44           0.00         390.44          0.00   --        1953      --
    5301 WEST 95th ST.
      (.31 ACRES)                          0.00        155.00           0.00         155.00          0.00   --        1972      --
    75th & REINHARDT                       0.00     12,825.00           0.00      12,825.00          0.00   --        1950      --

                                                                                                                           TOTAL
                                                              BUILDING                                                    INITIAL
    LOCATION/DEVELOPMENT         BUILDING                       TYPE                    ENCUMBRANCES        LAND        BLDG. COSTS
    --------------------         --------                     --------                  ------------        ----        -----------
    8100-8300 QUIVIRA         VACANT LAND 45 ACRES                                                        81,308.30            0.00
    99TH & NIEMAN ROAD        VACANT LAND 22 ACRES                                                        26,830.15            0.00
    3541 SOMERSET DRIVE       MAINTENANCE SHOP                                                               849.70      266,120.49
    151st & NALL              11.214 ACRES LAND                                                           32,079.05      159,770.00
    JOHNSON DRIVE & HWY. 7    FARM HOUSE & BLDGS.                                                              0.00       53,106.00
    135th -143rd, METCALF
      TO NALL                 FARM HOUSES & BLDGS.                                                             0.00      467,986.81
    VARIOUS LOCATIONS         TENANT IMPROVEMENTS, ETC.   CONST. IN PROGRESS                                   0.00            0.00
    3617-3737 SOMERSET DRIVE  CORINTH PLAZA VILLAS        CONDOS                                             790.34      468,880.60
    84th & MISSION ROAD       CORINTH GARDENS             APARTMENTS                                      43,000.00      228,396.00
    4120 WEST 94th TERR.      KENILWORTH                  APARTMENTS                    5,842,920.79      63,527.39    4,085,514.60
(7) 3815 SOMERSET DRIVE       CORINTH PLACE               APARTMENTS                    4,500,000.00      27,100.81    3,868,981.82
    3518 WEST 83rd ST.        MISSION VALLEY              APARTMENTS                    1,206,863.83      38,191.65      930,038.99
    8037 MOHAWK               CORINTH PADDOCK             APARTMENTS                      509,165.92     205,500.00      986,170.00

    OLATHE, KANSAS
    LOTS ON SANTA FE                                      LAND LEASE                                      44,441.00            0.00
    11912-11950 STRANG
      LINE RD                 119 PLAZA                   RETAIL                                       1,366,385.71    2,556,613.12

    MIAMI COUNTY, KANSAS
    250th & FARLEY            810 ACRE FARMLAND           LAND LEASE                                   1,173,082.50      357,950.00

    OSAGE CITY, KANSAS
(2) EAST HIWAY 31             MANUFACTURED HOMES PLAN     BUILDING LEASE                4,800,000.00      47,840.00    3,866,625.30
                              VALUATION RESERVE                                                                       (1,025,047.04)

    DES MOINES, IOWA
(3) 4201 WESTOWN PARKWAY      HIGHLAND BUILDING           OFFICE                        6,349,075.85     322,206.34    5,056,683.85
(3) 4200 CORPORATE DRIVE      CRESTWOOD BUILDING          OFFICE                        2,348,288.33     171,121.39    2,068,284.72
(4) 4344 CORPORATE DRIVE      SUNSET BUILDING             OFFICE                          920,756.93      93,758.60      834,073.21
(4) 4601 WESTOWN PARKWAY      VERIDIAN BUILDING           OFFICE                        7,322,209.83     396,386.65    5,530,002.53
(4) 4200 UNIVERSITY AVE.      EDGEWATER BUILDING          OFFICE                        9,054,109.76     458,901.10    6,699,068.74
(4) 4445 CORPORATE DRIVE      WATERFORD BUILDING          OFFICE                        4,625,707.41     234,529.32    3,977,761.07
(5) 4401 WESTOWN PARKWAY      NEPTUNE BUILDING            OFFICE                        6,000,000.00     624,327.00    4,363,861.91
(6) 6031 MEADOW CREST DRIVE   WINWOOD APARTMENTS          APARTMENTS                   23,000,000.00   1,299,865.00   19,103,696.97

                                   COSTS                   TOTAL COST
                                CAPITALIZED     ----------------------------------
                                 SUBSEQ. TO     LAND &       BUILDINGS/                     ACCUM.     DATE OF      DATE     DEPR.
    LOCATION/DEVELOPMENT        ACQUISITION     IMPTS          IMPTS         TOTAL          DEPR.       CONST.    ACQUIRED   LIFE
    --------------------        -----------     ------       ----------      -----        ------       --------   --------   -----
    8100-8300 QUIVIRA                  0.00    81,308.30           0.00      81,308.30           0.00   --           1955      --
    99TH & NIEMAN ROAD           210,627.96   237,458.11           0.00     237,458.11     173,565.74   1966-1995    1959     15-20
    3541 SOMERSET DRIVE                0.00       849.70     266,120.49     266,970.19     120,926.22   1987         1957     10-40
    151st & NALL                  11,945.38    44,024.43     159,770.00     203,794.43     146,424.77   1940's       1983      15
    JOHNSON DRIVE & HWY. 7             0.00         0.00      53,106.00      53,106.00      53,105.00   1940's       1981      15
    135th -143rd, METCALF
      TO NALL                          0.00         0.00     467,986.81     467,986.81     140,134.05   1950's       1989   20-27.5
    VARIOUS LOCATIONS            192,390.14         0.00     192,390.14     192,390.14           0.00   --           1995      --
    3617-3737 SOMERSET DRIVE           0.00       790.34     468,880.60     469,670.94      37,496.97   1989         1957   15-27.5
    84th & MISSION ROAD           25,370.01    47,979.00     248,787.01     296,766.01      16,291.77   1961         1995   15-27.5
    4120 WEST 94th TERR.       2,514,741.61   347,301.65   6,316,481.95   6,663,783.60   4,500,844.45   1965         1972     10-40
(7) 3815 SOMERSET DRIVE          650,884.34   650,565.04   3,896,401.93   4,546,966.97   1,757,328.57   1987         1987     10-40
    3518 WEST 83rd ST.           871,070.67    93,437.21   1,745,864.10   1,839,301.31     957,751.86   1964         1972     10-40
    8037 MOHAWK                  243,156.27   307,897.00   1,126,929.27   1,434,826.27      86,222.08   1973         1995   15-27.5

    OLATHE, KANSAS
    LOTS ON SANTA FE                   0.00    44,441.00           0.00      44,441.00           0.00   --           1995      --
    11912-11950 STRANG LINE RD   439,221.17 1,805,606.88   2,556,613.12   4,362,220.00     296,210.80   1994         1992     15-30

    MIAMI COUNTY, KANSAS
    250th & FARLEY                     0.00 1,173,082.50     357,950.00   1,531,032.50      41,504.12   1940's-50' s 1994     5-30

    OSAGE CITY, KANSAS
(2) EAST HIWAY 31                682,582.50    47,840.00   4,549,207.80   4,597,047.80   2,566,743.98   1985         1985     5-35
                                       0.00         0.00  (1,025,047.04) (1,025,047.04)          0.00   --           --        --

    DES MOINES, IOWA
(3) 4201 WESTOWN PARKWAY         337,949.47   461,991.97   5,254,847.69   5,716,839.66   2,260,627.43   1987         1987     10-40
(3) 4200 CORPORATE DRIVE         140,920.96   171,121.39   2,209,205.68   2,380,327.07     842,132.15   1987         1987     10-40
(4) 4344 CORPORATE DRIVE         176,590.97    93,758.60   1,010,664.18   1,104,422.78     245,470.66   1989         1988      5-39
(4) 4601 WESTOWN PARKWAY         584,787.33   396,386.65   6,114,789.86   6,511,176.51   1,430,823.98   1989         1988      7-39
(4) 4200 UNIVERSITY AVE.       1,170,105.03   679,183.47   7,648,891.40   8,328,074.87   1,809,181.49   1989         1988      7-39
(4) 4445 CORPORATE DRIVE               0.00   234,529.32   3,977,761.07   4,212,290.39     873,154.45   1990         1988      31.5
(5) 4401 WESTOWN PARKWAY       1,831,025.27   624,327.00   6,194,887.18   6,819,214.18   2,669,454.49   1986         1986     10-50
(6) 6031 MEADOW CREST DRIVE      113,146.84 1,299,865.00  19,216,843.81  20,516,708.81   8,226,169.59   1986-87      1985      5-28

                                                                                                                           TOTAL
                                                              BUILDING                                                    INITIAL
    LOCATION/DEVELOPMENT         BUILDING                       TYPE                    ENCUMBRANCES        LAND        BLDG. COSTS
    --------------------         --------                     --------                  ------------        ----        -----------
    ST.PETERSBURG, FLORIDA
    2nd ST. SOUTH & CENTRAL   BAY PLAZA SHOPS             RETAIL                        1,107,200.00   2,526,266.77    8,203,378.33
    25 2nd ST. NORTH          TROPICANA BUILDING          OFFICE                          425,000.00     500,000.00    1,333,070.23
    VALUATION RESERVE                                                                                   (852,852.48)           0.00

    TOTAL REVENUE-PRODUCING
                                                                                     ----------------------------------------------
      PROPERTIES                                                                      282,621,233.69  19,722,271.41  250,189,526.61
(8) PREFERENCE ITEM                                                                     4,026,457.95
      TOTAL ENCUMBRANCES -                                                           ---------------
      REVENUE PRODUCING PROPERTY                                                      286,647,691.64

                                  COSTS                   TOTAL COST
                               CAPITALIZED     ----------------------------------
                                SUBSEQ. TO      LAND &        BUILDINGS/                         ACCUM   DATE OF     DATE    DEPR.
    LOCATION/DEVELOPMENT       ACQUISITION      IMPTS           IMPTS          TOTAL              DEPR.   CONST.   ACQUIRED  LIFE
    --------------------       -----------      ------        ----------       -----             ------  --------  --------  -----
    ST.PETERSBURG, FLORIDA
    2nd ST. SOUTH & CENTRAL           0.00   2,526,266.77    8,203,378.33   10,729,645.10      921,772.12   1992     1990     31.5
    25 2nd ST. NORTH             22,002.18     500,000.00    1,355,072.41    1,855,072.41      205,940.37   1914     1992  15-31.5
    VALUATION RESERVE        (8,524,432.11)   (852,852.48)  (8,524,432.11)  (9,377,284.59)           0.00    --       --      --

    TOTAL REVENUE-PRODUCING
      PROPERTIES            -----------------------------------------------------------------------------
                             73,068,686.34  29,354,835.03  313,625,649.33  342,980,484.36  153,969,231.44
(8) PREFERENCE ITEM
    TOTAL ENCUMBRANCES -
    REVENUE PRODUCING
    PROPERTY

(1) The Company owns a 51.3% interest in the partnership owning these two office buildings.
(2) The Company owns a 99% profit-sharing interest and a 100% loss-sharing interest in the partnership owning this facility.
(3) The Company owns a 90% interest in the partnership owning these two office buildings.
(4) The Company owns a 60% interest in the partnership owning these four office buildings.
(5) The Company owns an 85% interest in the partnership owning this office building.
(6) The Company owns a 65% interest in the partnership owning this apartment building.
(7) The Company shares 50% of the cash flow from these properties with an outside company providing credit enhancement support related to the financing of these properties.
(8) See discussion in Note 8 to the 1996 Consolidated Financial Statements and Management's Discussion and Analysis

                                                                                                                           TOTAL
                                                              BUILDING                                                    INITIAL
    LOCATION/DEVELOPMENT         BUILDING                       TYPE                    ENCUMBRANCES        LAND        BLDG. COSTS
    --------------------         --------                     --------                  ------------        ----        -----------
    LAND & IMPROVEMENT INVENTORIES
    Kansas City, Missouri
    400 West 49th Terr.          Alameda Towers
                                  Condominiums            40 Units Sold                 3,539,981.00           0.00   10,967,226.52
                                  (19-Story Building)     15 Units Remaining
                                 Valuation                  for Sale                                                           0.00

    Stone County, Missouri
    Table Rock Lake (20 Miles
      West of Branson, MO)       257-Lot Subdivision
                                  (104 Acres)             148 Lots Available for Sale                  1,226,379.58            0.00
                                 Valuation Reserve                                                      (425,000.00)           0.00

    Shawnee Mission, Kansas
    135th & Mission Road         67 Acres Vacant Land                                                  3,163,034.98            0.00
    Johnson Dr & Monticello
      Road                       371 Acres Vacant Land                                                   350,270.58            0.00
(1) 135th-151st, Metcalf
      to Nall                    657 Acres Vacant Land                                                13,659,713.09            0.00

                                  COSTS                   TOTAL COST
                               CAPITALIZED     ----------------------------------
                                SUBSEQ. TO      LAND &        BUILDINGS/                       ACCUM   DATE OF     DATE    DEPR.
    LOCATION/DEVELOPMENT       ACQUISITION      IMPTS           IMPTS             TOTAL         DEPR.   CONST.   ACQUIRED  LIFE
    --------------------       -----------      ------        ----------          -----        ------  --------  --------  -----
    Kansas City, Missouri
    400 West 49th Terr.               0.00            0.00    10,967,226.52    10,967,226.52    0.00   1988-1996   1962     --

                             (4,558,443.00)           0.00    (4,558,443.00)   (4,558,443.00)   0.00      --       --       --

    Stone County, Missouri
    Table Rock Lake (20 Miles         0.00    1,226,379.58             0.00     1,226,379.58    0.00      --       1986     --
      West of Branson, MO)            0.00     (425,000.00)            0.00      (425,000.00)   0.00      --       --       --

    Shawnee Mission, Kansas
    135th & Mission Road              0.00    3,163,034.98             0.00     3,163,034.98    0.00      --       1994     --
    Johnson Dr & Monticello
      Road                            0.00      350,270.58             0.00       350,270.58    0.00      --       1978     --
(1) 135th-151st, Metcalf
      to Nall                         0.00   13,659,713.09             0.00    13,659,713.09    0.00      --       1989     --

                                                                                                                           TOTAL
                                                              BUILDING                                                    INITIAL
    LOCATION/DEVELOPMENT         BUILDING                       TYPE                    ENCUMBRANCES        LAND        BLDG. COSTS
    --------------------         --------                     --------                  ------------        ----        -----------
    Residential Subdivisions:
    151st & Nall (SW Corner)     Green Meadows            77 Lots Available for Sale                      157,868.89            0.00
    13200 Howe                   Waterford                0 Lots Available for Sale                             0.00            0.00
    148th & Nall                 Whitehorse               54 Lots Available for Sale                       39,081.68            0.00
    Johnson Dr & Hwy K-7         Woodsonia                66 Lots Available for Sale                       83,309.23            0.00

    TOTAL LAND & IMPROVEMENT                                                          ----------------------------------------------
      INVENTORIES                                                                       3,539,981.00   18,254,658.03   10,967,226.52

    PROPERTY HELD FOR FUTURE
      DEVELOPMENT
    Various Land Parcels Kansas City,
    Missouri; Johnson County, Kansas
    and Miami County, Kansas Held
    for Future Development                                                             19,000,000.00    1,477,047.73            0.00

    TOTAL PROPERTIES & MORTGAGE
    INDEBTEDNESS PER CONSOLIDATED                                                     ----------------------------------------------
  BALANCE SHEET                                                                       309,187,672.64   39,453,977.17  261,156,753.13
                                                                                      ----------------------------------------------
                                                                                      ----------------------------------------------
    LESS ACCUMULATED DEPRECIATION

    TOTAL PROPERTIES, NET OF
ACCUMULATED DEPRECIATION

                                 COSTS                   TOTAL COST
                              CAPITALIZED     ----------------------------------
                               SUBSEQ. TO     LAND &        BUILDINGS/                              ACCUM.  DATE OF    DATE    DEPR.
    LOCATION/DEVELOPMENT      ACQUISITION     IMPTS           IMPTS         TOTAL                    DEPR.   CONST.  ACQUIRED  LIFE
    --------------------      -----------     ------        ----------      -----                   ------  -------  --------  -----
    Residential Subdivisions:
    151st & Nall (SW Corner) 1,404,956.85   1,562,825.74          0.00   1,562,825.74               0.00       --      1984     --
    13200 Howe                  21,744.81      21,744.81          0.00      21,744.81               0.00       --      1983     --
    148th & Nall             1,771,302.59   1,810,384.27          0.00   1,810,384.27               0.00       --      1983     --
    Johnson Dr & Hwy K-7     1,783,692.23   1,867,001.46          0.00   1,867,001.46               0.00       --      1981     --

    TOTAL LAND & IMPROVEMENT ---------------------------------------------------------------------------
    INVENTORIES                423,253.48  23,236,354.51  6,408,783.52  29,645,138.03               0.00

    PROPERTY HELD FOR FUTURE
     DEVELOPMENT
     Various Land Parcels Kansas
     City, Missouri; Johnson
     County, Kansas and Miami
     County, Kansas Held for
     Future Development              0.00   1,477,047.73           0.00   1,477,047.73              0.00       --      1981   --

    TOTAL PROPERTIES & MORTGAGE
     INDEBTEDNESS PER
     CONSOLIDATED BALANCE   ----------------------------------------------------------------------------
     SHEET                  73,491,939.82  54,068,237.27  320,034,432.85  374,102,670.12  153,969,231.44
                            ----------------------------------------------------------------------------
                            ----------------------------------------------------------------------------
    LESS ACCUMULATED
     DEPRECIATION                                                         153,969,231.44

    TOTAL PROPERTIES,
      NET OF ACCUMULATED
      DEPRECIATION                                                       --------------
                                                                         220,133,438.68
                                                                         --------------
                                                                         --------------

(1) All but 88 acres of this property is under contract for sale.

                             F-8.1

J.C. NICHOLS COMPANY AND SUBSIDIARIES
REAL ESTATE AND ACCUMULATED DEPRECIATION ROLLFORWARDS
YEAR ENDED DECEMBER 31, 1996



                                                        Real Estate Assets              Accumulated Depreciation
                                                     ------------------------           ------------------------
Balance at beginning of year                               $375,834,110                       $146,310,937

Additions during year:
   Construction and tenant improvements                     10,717,282                              0
   Depreciation and amortization expense                    (2,390,406)                        10,391,018
   Reclassification                                            308,133                            308,133

Deductions during year:
   Cost of real estate sold                                 (9,405,299)                        (3,040,857)
   Valuation allowances and write-offs                        (961,150)                             0

                                                     ------------------------           ------------------------
Balance at end of year                                     $374,102,670                       $153,969,231
                                                     ------------------------           ------------------------
                                                     ------------------------           ------------------------

                                     F-8.2

J.C. NICHOLS COMPANY AND SUBSIDIARIES
REAL ESTATE AND ACCUMULATED DEPRECIATION ROLLFORWARDS
YEAR ENDED DECEMBER 31, 1995


                                                         Real Estate Assets             Accumulated Depreciation
                                                     ------------------------           ------------------------
Balance at beginning of year                               $381,181,933                       $137,077,447

Additions during year:
   Acquisitions                                               3,700,609                                  0
   Construction and tenant improvements                       7,449,127                                  0
   Depreciation and amortization expense                     (3,324,818)                         9,991,182

Deductions during year:
   Cost of real estate sold                                 (11,055,540)                          (757,692)
   Valuation allowances and write-offs                       (2,117,201)                                 0

                                                     ------------------------           ------------------------
Balance at end of year                                     $375,834,110                       $146,310,937
                                                     ------------------------           ------------------------
                                                     ------------------------           ------------------------



                                     F-8.3

J.C. NICHOLS COMPANY AND SUBSIDIARIES
REAL ESTATE AND ACCUMULATED DEPRECIATION ROLLFORWARDS
YEAR ENDED DECEMBER 31, 1994


                                                        Real Estate Assets              Accumulated Depreciation
                                                     ------------------------           ------------------------
Balance at beginning of year                               $365,840,003                       $126,832,234

Additions during year:
   Acquisitions                                             45,210,729                           626,213
   Construction and tenant improvements                     14,580,346                              0
   Depreciation and amortization expense                    (6,857,025)                        10,644,975

Deductions during year:
   Cost of real estate sold                                (12,925,339)                        (1,025,975)
   Valuation allowances and write-offs                     (24,666,781)                             0

                                                     ------------------------           ------------------------
Balance at end of year                                     $381,181,933                       $137,077,447
                                                     ------------------------           ------------------------
                                                     ------------------------           ------------------------


                                     F-8.4

J.C. NICHOLS COMPANY AND SUBSIDIARIES
MORTGAGE LOANS ON REAL ESTATE
DECEMBER 31, 1996


                                                                                                                          Principal
                                                                                                                        amount loans
                                                                                                                         subject to
                                                                                                                         delinquent
                         Interest          Maturity           Periodic            Prior      Face Amt     Carrying Amt  principal or
Description                Rate              Date            Pymt. Term           Liens     of Mortgage    of Mortgage    interest
------------------------------------------------------------------------------------------------------------------------------------
Landing Ventures
Shopping Center
Kansas City, MO      Prime adj. qtrly       8/15/98        Varying amounts          0       $3,255,000     $2,993,911        $0
                                                        over life to maturity

Lemons Descendents
Shopping Center
Kansas City, MO             11%            11/30/01         Level monthly           0          750,000        681,105         0
                                                              at $7,741
                                                         Balloon at maturity
Rayman, Steven M.                                            of $564,556
Apartments
Merriam, KS                 7%              12/1/02         Level monthly           0       11,750,000     10,826,413         0
                                                             at $87,000
                                                         Balloon at maturity
                                                            of $8,736,325
Construction loans
on single family
residences                10.50%         3/97 to 6/97            N/A               N/A          N/A         3,032,176       807,154



Other misc. mortgages   0% to 9.5%       1/97 to 9/99            N/A               N/A          N/A           383,194        31,988
                                                                                           -----------------------------------------

   Totals                                                                                   $15,755,000   $17,916,799      $839,142
                                                                                           -------------                ------------
                                                                                           -------------                ------------

                                                                      Reserve for uncollectible accounts     (905,397)
                                                                                                          ------------
                                                                                                          $17,011,402
                                                                                                          ------------
                                                                                                          ------------


                                     F-9.1

J.C. NICHOLS COMPANY AND SUBSIDIARIES
ROLLFORWARD OF MORTGAGE LOANS ON REAL ESTATE
YEAR ENDED DECEMBER 31, 1996


     Balance at beginning of year                                            $  21,337,384

          Additions during year:
               New mortgage loans                                                4,649,693



          Deductions during year:
               Collections of principal                                         (7,918,608)
               Write-offs                                                         (151,670)



                                                                              ------------
     Balance at end of year                                                  $  17,916,799
                                                                              ------------
                                                                              ------------

                                                                        December 31,
                                                                --------------------------
                                                                    1995           1996
                                                                --------------------------
          Gross Balance                                       $  21,337,384  $  17,916,799
          Reserve for uncollectible accounts                     (1,468,218)      (905,397)

                                                                --------------------------
                                                              $  19,869,166  $  17,011,402
                                                                --------------------------
                                                                --------------------------


                                     F-9.2

J.C. NICHOLS COMPANY AND SUBSIDIARIES
ROLLFORWARD OF MORTGAGE LOANS ON REAL ESTATE
YEAR ENDED DECEMBER 31, 1995



     Balance at beginning of year                                            $  24,332,412

          Additions during year:
               New mortgage loans                                                4,591,994


          Deductions during year:
               Collections of principal                                         (5,065,068)
               Settlement expense items (see financial statement note 16)       (2,271,954)
               Write-offs                                                         (250,000)




                                                                             -------------
     Balance at end of year                                                  $  21,337,384
                                                                             -------------
                                                                             -------------

                                                                         December 31,
                                                                --------------------------
                                                                    1994           1995
                                                                --------------------------
          Gross Balance                                       $  24,332,412  $  21,337,384
          Reserve for uncollectible accounts                       (400,000)    (1,468,218)

                                                                --------------------------
                                                              $  23,932,412  $  19,869,166
                                                                --------------------------
                                                                --------------------------


                                     F-9.3

J.C. NICHOLS COMPANY AND SUBSIDIARIES
ROLLFORWARD OF MORTGAGE LOANS ON REAL ESTATE
YEAR ENDED DECEMBER 31, 1994

     Balance at beginning of year                                            $  28,590,695

          Additions during year:
               New mortgage loans                                                9,362,703



          Deductions during year:
               Collections of principal                                        (13,620,986)
               Write-offs                                                            -



                                                                              ------------
     Balance at end of year                                                  $  24,332,412
                                                                              ------------
                                                                              ------------

                                                                        December 31,
                                                                --------------------------
                                                                    1993           1994
                                                                --------------------------
          Gross Balance                                       $  28,590,695  $  24,332,412
          Reserve for uncollectible accounts                       (192,260)      (400,000)

                                                                --------------------------
                                                              $  28,398,435  $  23,932,412
                                                                --------------------------
                                                                --------------------------


                                     F-9.4

J.C. NICHOLS COMPANY AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
YEAR ENDED DECEMBER 31, 1996



                                                           Balance at      Charged to
                                                          beginning of      costs and                  Balance at end
                 Description                                  year          expenses      Write -offs      of year
---------------------------------------------------------------------------------------------------------------------
Valuation Reserve - Revenue producing property           $  16,715,475  $    (961,489)  $  (5,351,654) $  10,402,332

Valuation Reserve - Land and improvements inventory          4,983,443                                     4,983,443

Valuation Reserve - Marketable equity securities                85,000                                        85,000

Valuation Reserve - Notes and accounts receivable            5,143,001       (102,833)     (1,543,831)     3,496,337

Valuation Reserve - Investments in real estate
                    partnerships                             1,216,839                                     1,216,839

                                                          ------------   ------------    ------------   ------------
      Totals                                             $  28,143,758  $  (1,064,322)  $  (6,895,485) $  20,183,951
                                                          ------------   ------------    ------------   ------------
                                                          ------------   ------------    ------------   ------------

                                     F-10.1

J.C. NICHOLS COMPANY AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
YEAR ENDED DECEMBER 31, 1995


                                                           Balance at      Charged to
                                                          beginning of      costs and    Charged to                  Balance at end
                 Description                                  year          expenses   other accounts*  Write -offs      of year
-----------------------------------------------------------------------------------------------------------------------------------
Valuation Reserve - Revenue producing property           $  15,025,400  $   1,830,000  $           0  $    (139,925) $  16,715,475

Valuation Reserve - Land and improvements inventory          4,696,242        287,201              0              0      4,983,443

Valuation Reserve - Property held for future development     1,327,450              0     (1,327,450)             0              0

Valuation Reserve - Marketable equity securities                     0         85,000              0              0         85,000

Valuation Reserve - Notes and accounts receivable            4,259,930      2,380,750              0     (1,497,679)     5,143,001

Valuation Reserve - Prepaid expenses                         1,208,631              0     (1,208,631)             0              0

Valuation Reserve - Investments in real estate
                    partnerships                             1,360,239              0        (68,400)       (75,000)     1,216,839

Valuation Reserve - Minority interest                          952,474              0       (952,474)             0               0

                                                          ------------   ------------   ------------   ------------   ------------
      Totals                                             $  28,830,366  $   4,582,951  $  (3,556,955) $  (1,712,604) $  28,143,758
                                                          ------------   ------------   ------------   ------------   ------------
                                                          ------------   ------------   ------------   ------------   ------------


* These amounts were taken as credits to valuation allowance expense as the Company was released from the assets and liabilities (net liability position) of a consolidated affiliate during 1995.

                                     F-10.2

J.C. NICHOLS COMPANY AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
YEAR ENDED DECEMBER 31, 1994


                                                           Balance at      Charged to
                                                          beginning of      costs and    Charged to                  Balance at end
                 Description                                  year          expenses   other accounts   Write -offs      of year
-----------------------------------------------------------------------------------------------------------------------------------
Valuation Reserve - Revenue producing property           $     443,512  $  14,581,888  $           0  $           0  $  15,025,400

Valuation Reserve - Land and improvements inventory            137,799      4,558,443              0              0      4,696,242

Valuation Reserve - Property held for future development             0      1,327,450              0              0      1,327,450

Valuation Reserve - Notes and accounts receivable            1,195,894      3,064,036              0              0      4,259,930

Valuation Reserve - Prepaid expenses                                 0      1,208,631              0              0      1,208,631

Valuation Reserve - Investments in real estate
                    partnerships                                     0      1,360,239              0              0      1,360,239

Valuation Reserve - Minority interest                                0        952,474              0              0        952,474

                                                          ------------   ------------   ------------   ------------   ------------
      Totals                                             $   1,777,205  $  27,053,161  $           0  $           0  $  28,830,366
                                                          ------------   ------------   ------------   ------------   ------------
                                                          ------------   ------------   ------------   ------------   ------------


                                     F-10.3

J. C. NICHOLS COMPANY
MORTGAGES PAYABLE
DECEMBER 31, 1996


                                                                        BALANCE
                                                       MATURITY    OUTSTANDING AS OF
           PROPERTY               LENDER OR TRUSTEE      DATE          12/31/96                    INTEREST RATE
----------------------------------------------------------------------------------------------------------------------------
    Millcreek Block                Principal Mutual    12/13/13      $ 2,672,491      Fixed at 8% until 2004;  rate adjusted
                                                                                            by holder at 2004 and 2009

    Swanson Block                  Principal Mutual    12/13/13      $ 3,715,414                         "

    Hall's Building                Principal Mutual    12/13/13      $ 1,694,750                         "

    Theatre Block                  Principal Mutual    12/13/13      $ 5,670,895                         "

    Triangle Block                 Principal Mutual    12/13/13      $ 1,759,933                         "

    Balcony Block                  Principal Mutual    12/13/13      $ 3,845,779                         "

    Plaza Central                  Principal Mutual    12/13/13      $ 1,564,385                         "

    Nichols Block                  Principal Mutual    12/13/13      $ 3,259,135                         "

    Time Block                     Principal Mutual    12/13/13      $12,123,982                         "

    Esplanade Block                Principal Mutual    12/13/13      $ 7,887,106                         "

    Plaza Savings South            Principal Mutual    12/13/13      $ 2,020,664                         "

    48th & Penn                    Principal Mutual    12/13/13      $ 1,825,116                         "

    Court of the Penguins          Principal Mutual    12/13/13      $ 2,737,673                         "

    Seville Shops West             Principal Mutual    12/13/13      $ 2,346,577                         "

    Seville Square                 Principal Mutual    12/13/13      $ 6,192,356                         "

    Park Plaza                     Principal Mutual    12/13/13      $ 5,866,443                         "

    Mission Valley Apartments      Royal Neighbors     07/01/11      $ 1,206,864                       7.875

    Corinth Office Building        Member Life Ins.    09/01/06      $   991,234                       7.950

    Nichols Building               CUNA Mutual         09/01/06      $ 1,050,708                       7.950


                                      AMORTIZATION       BALANCE DUE
     PREPAYMENT PROVISIONS               PERIOD          AT MATURITY
----------------------------------------------------------------------
   Greater of 1% of principal or        20 years       Fully Amortized
 a calculated re-investment yield

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized


                 *                      15 years       Fully Amortized


                 *                      10 years       Fully Amortized


                 *                      10 years       Fully Amortized




                                                                       BALANCE
                                                                     OUTSTANDING
                                                       MATURITY         AS OF
           PROPERTY               LENDER OR TRUSTEE      DATE         12/31/96                    INTEREST RATE
--------------------------------------------------------------------------------------------------------------------------
    Trailwood III Shops            Bank Midwest        05/01/21      $   892,500         Monthly weighted average plus 2%

    Bannister Business Center      Bank Midwest        05/01/21      $ 1,260,000         Monthly weighted average plus 2%

    Regency House                  Mercantile Bank     07/07/99      $ 3,478,000                   Prime + 1/4%

    Sulgrave                       Mercantile Bank     07/07/99      $ 5,212,000                   Prime + 1/4%

    Tropicana Building             Barnett Bank        03/27/01      $   425,000                   Prime + 1/4%

    Corinth Place                  Boatmens Bank       12/01/15      $ 4,500,000          Lower floater, adjusted monthly

    Coach House South              Boatmens Bank       12/01/15      $20,000,000          Lower floater, adjusted monthly

    Coach House                    U. S. Trust         05/01/15      $ 8,000,000          Lower floater, adjusted monthly

    Fairway North                  U. S. Trust         11/01/14      $ 4,500,000          Lower floater, adjusted monthly

(1) Two Brush Creek Plaza          Lincoln National    01/01/02      $ 6,896,318                       8.000%


    Brookside Shops                Lutheran            01/01/11      $ 4,396,235                      10.500%



    Prairie Village Shops          Lutheran            01/01/11      $11,447,460                      10.500%



    Rental Houses                  Mages               05/01/04      $    26,208                      8.000%


    Neptune Apartments             Lutheran            01/01/99      $ 3,572,977                      9.875%


    Quivira Business Park          Commerce Bank       08/01/98      $ 2,000,000                      9.800%
    Buildings J, K and L

    Corinth Square Shops           Farm Bureau         04/01/02      $ 7,197,141                      9.375%


                                      AMORTIZATION       BALANCE DUE
     PREPAYMENT PROVISIONS               PERIOD          AT MATURITY
-------------------------------------------------------------------------
               None                      35 years         Fully Amortized

               None                      35 years         Fully Amortized

               None                    168,000 per year   $     3,202,000

               None                    252,000 per year   $     4,798,000

               None                       9 years         Fully Amortized

Administrative costs for early call    Interest Only      $     4,500,000

Administrative costs for early call    Interest Only      $    20,000,000

Administrative costs for early call    Interest Only      $     8,000,000

Administrative costs for early call    Interest Only      $     4,500,000

Requires lender's approval and           25 years         $     5,001,164
payment of all contingent interest

In the first ten years additional        20 years         Fully Amortized
charge at re-investment rate.
Beginning in 11th year 5% of
principal, declining by
1/2% each year thereafter

In the first ten years additional        20 years         $     9,516,048
charge at re-investment rate.
Beginning in 11th year 5% of
principal, declining by
1/2% each year thereafter

               None                      10 years         Fully Amortized

Beginning in 4th year, 5% of             30 years         $     3,497,643
principal and declining 1%
each year to a minimum of 2%

Administrative costs for               Interest Only      $     2,000,000
early call


Beginning in 8th year,                   20 years         $     5,853,074
greater of 1%  of principal
or calculated reinvestment yield





                                                                        BALANCE
                                                       MATURITY    OUTSTANDING AS OF
           PROPERTY               LENDER OR TRUSTEE      DATE          12/31/96                    INTEREST RATE
----------------------------------------------------------------------------------------------------------------
    Corinth Shops South            Farm Bureau         04/01/02    $   2,029,963                      9.375%


    Kenilworth Apartments          Aegon               05/01/97    $   5,842,921                      9.250%


    Red Bridge Professional
    Building                       NYLIC               07/10/98    $     675,730                      9.125%


    Fairway West Office Center     Commerce Bank       03/01/03    $   4,775,000                      9.000%


    Oak Park Bank Building         NYLIC               01/10/03    $     495,575                      8.875%


    Quivira Business Park          Northland Financial 01/01/99    $     210,256                      8.875%
    Buildings A, C, D, and WE

    Quivira Business Park          Northland Financial 11/01/88    $     601,828                      8.750%
    Buildings E, F, G and H

    Corinth Paddock Apartments     NYLIC               05/10/99    $     509,166                      8.500%


(1) 4900 Main Building             KPERS               02/01/21    $  23,154,737                      9.375%

    Vacant Lots - Penn Plaza       Bright              12/01/99    $      25,852                      8.000%

    Corinth Executive Building     NYLIC               10/01/02    $     445,242                      8.000%

    Fairway Shops                  USG Annuity         02/01/06    $   2,445,261                      7.650%

    Winwood Apartments             Iowa Finance        11/01/15    $  23,000,000          Lower floater,  adjusted weekly
                                   Authority

    Neptune Building               Iowa Finance        09/01/15    $   6,000,000          Lower floater, adjusted weekly
                                   Authority

    Shannon Valley Shops           Principal Mutual    11/01/96    $   5,394,742                      9.750%

    Manufactured Homes Plant       Commerce Bank       12/01/99    $   4,800,000          Lower floater, adjusted weekly


                                      AMORTIZATION       BALANCE DUE
     PREPAYMENT PROVISIONS               PERIOD          AT MATURITY
-------------------------------------------------------------------------
Beginning in 8th year, greater           20 years            $  1,650,867
of 1% of principal or a calculated
reinvestment yield

Beginning in 38th month, greater of      20 years            $  5,842,921
1% of principal or re-investment
yield.

Beginning in 14th year, 5% of            25 years            $    617,578
principal declining 1/4% per year

Redeemable on 3/1/98 and thereafter      20 years            $  1,775,000
on interest payment dates declining
from 102% to 100% of principal

Beginning in 11th year,  5% of           25 years         Fully Amortized
principal declining 1/4% per year

Beginning in 11th year,  5% of           27 years            $    101,228
principal declining 1/2 of 1% per
year to not less than 1%

Beginning in 11th year, 5% of            25 years            $    527,720
principal declining 1/2 of 1% per
year to not less than 1%

Beginning in 11th year,  5% of           25 years         Fully Amortized
principal declining 1/2% per year
to a minimum of 1% thereafter

               None                      20 years         Fully Amortized

               None                      25 years         Fully Amortized

Beginning in 11th year 3% of principal   30 years         Fully Amortized
declining 1/2% per year to 1%

Greater of 1% of principal on a
calculated reinvestment yield            20 years           $   2,068,324

Redeemable at rates declining from     Interest Only        $  23,000,000
102% to 100% of principal

Redeemable at rates declining from     Interest Only        $   6,000,000
102% to 100% of principal

Greater of 1% of principal on a
calculated reinvestment yield            30 years           $   5,394,742

Redeemable at rates declining from     Interest Only        $   4,800,000
103% to 100% of principal





                                                                        BALANCE
                                                       MATURITY    OUTSTANDING AS OF
           PROPERTY               LENDER OR TRUSTEE      DATE          12/31/96                    INTEREST RATE
----------------------------------------------------------------------------------------------------------------
     Highland and Crestwood             Cigna          12/01/02    $      8,697,364                   8.290%
     Buildings

     Sunset, Veridian,                  Cigna          12/01/02    $     21,922,784                   8.290%
     Edgewater,and Waterford
     Buildings

     Bay Plaza Shops            Colonial Hotel, Inc.   08/21/00    $        800,000                   9.000%

     Bay Plaza Shops            Princess Mary Hotel    08/21/00    $        307,200                   9.000%
                                Co., Inc.

     Alameda Towers                Boatmen's Bank      06/01/97    $      3,539,981                    Prime
     Condominiums

     Land under ground lease         Cigna Corp.       03/01/09    $     19,000,000                   9.050%

     Park Central Building I       Hibernia Bank        9/30/97    $     13,910,667                   9.000%

     Park Central Building II       Midland Bank       10/15/99    $      3,466,871      Boatmen's corporate rate plus 1%;
                                                                                             adjusted 11/15 each year

     Park Central Building II         F.D.I.C.          9/1/99     $        874,731     Boatmen's corporate rate plus .5%;
                                                                                              adjusted 9/1 each year

(1)  Preference Items                                              $      4,026,458

                                                                   ----------------
                               Total mortgages payable             $    309,187,673
                                                                   ----------------
                                                                   ----------------

(1) See discussion in Note 8 to the Consolidated Financial Statements and Management's Discussion and Analysis - Liquidity and Capital Resources.

                                      AMORTIZATION       BALANCE DUE
     PREPAYMENT PROVISIONS               PERIOD          AT MATURITY
-------------------------------------------------------------------------

               None                      25 years           $   7,918,383

               None                      25 years           $  19,737,955

               None                      10 years           $     800,000

               None                      10 years           $     307,200

                                          Tied to
                                        Condominium
               None                         Sales           $   3,353,981

Beginning in 9th year, 1% plus           25 years           $  17,429,339
yield maintenance


               None                      20 years           $  13,409,016

               None                      20 years           $   3,347,109

               None                      20 years           $     854,484

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        J.C. NICHOLS COMPANY



                                        By:  /s/ BARRETT BRADY
                                           --------------------------
                                                Barrett Brady
                                                Chief Executive Officer and
                                                President

     Pursuant to the requirements of the Securities Exchange Act of 1934, this Amendment has been signed below by the following persons in the capacities and on the dates indicated:


        SIGNATURE                         POSITION                        DATE
        ---------                         --------                        ----


/s/ WILLIAM K. HOSKINS*       Chairman of the Board            April 16, 1997
------------------------      and Director
William K. Hoskins

/s/ BARRETT BRADY             President, Chief Executive       April 16, 1997
------------------------      Officer and Director
Barrett Brady

/s/ KAY N. CALLISON*          Director                         April 16, 1997
------------------------
Kay N. Callison

/s/ MARK C. DEMETREE*         Director                         April 16, 1997
------------------------
Mark C. Demetree

/s/ JOHN A. OVEL*             Director                         April 16, 1997
------------------------
John A. Ovel

/s/ CLARENCE L. ROEDER*       Director                         April 16, 1997
------------------------
Clarence L. Roeder

/s/ THOMAS J. TURNER, III*    Director                         April 16, 1997
------------------------
Thomas J. Turner, III

/s/ MARK A. PETERSON*         Vice President,
------------------------      Chief Financial                  April 16, 1997
Mark A. Peterson              Officer and
                              Treasurer (Principal
                              Accounting Officer)



* Signed pursuant to Power of Attorney provided on signature page of registrant's Registration Statement on Form 10.

                                  EXHIBIT INDEX


Exhibit No.
-----------

*3.1                      The Articles of Incorporation of the Company

*3.2                      The Bylaws of the Company

*4.1                      The Articles of Incorporation of the Company
                               (Included in Exhibit 3.1)

*4.2                      The Bylaws of the Company (Included in Exhibit 3.2)

*10.1(a)                  Amendment to and Restatement of J.C. Nichols Company
                               Employee Stock Ownership Plan

*10.1(b)                  First Amendment to the Amended and Restated
                               J.C. Nichols Company Employee Stock
                               Ownership Plan

*10.1(c)                  Third Amendment to the Amended and Restated
                               J.C. Nichols Company Employee Stock
                               Ownership Plan

*10.2(a)                  Amendment to and Restatement of J.C. Nichols
                               Employee Stock Ownership Trust

*10.2(b)                  First Amendment to the Amended and Restated
                               J.C. Nichols Company Employee Stock
                               Ownership Trust

*10.3(a)                  Real Estate Contract of Sale (between J.C. Nichols
                               Company and Synergy Development Alliance, L.C.)

*10.3(b)                  Amendment to Real Estate Contract of Sale

*10.3(c)                  Second Amendment to Real Estate Contract of Sale

*10.3(d)                  April 25, 1995 Letter Agreement [constituting third
                               amendment to Real Estate Contract for Sale]

*10.3(e)                  May 11, 1995 Letter Agreement [constituting fourth
                               amendment to Real Estate Contract of Sale]

*10.4(a)                  Secured Promissory Note - Note A

*10.4(b)                  Secured Promissory Note - Note B

*10.4(c)                  Deed of Trust, Security Agreement and Assignment of
                               Rents

*10.4(d)                  Assignment of Leases and Rents

*10.5                     Hotel Management Fee Participation Sale Agreement

*10.6                     Restated Joint Venture Agreement

Exhibit No.
-----------

*10.7                     J.C. Nichols Company 1996 Stock Option Plan,
                               Amended and Restated Effective May 30, 1996

*10.8                     Form of Indemnification Agreement entered into between
                               the Company and each of the members of the Board of Directors and certain Officers

*10.9                     Form Employment Agreement between the Company and
                               Certain Officers

*10.10                    Employment Agreement between the Company and
                               Mr. Brady, President and Chief Executive Officer of the Company

*10.11                    Settlement Agreement between the Company and
                               Deloitte & Touche LLP

*10.12                    Stock Purchase Agreement among the Company, AHI
                               Metnall L.P., John Simon, and James W. Quinn.

 16.1                     Letter re:  Change in Certifying Accountant

*21.1                     List of Subsidiaries and Affiliates of the Company

*24.1                     Power of Attorney for the members of the Board of
                               Directors and certain Officers of the Company (Included in Signature Pages to the Registration Statement)

*27.1                     Financial Data Schedule

*99.1                     Settlement Agreement and Mutual Releases as
                               of June 30, 1995


* Previously provided with Registration Statement on Form 10 and amendments thereto.